   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2000



                                                      REGISTRATION NO. 333-95107

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            ACLARA BIOSCIENCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

               DELAWARE                                 3826                                94-3222727
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                                1288 PEAR AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JOSEPH M. LIMBER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            ACLARA BIOSCIENCES, INC.
                                1288 PEAR AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 210-1200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------


                                   COPIES TO:

                 MICHAEL W. HALL, ESQ.                                    JOHN T. SHERIDAN, ESQ.
                LAURA I. BUSHNELL, ESQ.                                    JAY D. HANSEN, ESQ.
                 CHRISTINA Y. LAI, ESQ.                                   DEANNA M. BUTLER, ESQ.
                    LATHAM & WATKINS                              WILSON SONSINI GOODRICH & ROSATI P.C.
                 135 COMMONWEALTH DRIVE                                     650 PAGE MILL ROAD
              MENLO PARK, CALIFORNIA 94025                             PALO ALTO, CALIFORNIA 94304
                     (650) 328-4600                                           (650) 493-9300


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                     CALCULATION OF REGISTRATION FEE CHART


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                  AMOUNT TO BE       PROPOSED MAXIMUM PRICE    AGGREGATE OFFERING    AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED            REGISTERED(1)            PER SHARE(2)              PRICE(2)                 FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $0.001 PAR VALUE...        10,350,000                $15.00               $155,250,000              $40,986
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Includes 1,350,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.


(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.


(3) $25,806 of this fee has already been paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


Subject to Completion, Dated February 22, 2000


LOGO

--------------------------------------------------------------------------------

9,000,000 SHARES

COMMON STOCK
--------------------------------------------------------------------------------


This is the initial public offering of ACLARA BioSciences, Inc., and we are
offering                shares of our common stock. We anticipate the initial
public offering price will be between $13.00 and $15.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol "ACLA."



PE Biosystems, one of our strategic partners and a significant stockholder, has indicated an interest in purchasing up to $5,000,000 of shares in this offering. Any sales to PE Biosystems will be made at the initial public offering price concurrent with the public offering.



INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                UNDERWRITING
                                    PUBLIC OFFERING            DISCOUNTS AND              PROCEEDS TO
                                         PRICE                  COMMISSIONS                  ACLARA
Per Share                        $                         $                         $
Total                            $                         $                         $


We have granted the underwriters the right to purchase up to 1,350,000 additional shares to cover any over-allotments.


                          Joint Book-Running Managers
DEUTSCHE BANC ALEX. BROWN                                WARBURG DILLON READ LLC

                           U.S. BANCORP PIPER JAFFRAY

THE DATE OF THIS PROSPECTUS IS                , 2000

                               [INSIDE FRONT COVER]


                       [Photograph of ACLARA microfluidic
                        array chip, held in human hand]


                                  APPLICATIONS

                      Genomics                          Drug Discovery
                      --------                          --------------
             - DNA Sequencing                  - Ultra/high throughput screening
             - Gene Expression analysis        - Assay development
             - Genotyping/SNP analysis         - Secondary screening

                                     Future
                                     ------
                - Industrial process control and sensing systems
                - Clinical diagnostics

  ____________________________________________________________________________

                           [INSIDE FOLDOUT PANEL #1]
                                 DNA Sequencing


-------------------------                             -------------------------


       [IMAGE]                                               [IMAGE]


-------------------------                             -------------------------
       ACLARA                                          Image of DNA Sequencing
    LabCard Chip                                       Experimental Data Using
                                                        ACLARA LabCard Chips
                                                      (700 bases in 20 minutes)

  ____________________________________________________________________________

                           [INSIDE FOLDOUT PANEL #2]

                              EXPRESSION PROFILING
                                     USING
                            MICROFLUIDIC ARRAY CHIPS
                                     ACROSS
                               LARGE SAMPLE SETS

                                   [IMAGE]
                                 CONVENTIONAL
   ONE SAMPLE        ----->     DNA MICROARRAY     ----->     MULTIPLE GENES/SNPs
                                                               FROM ONE SAMPLE

                                    [IMAGE]
   MANY SAMPLES      ----->         ACLARA         ----->     MULTIPLE GENES/SNPs
                                 MICROFLUIDIC                   PER SAMPLE
                                  ARRAY CHIP

          (Two schematics comparing ACLARA microfluidic array chip to
                              DNA microarray chip)

  ____________________________________________________________________________

                               PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information regarding our company and our common stock being sold in this offering and our financial statements and the notes to our financial statements appearing elsewhere in this prospectus before making an investment decision. You should also carefully consider the information discussed in "Risk Factors."


                               ACLARA BIOSCIENCES


     We are a leading microfluidics, or lab-on-a-chip, company with access to the wide range of technology and intellectual property required to broadly address the market for genomics, or RNA and DNA analysis, and pharmaceutical drug screening. We use microfluidics, the movement of small volumes of fluids through microscopic channels to perform various laboratory measurements on a chip the size of a credit card. We believe we have obtained broad access to the genomics market by combining our technology with the intellectual property and market position of our strategic collaborators, in particular, PE Biosystems.



     We are developing multiple products to address both the genomics and pharmaceutical drug screening markets based on our proprietary microfluidics technology that allow researchers to rapidly perform large numbers of chemical and biological measurements in a miniaturized, automated format. In collaboration with our strategic partners, we are developing analytical instruments that will utilize our LabCard chip products. We believe that these LabCard systems will provide at least a ten-fold improvement in efficiency and enhanced accuracy for a wide range of laboratory analyses, at a lower cost per measurement than current analytical systems. We intend to commercially introduce our initial product, the Oasis LabCard chip, in late 2000.



     We have formed strategic partnerships to commercialize our products with PE Biosystems and Packard BioScience, leading providers of analytical systems for genomics and pharmaceutical drug screening. We are combining our proprietary microfluidics technology with their broad platform of technologies, including reagents, analysis methods, instrumentation and software. We also plan to use the marketing, sales and distribution strengths of our current and future partners to successfully commercialize our products.


                               OUR TARGET MARKETS


     We are developing our technologies to address rapidly growing markets in the life sciences industry, such as genomics and pharmaceutical drug screening. We also believe our technologies have applications across other industries, including chemical processing, environmental and food testing and clinical diagnostics.


                          OUR TECHNOLOGY AND PRODUCTS


     Our microfluidic chip technology enables us to move various fluids and materials, using electric fields, through networks of interconnected channels, each the width of a human hair. We design these networks in a grid or array format, enabling researchers to perform multiple measurements in parallel on our LabCard chips. Our microfluidic approach enables the rapid and accurate measurement, dispensing and mixing of reagent volumes many times smaller than what researchers commonly use today. In this manner, we can precisely manipulate a variety of fluids, including those that contain whole cells, cell fragments or magnetizable particles, using computerized controls with no moving parts or valves.


     We are currently developing multiple products for the genomics and pharmaceutical drug screening markets. We believe that our products will offer researchers several key benefits:


     - Greater Flexibility in Chip Design and Use. We produce most of our chips using advanced plastic materials and proprietary manufacturing processes. We believe that our single-use plastic chips offer substantial advantages over glass chips, including the avoidance of carryover contamination from one measurement to the next, and lower manufacturing costs.


     - Higher Throughput and Avoidance of Cross Contamination. We have designed chips that contain arrays of microfluidic networks, where each network enables analysis of a different sample. This approach increases throughput and avoids cross contamination of different reactions on the same chip.


     - Greater Information Content. Our LabCard chips and proprietary reagents allow researchers to obtain more information from each measurement than is currently possible with standard methods.



     - Faster Analysis. Our LabCard chips allow researchers to perform most measurements faster than with conventional instrument systems. For example, we can determine the sequence of a DNA strand in less than 20 minutes on our LabCard chips. A similar experiment often requires over two hours on currently available systems.



     - Increased Efficiency and Higher Data Quality. Our LabCard chips decrease the amount of manual labor required and reduce the potential for variability and error.



     - Reduced Reagent Cost. Our chips perform measurements on very small volumes of material, enabling significant reductions in the amounts of sample and reagents required for a test.


                                  OUR STRATEGY

     Our objective is to be the leading provider of microfluidic chips to large, fast-growing segments of the genomics and pharmaceutical drug screening markets where the information sought is of high value to customers. Key elements of our strategy include:


     - Partnering With Industry Leaders for Instrument Development, Manufacturing and Commercialization. We intend to use the instrumentation, software, chemistry expertise and distribution strengths of our partners, such as PE Biosystems, to accelerate the development and commercialization of our products.



     - Leveraging Our Intellectual Property With That of Our Partners. Our broad patent portfolio includes over 80 patents and patent applications. We also benefit from the intellectual property portfolio of our strategic partners, enabling us to broadly address the genomics and pharmaceutical drug screening markets.



     - Generating Recurring, High Margin Revenue. We expect that most LabCard systems sold will generate recurring revenue from sales of single-use disposable LabCard chips. We are developing proprietary manufacturing processes for the cost-effective production of these plastic LabCard chips.



     - Enhancing the Value of LabCard Systems With Proprietary Reagents. We intend to integrate proprietary reagents developed by us and our strategic partners to significantly enhance the flexibility and utility of our LabCard systems.

                                  OUR HISTORY


     We were formed by a spin-off transaction from Soane Technologies, Inc., which was incorporated in 1991 and subsequently changed its name to 2C Optics, Inc. We were incorporated in Delaware in 1995 under the name Soane BioSciences, Inc. and changed our name to ACLARA BioSciences, Inc. in 1998. Our principal executive offices are located at 1288 Pear Avenue, Mountain View, California 94043, and our telephone number is (650) 210-1200. Our website is located at www.aclara.com. Information contained in our website is not a part of this prospectus. LabCard, ACLARA and eTAGs are trademarks of ACLARA BioSciences, Inc. All other trademarks used in this prospectus are the property of their respective owners.


                                  THE OFFERING


Common stock offered by ACLARA.....    9,000,000 shares


Common stock to be outstanding
after this offering................    31,172,995 shares


Use of proceeds....................    For research and development activities,
                                       for financing possible acquisitions and
                                       investments in technology as well as for working capital and other general corporate purposes.

Proposed Nasdaq National Market
symbol.............................    ACLA


     The number of shares of common stock to be outstanding after this offering is based on 22,172,995 shares outstanding on December 31, 1999. This number assumes the conversion into common stock of all of our preferred stock outstanding on that date and excludes:



     - 5,014,004 shares of common stock reserved for issuance under our stock plans as of December 31, 1999, of which options to purchase 2,891,064 shares were outstanding as of December 31, 1999 at a weighted average exercise price of $0.44 per share;



     - 538,472 shares of common stock that may be issued upon exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $1.32 per share;



     - an additional 1,290,000 shares of common stock reserved for issuance under our Amended and Restated 1997 stock plan, approved by the board in February 2000;



     - 450,000 shares of common stock reserved for issuance under our employee stock purchase plan, approved by the board in February 2000, to be effective upon the closing of this offering; and



     - 1,547,271 shares of common stock issued upon the exercise of options between January 1, 2000 and February 11, 2000; and



     - 154,557 shares of common stock issuable upon exercise of Series D warrants.


                            ------------------------

     Unless otherwise indicated, information in this prospectus assumes the following:


     - the conversion of each outstanding share of our convertible preferred stock into one share of our common stock upon the closing of this offering;

     - a 3-for-2 stock split to be completed before the closing of this offering;


     - the filing of our amended and restated certificate of incorporation immediately following the closing of this offering to increase our authorized common stock and decrease our authorized preferred stock; and

     - the underwriters have not exercised their option to purchase additional shares.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                PERIOD FROM
                                                 INCEPTION
                                                  (MAY 5,
                                                   1995)
                                                  THROUGH             YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,    --------------------------------------
                                                   1995         1996      1997      1998       1999
                                               -------------   -------   -------   -------   --------
STATEMENTS OF OPERATIONS DATA:
Total revenue................................    $    393      $ 1,324   $ 2,649   $ 1,353   $  2,936
Operating expenses...........................         879        2,302     4,649     6,745     11,253
                                                 --------      -------   -------   -------   --------
Loss from operations.........................        (486)        (978)   (2,000)   (5,392)    (8,317)
Interest income (expense), net...............          31           22         2      (130)       160
                                                 --------      -------   -------   -------   --------
Net loss.....................................    $   (455)     $  (956)  $(1,998)  $(5,522)  $ (8,157)
                                                 ========      =======   =======   =======   ========
Net loss attributable to common
  stockholders...............................    $   (468)     $(1,157)  $(2,299)  $(6,011)  $(18,446)
                                                 ========      =======   =======   =======   ========
Net loss per common share, basic and
  diluted....................................    $(234.00)     $(21.83)  $ (4.02)  $ (5.03)  $ (11.85)
                                                 ========      =======   =======   =======   ========
Shares used in computing net loss per common
  share, basic and diluted...................           2           53       572     1,196      1,556
                                                 ========      =======   =======   =======   ========
Pro forma net loss per share, basic and
  diluted (unaudited)........................                                                $  (0.64)
                                                                                             ========
Shares used in computing pro forma net loss
  per share, basic and diluted (unaudited)...                                                  20,546
                                                                                             ========



                                                                 DECEMBER 31, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents and marketable securities.........  $ 13,729    $    13,729
Working capital.............................................    12,056         12,056
Total assets................................................    20,574         20,574
Capital lease obligations, less current portion.............       284            284
Loans payable, less current portion.........................     3,087          3,087
Mandatorily redeemable convertible preferred stock..........    40,973             --
Total stockholders' equity (deficit)........................   (26,492)        14,481

                                  RISK FACTORS

     This offering involves a high degree of risk. You should consider carefully the risks described below and the other information in this prospectus before deciding to purchase shares of our common stock. Any of these risk factors could materially and adversely affect our business, financial condition, results of operations and future growth prospects. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also impair our business, financial condition, results of operations and future growth prospects. See "Special Note Regarding Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE.


     Since we were founded in May 1995, we have engaged primarily in organizational and research and development efforts. We have incurred operating losses every year, and we may never achieve profitability. Net losses for the years ended December 31, 1997, 1998 and 1999 were $2.0 million, $5.5 million, and $8.2 million, respectively. As of December 31, 1999, we had an accumulated deficit of $22.6 million. Our losses have resulted principally from costs incurred in connection with our research and development activities and from general and administration costs associated with our operations.


     We have not commercially launched any LabCard products to date and do not expect to do so until late 2000. Our ability to generate revenues from product sales or to achieve profitability is dependent on our ability, alone or with our collaborative partners, to successfully and timely design, develop, manufacture and commercialize our microfluidic systems. Our revenue to date has been generated principally from collaborative research and development agreements, technology access fees, interest on cash and investment balances and government grants. We expect that our costs will continue to exceed our revenues on an annual basis for at least the next two years. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE, CAUSING INVESTOR LOSSES.

     Our operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

     - expiration or termination of research contracts with collaborators or government research grants, which may not be renewed or replaced;

     - the timing and willingness of collaborators to commercialize our products;

     - the timing, release and competitiveness of our products; and

     - general and industry-specific economic conditions, which may affect our customers' research and development expenditures and use of our products.

     If revenue declines in a quarter, whether due to a delay in recognizing expected revenue or otherwise, our earnings will decline because many of our expenses are relatively fixed in the short-term. In particular, research and development and general and administrative expenses are not affected directly by variations in revenue.

     Due to fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

OUR PRODUCTS ARE IN THE EARLY STAGE OF DEVELOPMENT AND MAY NEVER BE FULLY DEVELOPED IN A MANNER SUITABLE FOR COMMERCIAL SUCCESS.


     We currently have no commercially available products and we have never developed, manufactured, distributed or sold commercial systems using our microfluidics technology. We are developing products that are in many cases part of complex systems that also have not been fully developed, tested, manufactured or commercially introduced. For example, we have only produced a working prototype system that integrates our LabCard chips into a laboratory system that utilizes automated liquid handling, microfluidic control, fluorescence detection and software for system control and data analysis. We may not be able to perfect the design of our products due to the complexity of the systems they are part of and the demands of the scientific processes that they address. For instance, we have not yet established the high degrees of accuracy, reliability and ease of use required for commercial introduction of our products. Even though we have designed products that function in a prototype system, we cannot assure you that we will be able to adapt the design to allow for large-scale manufacturing and commercialization. Although we have indicated projected launch periods for certain of our products elsewhere in this prospectus, we cannot assure you that we and our collaborative partners will complete development of the systems by those launch dates, or at all. Our inability or the inability of our collaborative partners to design commercially viable systems will harm our ability to develop and commercialize products.



COMMERCIALIZATION OF OUR PRODUCTS DEPENDS UPON MARKET ACCEPTANCE OF OUR LABCARD CHIPS AND SYSTEMS; AND IF THEY DO NOT ACHIEVE MARKET ACCEPTANCE, OUR ABILITY TO GENERATE SALES WILL BE LIMITED AND OUR LOSSES WOULD INCREASE.


     Demand for our LabCard products is substantially dependent upon widespread market acceptance of systems utilizing our LabCard chips as tools for genomics, pharmaceutical drug screening and other applications. Because most of our LabCard chip products will be part of larger analytical systems marketed by our collaborative partners, our ability to sell LabCard chips in these cases depends on adoption by researchers of entirely new analytical equipment. We cannot assure you that LabCard chips and related instrument systems using our technology will achieve substantial acceptance in our target markets. Market acceptance will depend on many factors, including:

     - our ability and the ability of our collaborative partners to demonstrate to potential customers the benefits and cost-effectiveness of our LabCard chips and systems relative to products currently available in the market;

     - the extent of our partners' efforts to market, sell and distribute the LabCard chips and systems; and

     - the willingness and ability of customers to adopt new technology requiring capital investments.


     Further, if our initial LabCard systems are not favorably received by the market, it could undermine our ability to successfully introduce subsequent LabCard systems as well. If our LabCard chips and systems do not gain market acceptance, our losses would increase.

WE DEPEND ON COLLABORATIVE PARTNERS TO DEVELOP AND MARKET SYSTEMS THAT UTILIZE OUR LABCARD CHIPS TO END USERS. IF OUR COLLABORATIVE PARTNERS DO NOT PERFORM AS EXPECTED, WE MAY BE UNABLE TO DEVELOP AND MARKET OUR PRODUCTS.


     Because our products are components of larger systems, our success depends on our ability to establish relationships with collaborative partners to create products to address market needs. For example, our collaborative relationship with PE Biosystems provides for the joint development of systems for genomics research and pharmaceutical drug screening. In this relationship, we provide LabCard chips as one component of systems used by researchers for genomics analysis and pharmaceutical drug screening applications. Our ability to expand the applications for our technology rests on our ability to broaden our relationship with existing partners and identify and enter into similar relationships with new collaborative partners to address additional customer needs. If we are unable to broaden our existing collaborative relationships or enter into relationships with additional collaborative partners our business may suffer.


     Our ability to sell products will also depend on the ability of our collaborative partners to develop instrument systems that can utilize our LabCard chips. If the development efforts of our collaborative partners fail or are significantly delayed, our losses would increase. We cannot assure you that our collaborative partners will be able to develop products as planned.



     We also intend to rely upon our current and future collaborative partners to market, sell, distribute and promote our LabCard chips. We do not intend to develop a large internal marketing and sales organization. Accordingly, we will be substantially relying on our collaborative partners to fulfill these tasks. If our collaborative partners do not perform these functions satisfactorily, our ability to market, sell and distribute our products could be severely limited.



     We generally do not have control over the resources or degree of effort that any of our existing collaborative partners may devote to our collaborations. If our collaborators breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in accordance with agreed upon schedules, our business would be harmed. In addition, our collaborative partners could cease operations, eliminate relevant product lines, or offer, design, manufacture or promote competing lines of products. Any of those occurrences would increase our losses.



WE RELY HEAVILY ON PE BIOSYSTEMS TO DEVELOP, MANUFACTURE AND COMMERCIALIZE SYSTEMS TO BE USED IN CONNECTION WITH OUR LABCARD CHIPS AND TO COMMERCIALIZE MOST OF OUR LABCARD PRODUCTS, AND PE BIOSYSTEMS' FAILURE TO DO SO SUCCESSFULLY COULD DELAY OR PREVENT THE COMMERCIALIZATION OF OUR PRODUCTS IN THE GENOMICS AND PHARMACEUTICAL DRUG SCREENING MARKETS, AND RESULT IN INCREASED LOSSES.


     As part of our business strategy, we are focusing on the development of our LabCard chips and related chemistries for genomics and pharmaceutical drug screening systems and in most cases are relying on PE Biosystems to manufacture and commercialize the systems, including commercializing our LabCard chips. We have collaboration agreements with PE Biosystems to jointly develop microfluidic systems for genomics and pharmaceutical drug screening. In addition to developing or co-developing the instrumentation, software and reagents, PE Biosystems will have the exclusive right to market and sell those products worldwide. We cannot assure you that PE Biosystems will perform its obligations under the agreements, or that PE Biosystems will successfully commercialize any products resulting from our joint efforts. Moreover, PE Biosystems has the discretion, under certain circumstances, to elect not to proceed with the commercialization of products jointly developed under the agreement. PE Biosystems' failure to perform under the agreement or to successfully commercialize our LabCard products and systems could delay or prevent the commercialization of our products and result in increased losses.



IF WE ARE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY, WE WOULD BE UNABLE TO PREVENT THIRD PARTIES FROM USING OUR TECHNOLOGY, WHICH COULD IMPAIR OUR ABILITY TO COMPETE IN THE MARKET, AND THE COST OF ENFORCING OUR PROPRIETARY RIGHTS MAY BE EXPENSIVE AND RESULT IN INCREASED LOSSES.



     Our success will depend in part on our ability to obtain and maintain meaningful patent protection for our products, both in the United States and in other countries. We rely on patents to protect a large part of our intellectual property and our competitive position. We own over 80 issued patents and pending patent applications, both domestic and foreign. We cannot assure you that any of the presently pending or future patent applications will issue as patents, or that any patents issued to us will not be challenged, invalidated, held unenforceable or circumvented. Further, we cannot assure you that claims in patents that have been issued or that may be issued to us in the future will be sufficiently broad to prevent third parties from producing competing products similar in design to our products. In addition, laws of foreign countries may not protect our intellectual property to the same extent as would laws in the United States. Failure to obtain adequate patent protection for our proprietary technology would impair our ability to be commercially competitive.



     In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we generally enter into confidentiality agreements with our employees, consultants and our collaborative partners upon commencement of a relationship with us. However, we cannot assure you that these agreements will provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information or that adequate remedies would exist in the event of unauthorized use or disclosure. The loss or exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our operating results, financial condition and future growth prospects. Further, we cannot assure you that others have not or will not independently develop substantially equivalent know-how and technology.



     Our commercial success also depends in part on avoiding the infringement of other parties' patents or proprietary rights and the breach of any licenses that may relate to our technologies and products. We are aware of several third-party patents that may relate to our technology. We believe that we do not infringe these patents but cannot assure you that we will not be found in the future to infringe these or other patents or proprietary rights of third parties, either with products we are currently developing or with new products that we may seek to develop in the future. If third parties assert infringement claims with respect to our current or future products, we may be forced to enter into license arrangements with them. We cannot assure you that we could enter into the required licenses on commercially reasonably terms, if at all. The failure to obtain necessary licenses or to identify and implement alternative approaches may prevent us from commercializing products under development and would impair our ability to be commercially competitive. We may also become subject to interference proceedings conducted in the U.S. Patent and Trademark Office to determine the priority of inventions.



     The defense and prosecution, if necessary, of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel. We cannot assure you that we would prevail in any of these suits or that the damages or other remedies awarded, if any, would not be substantive. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.



     Further, because of the substantial amount of discovery required in connection with this type of litigation, there is a risk that some of our confidential information could be compromised by disclosure. During the course of any such lawsuit, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our stock.


WE ARE INVOLVED WITH INTELLECTUAL PROPERTY LITIGATION WITH CALIPER TECHNOLOGIES CORP. THAT WILL BE EXPENSIVE, MAY HURT OUR COMPETITIVE POSITION, MAY AFFECT OUR ABILITY TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS AND MAY PREVENT US FROM SELLING OUR PRODUCTS.


     In March 1999, Caliper sued our former patent law firm, our current general counsel, and us alleging misappropriation of Caliper's trade secrets. Caliper claims an outside lawyer who was consulting with both Caliper and us, and who joined us three years after the alleged events as our internal general counsel, used Caliper's confidential information in preparing an application for one of our key patents. The patent in question covers technology used in most of the LabCard chips we are currently developing. Caliper has asked for unspecified monetary damages and equitable relief. We believe that Caliper's suit lacks factual and legal merit and are defending the case vigorously. However, litigation is unpredictable, and we may not prevail. If we do not prevail, we could owe Caliper a significant amount of monetary damages. The court could also grant Caliper various forms of equitable relief including preventing us from enforcing some of our intellectual property rights against Caliper. As a result, an outcome adverse to us could cause our business to suffer materially.



     We sued Caliper in April 1999 for infringement of U.S. Patent No. 5,750,015, or the '015 patent, which covers technology used in most of our current LabCard chip designs. We believe our case has merit and are pursuing it aggressively. The court could decide, however, that Caliper does not infringe the '015 patent, or could find the '015 patent to be invalid or unenforceable. In either case, we would not be able to prevent Caliper and other third parties from using product designs that we view as protected by the '015 patent. These outcomes would reduce the value of our intellectual property rights, weaken our competitive position and significantly hurt our financial results.



     In January 2000, Caliper sued us alleging infringement of four patents (U.S. Patent Nos. 5,858,195, 6,001,229, 6,010,607 and 6,010,608) which they claim to have licensed exclusively. We believe our products, which are still under development, do not infringe any claims of these patents and intend to defend our position vigorously. But the outcome of any litigation is uncertain, and we may not prevail. Should we be found to infringe any of these patents, we may be liable for potential monetary damages, and could be required to obtain a license from Caliper to commercialize our products or redesign our products so they do not infringe any of these patents. If we were unable to obtain a license or adopt a non-infringing product design, we may not be able to proceed with development, manufacture and sale of some of our products. In this case our business may not develop as planned, and our results could materially suffer. For more information on our litigation with Caliper, please see
"Business -- Legal Proceedings."

WE HAVE LIMITED MANUFACTURING EXPERIENCE, AND IF WE ARE UNABLE TO FIND THIRD-PARTY MANUFACTURERS TO MANUFACTURE OUR LABCARD CHIPS, WE MAY NOT BE ABLE TO LAUNCH OUR PRODUCTS IN A TIMELY MANNER, OR AT ALL.



     We have no experience manufacturing our products in the volumes that will be necessary for us to achieve significant commercial sales. To date, we have limited our manufacturing activities to the manufacturing of prototype LabCard chips and systems for testing purposes and for internal use by our collaborative partners. The nature of our products requires the use of sophisticated injection molding and other manufacturing processes that are not widely available. For this reason only a limited number of vendors currently have the expertise to manufacture our products. We have relationships with outside suppliers who are currently manufacturing limited quantities of our LabCard chips for research and development purposes. We will need to enter into contractual relationships with manufacturers for commercial scale production of LabCard chips and systems and we cannot assure you that we will be able to do so on a timely basis, for sufficient quantities of chips or on commercially reasonable terms. Accordingly, we cannot assure you that we can establish or maintain reliable, high-volume manufacturing at commercially reasonable costs. In addition, the loss of any of these suppliers may result in a delay or interruption of our supply of LabCard chips. Any significant delay or interruption would have a material adverse effect on our ability to supply adequate quantities of our products and would result in lost revenues.


OUR FACILITIES ARE LOCATED NEAR KNOWN EARTHQUAKE FAULT ZONES, AND THE OCCURRENCE OF AN EARTHQUAKE OR OTHER CATASTROPHIC DISASTER COULD CAUSE DAMAGE TO OUR FACILITIES AND EQUIPMENT, WHICH COULD REQUIRE US TO CEASE OR CURTAIL OPERATIONS.


     Our facilities are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to damage from earthquakes. If an earthquake or other natural disaster were to occur, our ability to operate our business at our facilities could be seriously impaired. In addition, the nature of our research, development and pilot manufacturing activities and the specialized nature of much of our equipment could make it time-consuming and costly for us to recover from a disaster. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.


WE DEPEND ON OUR KEY PERSONNEL, THE LOSS OF WHOM WOULD IMPAIR OUR ABILITY TO COMPETE.


     Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel. We carry key person life insurance on only two of our senior management personnel. The loss of the services of any member of our senior management, scientific or technical staff may significantly delay or prevent the achievement of product development and other business objectives and could have a material adverse effect on our business, operating results and financial condition. Our future success will also depend on our ability to identify, recruit and retain additional qualified scientific, technical and managerial personnel. There is currently a shortage of skilled executives and intense competition for such personnel in the areas of our activities, and we cannot assure you that we will be able to continue to attract and retain personnel with the advanced qualifications necessary for the development of our business. The inability to attract and retain the necessary scientific, technical and managerial personnel could have a material adverse effect upon our research and development activities, sales revenue, operating costs and future growth prospects.

WE EXPECT INTENSE COMPETITION IN OUR TARGETED MARKETS, WHICH COULD RENDER OUR PRODUCTS OBSOLETE OR SUBSTANTIALLY LIMIT THE VOLUME OF PRODUCTS THAT WE SELL, WHICH WOULD LIMIT OUR ABILITY TO BE COMPETITIVE AND ACHIEVE PROFITABILITY.



     We compete with companies that design, manufacture and market analytical instruments for genomics and pharmaceutical drug screening using technologies such as gel electrophoresis, capillary electrophoresis, microwell plates and robotic liquid handling systems. In addition, a number of companies are developing new technologies for miniaturizing various laboratory procedures for genomics and drug screening markets targeted by us using methods such as hybridization chips and high density microwell plates. Furthermore, we are aware of other companies that are developing microfluidics technology, including Orchid BioSciences, Inc. and Caliper Technologies Corp. We anticipate that we will face increased competition in the future as new companies enter the market with new technologies. Rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions characterize the markets for our products. One or more of our competitors may render our technology obsolete or uneconomical by advances in existing technological approaches or the development of different approaches. Many of these competitors have greater financial and personnel resources and more experience in research and development than we have. Furthermore, we cannot assure you that the pharmaceutical and biotechnology companies which are our potential customers or our strategic partners will not develop competing products.



WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE INSURANCE, WHICH WOULD INCREASE OUR LOSSES.



     Once we have commercially launched our LabCard products, we will face exposure to product liability claims. Any product liability claims arising in the future, regardless of their merit or eventual outcome, could increase our losses. We intend to secure product liability insurance coverage, but we cannot assure you that we will be able to obtain such insurance on acceptable terms with adequate coverage, or at reasonable costs. In addition, potential product liability claims may exceed the amount of our insurance or may be excluded from coverage under the terms of the policy.



WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL OR GENERATE THE SIGNIFICANT CAPITAL NECESSARY TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS, WHICH COULD HURT OUR ABILITY TO COMPETE OR ACHIEVE PROFITABILITY.



     It might be necessary for us to raise additional capital over the next few years to continue our research and development efforts and to commercialize our products. We believe that the proceeds from this offering and projected revenue from collaborations should be sufficient to fund our anticipated levels of operations through at least the next 12 months. However, we cannot assure you that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. We also cannot assure you that we will continue to receive funding under existing collaborative arrangements or that existing or potential future collaborations or sales revenue will be adequate to fund our operations. We may need additional funds sooner than planned to meet operational needs and capital requirements for product development and commercialization. We cannot assure you that additional funds will be available when needed, or on terms acceptable to us or that sufficient revenue will be generated from sales. If adequate funds are not available, we may have to reduce substantially or eliminate expenditures for the development and production of certain of our proposed products or obtain funds through arrangements with collaboration partners that require us to relinquish rights to certain of our technologies or products. Either of these alternatives could have a material adverse effect on our business, operating results, financial condition and future growth prospects.


RISKS RELATED TO THIS OFFERING


CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.


     Following the completion of this offering, our executive officers, directors and largest stockholders and their affiliates will beneficially own or control approximately 54.6%, or 55.7% if PE Biosystems purchases $5,000,000 of shares in the offering, of the outstanding shares of common stock after giving effect to the conversion of all outstanding preferred stock and the exercise of all outstanding vested and unvested options, warrants and convertible securities. Accordingly, our current executive officers, directors and their affiliates will have the ability to control the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transactions. The concentration of ownership may also delay or prevent a change of control of our company at a premium price if these stockholders oppose it. Please see "Management" and "Principal Stockholders" for details on our stock ownership.



THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.


     There has not been a public market for our common stock. We cannot assure you that an active trading market for our common stock will develop following this offering. You may not be able sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

     The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:


     - announcements of developments in our litigation with Caliper;



     - developments concerning proprietary rights, including patents, by us or our competitors;



     - conditions or trends in the biotechnology, and particularly, the genomics or drug screening sectors;



     - changes in the market valuations of other biotechnology and genomics companies; and



     - developments concerning our collaborations and in particular, our collaboration with PE Biosystems.



     In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against these companies. Any litigation instituted against us could result in substantial costs and a diversion of management's attention and resources, which could seriously harm our ability to achieve profitability.

WE HAVE BEEN THREATENED WITH LITIGATION SEEKING RESCISSION OF OUR REPURCHASE OF SHARES FROM A FORMER STOCKHOLDER, WHICH, IF LITIGATION OCCURS AND IS DECIDED ADVERSELY TO ACLARA, COULD RESULT IN SUBSTANTIAL DILUTION TO ALL STOCKHOLDERS.



     In March 1999 we repurchased, at a price of $0.60 per share, 4,521,000 shares of our Series A preferred stock from 2C Optics, Inc., our former parent company. We have received correspondence from an attorney representing a group of minority stockholders of 2C Optics, including David Soane, one of our co-founders, alleging violations of corporate and securities laws by us, and one or more of directors, in connection with our repurchases of the shares. This attorney is threatening litigation seeking rescission of the repurchase transaction unless we agree to sell to his clients, at $0.60 per share, that number of shares of our stock equal to each clients' pro rata portion (based on such person's ownership interest in 2C Optics) of the shares we repurchased from 2C Optics. If litigation ensues, and is decided adversely to us, we could be forced to rescind the repurchase transaction, in whole or in part, which could result in substantial dilution to current and future ACLARA stockholders. See "Business -- Legal Proceedings."


NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     The offering price of the common stock will be substantially higher than the net tangible book value per share of our existing capital stock. As a result, if you purchase common stock in this offering you will incur immediate and substantial dilution of $9.80 in net tangible book value per share of common stock, based on an assumed public offering price of $14.00 per share. You will also experience additional dilution upon the exercise of outstanding stock options and warrants. Please see "Dilution" for a more detailed discussion of the dilution new investors will incur in this offering. The large number of shares eligible for sale following this offering may depress the market price of our common stock.


THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Please see "Shares Eligible for Future Sale" for a description of sales that may occur in the future.


ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW LIMIT THE ABILITY OF ANOTHER PARTY TO ACQUIRE US, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.


     Certain provisions of our certificate of incorporation and our bylaws could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our stockholders. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination with us. These provisions could limit the price that investors might be willing to pay in the future for our common stock. Please see, "Description of Capital Stock -- Anti-takeover Effects of Certain Provisions of Delaware Law and Charter Provisions."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the sale of the 9,000,000 shares of common stock we are offering at the initial public offering price of $14.00 per share will be approximately $116.5 million, or $134.1 million if the underwriters' over-allotment option is exercised in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We anticipate using the proceeds from this offering for research and development activities, for financing possible acquisitions and investments in technology as well as for working capital and other general corporate purposes.


     The amounts that we actually expend on these matters will vary significantly, depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. We currently have no commitments or agreements and are not involved in any negotiations with respect to any acquisitions of complementary products, technologies or businesses. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock since inception. We currently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The table below presents the following information:


     - our actual capitalization as of December 31, 1999;


     - our pro forma capitalization as of that date after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock upon completion of this offering; and


     - our pro forma capitalization as adjusted to reflect the receipt of the net proceeds from our sale of 9,000,000 shares of common stock at an assumed initial public offering price of $14.00 per share in this offering, less underwriting discounts and commissions and estimated offering expenses payable by us.



                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Capital lease obligations, less current portion.............  $    284   $    284     $    284
Loans payable, less current portion.........................     3,087      3,087        3,087
                                                              --------   --------     --------
  Total long term debt......................................     3,371      3,371        3,371
                                                              --------   --------     --------
Mandatorily redeemable convertible preferred stock, $0.001
  par value; 34,200,000 shares authorized, 20,469,749 share
  issued and outstanding; no shares issued and outstanding
  pro forma and pro forma as adjusted.......................    40,973         --
Stockholders' equity (deficit):
  Common stock $0.001 par value; 60,000,000 shares
    authorized, 1,703,246 shares issued and outstanding,
    actual; 150,000,000 shares authorized pro forma and pro
    forma as adjusted, 22,172,995 shares issued and
    outstanding pro forma, 31,172,995 shares issued and
    outstanding pro forma as adjusted.......................         2         22           31
  Preferred stock, $0.001 par value, 15,000,000 shares
    authorized; no shares issued and outstanding actual, pro
    forma or pro forma as adjusted..........................        --         --           --
Additional paid-in capital..................................     2,589     43,059      159,590
Deferred stock-based compensation...........................    (6,508)    (6,508)      (6,508)
Notes receivable for common stock...........................        (7)        (7)          (7)
Accumulated other comprehensive income......................         4          4            4
Deficit accumulated during the development stage............   (22,572)   (22,089)     (22,089)
                                                              --------   --------     --------
  Total stockholders' equity (deficit)......................   (26,492)    14,481      131,021
                                                              --------   --------     --------
    Total capitalization....................................  $ 17,852   $ 17,852     $134,392
                                                              ========   ========     ========


This table does not include:


     - 5,014,004 shares of common stock reserved for issuance under our stock plans as of December 31, 1999, of which options to purchase 2,891,064 shares were outstanding as of December 31, 1999 at a weighted average exercise price of $0.44 per share;



     - 538,472 shares of common stock that may be issued upon exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $1.32 per share;



     - an additional 1,290,000 shares of common stock reserved for issuance under our Amended and Restated 1997 stock plan, approved by the board in February 2000;



     - 450,000 shares of common stock available for issuance under our employee stock purchase plan approved by the board in February 2000 to be effective upon the closing of this offering;



     - 1,547,271 shares of common stock issued upon the exercise of options between January 1, 2000 and February 11, 2000; and



     - 154,557 shares of common stock issuable upon exercise of Series D warrants.

                                    DILUTION


     Our pro forma net tangible book value as of December 31, 1999 after giving effect to the conversion of our preferred stock upon the closing of this offering, was $14.5 million, or $0.65 per share of common stock. Pro forma net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding at that date. Assuming our sale of the shares offered by this prospectus at an assumed initial public offering price of $14.00 per share and after deducting underwriting discounts and the estimated offering expenses payable, our pro forma net tangible book value at that date would have been $131.0 million, or $4.20 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $3.55 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $9.80 per share to new investors. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.............           $  14.00
                                                                       --------
Pro forma net tangible book value per share as of
  December 31, 1999.........................................  $0.65
  Increase per share attributable to new investors..........   3.55
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................               4.20
                                                                       --------
  Pro forma dilution per share to new investors.............           $   9.80
                                                                       ========



     The following table summarizes, on a pro forma basis as of December 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. We have assumed an initial public offering price of $14.00 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.



                                SHARES PURCHASED       TOTAL GROSS CONSIDERATION     AVERAGE
                              ---------------------    -------------------------    PRICE PER
                                NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                              ----------    -------    -------------    --------    ---------
Existing stockholders.......  22,172,995       71%     $ 33,921,085        21%       $ 1.53
New investors...............   9,000,000       29       126,000,000        79        $14.00
                              ----------      ---      ------------       ---        ------
  Total.....................  31,172,995      100%     $159,921,085       100%
                              ==========      ===      ============       ===



     After this offering and assuming the exercise in full of all options and warrants outstanding and exercisable as of December 31, 1999 the average price per share of existing stockholders would be reduced by $0.08 per share to $1.45 per share.



     After this offering and assuming the exercise in full of all options and warrants outstanding and exercisable as of December 31, 1999, our pro forma net tangible book value per share as of December 31, 1999 would be $3.97, representing an immediate increase in net tangible book value of $3.32 per share to existing stockholders and an immediate dilution in net tangible book value of $10.03 per share to new investors.


     If the underwriters exercise their over-allotment in full, the following will occur:


     - the number of shares of common stock held by existing stockholders will decrease to approximately 68% of the total number of shares of our common stock outstanding; and



     - the number of shares held by new investors will increase to 10,350,000 shares, or approximately 32% of the total number of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The statements of operations data for each of the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, have been derived from our audited financial statements included elsewhere in this prospectus which have been audited by PricewaterhouseCoopers LLP, independent accountants. The statement of operations for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 have been derived from our audited financial statements not included in this prospectus. The statements of operations data for the period from inception (May 5, 1995) through December 31, 1995 and the balance sheet dated at December 31, 1995 have been derived from our unaudited financial statements not included in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with generally accepted accounting principles and should be read with our financial statements, including the notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                               PERIOD FROM
                                                INCEPTION
                                              (MAY 5, 1995)
                                                 THROUGH                 YEAR ENDED DECEMBER 31,
                                              DECEMBER 31,    ---------------------------------------------
                                                  1995         1996      1997        1998          1999
                                              -------------   -------   -------   -----------   -----------
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Grant and collaboration...................    $    393      $   844   $ 2,231   $     1,353   $     2,936
  License...................................          --          460       400            --            --
  Product...................................          --           20        18            --            --
                                                --------      -------   -------   -----------   -----------
Total revenue...............................         393        1,324     2,649         1,353         2,936
                                                --------      -------   -------   -----------   -----------
Operating expenses:
  Cost of sales.............................          --           90        92            --            --
  Research and development..................         729        1,662     3,743         5,423         8,987
  General and administrative................         150          391       635         1,322         2,266
  Sales and marketing.......................          --          159       179            --            --
                                                --------      -------   -------   -----------   -----------
Total operating expenses....................         879        2,302     4,649         6,745        11,253
                                                --------      -------   -------   -----------   -----------
Loss from operations........................        (486)        (978)   (2,000)       (5,392)       (8,317)
Interest income (expense), net..............          31           22         2          (130)          160
                                                --------      -------   -------   -----------   -----------
Net loss....................................    $   (455)     $  (956)  $(1,998)  $    (5,522)  $    (8,157)
                                                ========      =======   =======   ===========   ===========
Dividend related to beneficial conversion
  feature of preferred stock................          --           --        --            --    (5,000,000)
Net loss attributable to common
  stockholders..............................    $   (468)     $(1,157)  $(2,299)  $    (6,011)  $   (18,446)
                                                ========      =======   =======   ===========   ===========
Net loss per common share, basic and
  diluted...................................    $(234.00)     $(21.83)  $ (4.02)  $     (5.03)  $     11.85
                                                ========      =======   =======   ===========   ===========
Shares used in computing net loss per common
  share, basic and diluted..................           2           53       572         1,196         1,556
                                                ========      =======   =======   ===========   ===========
Pro forma net loss per share, basic and
  diluted (unaudited).......................                                                    $     (0.64)
                                                                                                ===========
Shares used in computing pro forma net loss
  per share, basic and diluted
  (unaudited)...............................                                                         20,546
                                                                                                ===========



                                                                           DECEMBER 31,
                                                        ---------------------------------------------------
                                                         1995      1996      1997      1998        1999
                                                        -------   -------   -------   -------   -----------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.....   $   881   $ 1,547   $   237   $ 1,746    $ 13,729
Working capital......................................       836       925      (702)   (1,402)     12,056
Total assets.........................................     1,114     2,416     1,630     3,361      20,574
Capital lease obligations, less current portion......        58       241       426       407         284
Loans payable, less current portion..................        --        --        --        --       3,087
Mandatorily redeemable convertible preferred stock...     1,425     3,008     3,839     8,819      40,973
Total stockholders' deficit..........................      (455)   (1,410)   (3,935)   (9,537)    (26,492)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion of the financial condition and results of operations in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     We were formed by a spin-off transaction from Soane Technologies, Inc., which was incorporated in 1991 and subsequently changed its name to 2C Optics, Inc. We were incorporated in Delaware in 1995 under the name Soane BioSciences, Inc. and changed our name to ACLARA BioSciences, Inc. in 1998. Since our inception we have engaged primarily in organization and research and development efforts related to the application of microfluidics technology to genomics and pharmaceutical drug screening. To date, we have generated most of our revenues from research collaborations and from government grants. Our total revenue was $2.6 million in the year ended December 31, 1997, $1.4 million in the year ended December 31, 1998 and $2.9 million in the year ended December 31, 1999. In each of the last three years, three customers accounted for over 80% of our revenues. Our collaborators include PE Biosystems, The R.W. Johnson Pharmaceutical Research Institute, a subsidiary of Johnson & Johnson and Cellomics, Inc. We have received government grants from the National Institutes of Health, the National Institute of Standards and Technology Advanced Technology Program, or NIST ATP, and the Defense Advanced Research Projects Agency or DARPA.



     We have invested substantial amounts in establishing our microfluidics technologies. Since our inception we have spent over $20 million on our research and development efforts. Over 80% of our 65 employees at February 11, 2000 were engaged in research and development.



     We have incurred significant losses since our inception. As of December 31, 1999, our accumulated deficit was $22.6 million and total stockholders' deficit was $26.5 million. Operating expenses increased from $4.6 million in 1997, to $6.7 million in 1998 and to $11.3 million in 1999. 1997 operating expenses included cost of sales and marketing expenses associated with a gel product that we discontinued in 1997. We expect to incur additional operating losses over at least the next two years as we continue to expand our research and development efforts and infrastructure.


     Our sources of potential revenue for the next several years are likely to be payments under existing and possible future collaborative arrangements, government research grants and collaborations, product revenue from the sale of LabCards, and royalties from our collaborators based on revenue received from the sale of equipment and reagents utilizing our technology. We currently intend to introduce our initial LabCard chip product in late 2000.

     We recognize grant and collaboration revenue based on meeting certain requirements, completing milestones as specified in the grants or contracts, straight line over the period of certain contracts or as work is performed and evidenced by time sheets and expense reports for certain grants. Revenue on product sales is generally recognized upon shipment of product to the customer. Revenue on license agreements is recognized on a straight line basis over the life of services to be rendered under the license agreements.

     We account for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and comply with the disclosure provisions of Statement of

Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

     Under APB No. 25, compensation expense is based on the difference, if any on the date of the grant, between the fair value of our stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instrument. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in the financial statements included elsewhere in this Prospectus.

     We account for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."


     In connection with the grant of stock options to employees, we recorded deferred stock compensation of approximately $6.1 million in fiscal year 1999 and $0 and $1.7 million in the fiscal years ended December 31, 1997 and 1998 respectively. These amounts were recorded as a component of stockholders' equity and are being amortized as charges to operations over the vesting period of the options using the straight line method. The vesting period of the options is generally four years. We recorded amortization of deferred compensation of approximately $979,000 for fiscal year 1999 and $0 and $286,000 for the fiscal years ended December 31, 1997 and 1998 respectively to the appropriate operating expense categories. The amortization expense relates to options awarded to employees in all operating expense categories.


RESULTS OF OPERATIONS


YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999



     Total Revenue. Our total revenue for 1997, 1998 and 1999 was $2.6 million, $1.4 million and $2.9 million, respectively. The decrease from 1997 to 1998 was due to decline in revenue from Johnson & Johnson from $1.2 million in 1997 to $600,000 in 1998, the elimination of license revenue from Hitachi Chemical for use of our technology, and the discontinuance of our gel product. The increase from 1998 to 1999 was due to additional revenue from the high throughput drug screening development program, additional revenue from the DARPA contract, and revenue from the NIST ATP grant. In 1999, all our revenue came from three sources: our collaborative agreements with PE Biosystems and Johnson & Johnson, our research and development contract with DARPA, and our grant from NIST ATP to develop LabCard systems from nucleic acid sample processing.



     Research and Development. Research and development expenses increased from $3.7 million in 1997 to $5.4 million in 1998 and $9.0 million in 1999. The increase was due to increased staffing and other project and personnel related costs. Of the increase from 1997 to 1998, $122,000 related to stock-based compensation expense. Of the increase from 1998 to 1999, $441,000 related to stock-based compensation. We expect to continue to devote substantial resources to research and development, and we expect that research and development expenses will continue to increase on an absolute dollar basis.



     General and Administrative. General and administrative expenses increased from $635,000 in 1997 to $1.3 million in 1998 and $2.3 million in 1999. The increases were due to increased staffing and personnel related costs incurred to manage and support our growth. Of the increase from 1997 to 1998, $164,000 related to stock-based compensation expense. Of the increase from 1998 to 1999, $253,000 related to stock-based compensation expense. We expect that our general and administrative expenses will increase in absolute dollar amounts as we expand our human resources and accounting staff, add infrastructure and incur additional costs related to being a public company, including directors' and officers' insurance, investor relations programs and increased professional fees.



     Cost of Sales and Sales and Marketing Expenses. Our cost of sales and sales and marketing expenses in 1997 were related to a gel product which was discontinued in 1997.



     Net Interest Income (Expense). Net interest income (expense) represents income earned on our cash and cash equivalents and short term investments, and interest paid on bridge loans and capital leases. Net interest income was $2,000 in 1997, net interest expense was $130,000 in 1998, and net interest income was $160,000 in 1999. The change from 1997 to 1998 was due to the timing of interest expense payments on bridge loans. The change from 1998 to 1999 was due to higher average cash balances related to the closings of our preferred stock equity financings.



     Income Taxes. We incurred net operating losses in 1997, 1998 and 1999 and consequently we did not pay any federal, state or foreign income taxes. As of December 31, 1999, we had federal net operating loss carryforwards of approximately $15.9 million and California net operating loss carryforwards of approximately $10.1 million. We also had federal research and development tax credit carryforwards of approximately $441,000 and California research and development tax credit carryforwards of approximately $432,000. If not utilized, the net operating losses and credit carryforwards will expire at various dates beginning in 2000 through 2015. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the change of ownership provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. See Note 11 of Notes to Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have financed our operations primarily through private placements of preferred stock totaling $32.2 million, short term loans from the landlord of our Mountain View facility and under an equipment financing line of credit totaling $4.4 million, capital leases totaling $1.5 million, research and development funding from collaborators and government grants. As of December 31, 1999, we had $10.2 million in cash and cash equivalents, $3.5 million in short term investments, and $1.3 million available under an equipment financing line of credit.



     The equipment financing line of credit allows us to borrow up to $5.0 million for leasehold improvements and the purchase of equipment. As of February 11, 2000, we have borrowed a total of $3.7 million under the agreement. The loans bear interest of 13.4% to 13.6% and are repaid in 42 to 48 monthly installments. If we were to default in the payment of principal or interest on any indebtedness of $50,000 or the performance of any agreement related to such loan, we would be in default on this loan agreement. The loan agreement with the landlord of the Mountain View facility allowed us to borrow $663,000 for leasehold improvements at an interest of 8.5%. The maturity date of the note is July 1, 2009.



     Financing activities provided cash of $672,000, $6.4 million and $23.2 million in 1997, 1998 and 1999, respectively. These amounts represents the net proceeds we received from the sale of preferred stock and common stock. In December 1999, we closed a preferred stock financing round that raised $5.0 million. 1,241,723 shares of preferred stock were purchased by Asea Brown Boveri, Inc. (ABB) for $4.03 per share. We intend on entering into a research and development collaboration with ABB in early 2000.



     Our operating activities used cash of $1.9 million, $4.8 million and $6.2 million in 1997, 1998 and 1999, respectively. Uses of cash in operating activities were related to our funding of net operating losses offset by receipt of funding collaborators and government grants.

     Additions of property and equipment were $554,000, $376,000 and $4.7 million in 1997, 1998 and 1999, respectively. We expect to continue to make significant investments in the purchase of property and equipment to support our expanding operations.



     We believe that the net proceeds from this offering, together with our current cash balances and funding received from collaborators and government grants will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. After that time, we cannot be certain that additional funding, if required, will be available in acceptable terms, or at all. We may raise additional funds through public or private financing, collaborative relationships or other arrangements. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our failure to raise capital when needed may harm our business and operating results. Our capital commitments for the next 12 months, including lease payments, loan payments, planned tenant improvements, and planned equipment purchases, are estimated to be $6.1 million.


DISCLOSURE ABOUT MARKET RISK

     Our exposure to market risk is currently confined to our cash and cash equivalents which have maturities of less than three months, and our short-term investments which have maturities of less than one year. We maintain an investment portfolio of commercial paper and U.S. Corporate bonds. The securities in our investment portfolio are not leveraged, are classified as available-for-sale and are, due to their short-term nature, subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that an increase in market rates would have any significant negative impact on the realized value of our investment portfolio but may negatively impact the interest expense associated with our long-term debt.

YEAR 2000 ISSUES

     We did not experience any significant problems associated with Year 2000 issues, and we are not aware that any of our vendors or suppliers experienced any such problems.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," which will be effective for our fiscal year 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS 133 is not anticipated to have a significant impact on our operating results or financial condition when adopted, since we currently do not engage in derivatives or hedging activities.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company's revenue recognition policy is in compliance with provisions of SAB 101.

                                    BUSINESS

OVERVIEW


     We are a leading microfluidics, or lab-on-a-chip, company with access to the wide range of technology and intellectual property required to broadly address the market for genomics, or RNA and DNA analysis, and pharmaceutical drug screening. We believe we have broad access to the genomics market by combining our technology with the intellectual property and market position of our strategic collaborators, in particular, PE Biosystems. We are combining our proprietary microfluidics technology with our partners' technologies, including analysis methods, instrumentation and software, and reagents, or chemicals which are added to a sample to perform a measurement. We also plan to use the marketing, sales and distribution strengths of our current and future partners to successfully commercialize our products. We are also developing products to address the pharmaceutical drug screening market and we believe our technologies have applications across other industries, including chemical processing, environmental and food testing and clinical diagnostics.


INDUSTRY BACKGROUND


     Life science research has been undergoing a transition in recent years to large-scale experimentation, where a single project can require hundreds or thousands of measurements. Two fields that exemplify this trend are genomics and pharmaceutical drug screening. Researchers engaged in these fast growing areas need new and improved analytical systems that provide at least a ten-fold increase in the amount of data gathered as well as enhanced accuracy in the measurement of this data. To gain market acceptance, new products and systems also need to offer these benefits at attractive cost levels.


GENOMICS

     Genomics is the analysis of nucleic acids, which are the fundamental regulatory molecules of life. Nucleic acids take two forms, DNA and RNA. These molecules contain and convey the instructions that govern all cellular activities, including protein manufacture and cell reproduction. DNA and RNA consist of linear strands of nucleotide bases, commonly known as A's, G's, T's and C's, the specific sequences of which constitute the genetic information in the cell. The unique genetic blueprint for all living organisms, from bacteria to human beings, is encoded in the DNA. The entire DNA content of an organism is known as its genome, which is organized into functional units called genes. For a cell to read the genetic blueprint, the genetic information encoded in the DNA must first be copied to a specific type of RNA called messenger RNA or mRNA. The mRNA transmits this information throughout the cell and acts as the template for protein production. Proteins carry out the cellular functions encoded in the RNA copy of the DNA. Any defect or mutation in the sequence of nucleotide bases in the DNA or RNA can disrupt cell or protein function and lead to disease.

     Genomics has created opportunities to fundamentally alter the field of human medicine through the discovery and development of novel drugs and an improved ability to diagnose and manage disease. Interest in understanding the relationships between genes and disease has generated a worldwide effort to identify and sequence the genes of many organisms, including the approximately three billion nucleotide pairs and the estimated 100,000 genes within the human genome. Once researchers identify the genes and their nucleotide sequences, we anticipate that an understanding of the specific function of each of these genes and the role that different genes play in disease will require many years of additional research. Genomics also has applications in fields outside of human health care. For example, an improved understanding of plant and animal genomes will help to improve yields and productivity in the agriculture and livestock industries. The analysis of nucleic acids is also becoming increasingly important for industrial applications such as the testing of food, water and air.

     The methods of analysis in the field of genomics generally fall into one of three major categories:

     - DNA Sequencing. DNA sequencing is the process of determining the linear order of nucleotide bases in a DNA fragment.

     - Genotyping. Genotyping refers to the identification of common variations in a sequence of DNA within a particular genome.

     - Gene Expression Analysis. Gene expression analysis involves measuring the expression of one or more genes in a specific cell or tissue.

     Researchers today are utilizing all of these genomic analysis methods to understand genes, their function and genetic variability.

  DNA SEQUENCING


     DNA sequencing is the process of determining the linear order of nucleotide bases in a strand of DNA and is performed with a laboratory instrument called a DNA sequencer. DNA sequencers use a technique known as electrophoresis, which uses an electric current to separate DNA molecules by size. This technique is also known as electrophoretic separation. In a DNA sequencer, the electric current causes smaller DNA molecules to move rapidly and larger DNA molecules to move more slowly. This enables the separation and ordering of complex mixtures of DNA molecules according to size, and thus allows the identification of the order of nucleotide bases.


     Prior to beginning the DNA sequencing process, researchers must prepare the DNA samples. Preparation of a DNA sample for analysis includes manual and time-consuming laboratory processes such as centrifugation, filtration, measuring, mixing and dispensing. We believe that sample preparation currently represents a major component of the time, labor and cost in sequencing. In addition, the manual nature of these steps renders sample preparation prone to human error, which can compromise the quality of information obtained from the sample. We believe that integration and automation of these complex steps in a miniaturized format would significantly reduce the costs of sample preparation and improve data quality.

     After sample preparation, researchers analyze samples using one of the two leading types of DNA sequencers: gel-based sequencers and capillary array sequencers.

     Gel-Based Sequencers. Until recently, all DNA sequencers used thin gels layered between two glass plates for performing electrophoresis. The throughput of a DNA sequencer is the number of DNA samples processed by the sequencer in a given amount of time. Throughput is determined by the time required for the electrophoretic separation and the number of DNA samples processed at one time. With early-generation DNA sequencers, the electrophoresis separation required 12 hours or longer and was limited to only 24 samples at a time. Advanced generations of gel-based sequencers have reduced this separation time to approximately four hours and have allowed up to 96 samples to be processed at one time. While the throughput has increased with successive generations of gel-based sequencers, a significant amount of labor is still required to operate a gel-based sequencer. The labor involved in gel-based sequencers includes the time consuming tasks of preparing a new gel for each separation, loading each DNA sample onto the gel and cleaning the system after each separation.

     Capillary Array Sequencers. In recent years, a number of companies have introduced a new generation of DNA sequencers, based on capillary electrophoresis. With capillary electrophoresis, each DNA sample is separated within a capillary, which is a small glass tube with the diameter of a human hair. In capillary array sequencers, up to 100 capillaries are bundled together to process many DNA samples simultaneously. Capillary array sequencers automate many of the labor-intensive steps in gel electrophoresis and provide significant improvements in operational efficiency. The time required for electrophoresis in a capillary array sequencer, however, is similar to that of current gel-based sequencers.


     We believe that advances in the performance of DNA sequencers have helped to rapidly expand the market for sequence information. In particular, the throughput of DNA sequencers has increased significantly over the last decade. This increase in throughput, along with improved automation, has substantially reduced the cost per unit of information obtained from DNA sequencers. These advances have enabled researchers to undertake large-scale sequencing projects that otherwise may not have been pursued. These include numerous projects underway to sequence entire genomes, including the human genome and various microbial, plant and animal genomes.

     Despite these advances in DNA sequencing technology, further improvements are required. Sequencing all of the DNA in a complex genome is a massive undertaking and, despite recent increases in throughput, requires up to hundreds of sequencers running in parallel for months or even years. In addition, the initial sequence of a genome typically contains errors which then require additional sequencing to correct. To characterize the genetic diversity of an organism, researchers will need to sequence the genomes of many individuals and compare these sequences to identify differences. We also believe that researchers will want to sequence the genomes of more organisms as the cost of sequencing decreases. In summary, we believe that the demand for DNA sequencing will continue to grow.

  GENOTYPING

     Genotyping is the process of analyzing locations within a genome where variations in a gene sequence, or genetic polymorphisms, are known to exist. Genetic polymorphisms play a role in an individual's susceptibility to disease and response to drugs. One type of polymorphism is a single nucleotide base variation, commonly referred to as a single nucleotide polymorphism, or SNP. Other types of variations involve changes in the length of simple repeating sequences and insertions or deletions of one or more bases at a particular location.

     SNPs are the most common type of genetic variation. There are an estimated three to ten million SNPs in the human genome. While only a small fraction of human SNPs have been identified to date, we expect this number to increase dramatically during the next few years. For example, the SNP Consortium is a group of drug companies and public entities who are working together to discover 300,000 SNPs and contribute their findings to public databases. Numerous other individual companies have initiated programs to identify large numbers of human SNPs.

     As more and more SNPs are identified, a new market is emerging for high throughput SNP genotyping. The simple identification of a SNP does not indicate whether or how it may relate to human health. To relate SNPs to disease or drug response, SNPs must be measured, or typed, in hundreds or thousands of people and correlated with clinical data describing the physical or mental health of those individuals. The emerging SNP genotyping market includes at least two segments:

     - Disease Association Studies. Disease association studies involve measuring specific sets of SNPs in healthy and diseased individuals to identify SNPs as markers for disease susceptibility and resistance. These studies could help researchers identify individuals who are at risk for such diseases as cardiovascular disease, hypertension, diabetes and cancer, and accelerate the discovery of new pharmaceuticals for these diseases. A single association study may involve typing up to 100,000 or more SNPs in thousands of individuals, requiring hundreds of millions of measurements.

     - Pharmacogenomics. Pharmacogenomics is the study of how individual genetic makeup influences drug response. The benefits of this knowledge include the potential for streamlining clinical trials by targeting a candidate drug to a specific responsive genotype, reducing both the cost and time of drug development. An additional benefit is the potential for tailoring drug prescriptions by genetic profile to maximize efficacy and minimize toxic side effects. Similar to disease association studies, a single clinical trial may require typing up to 100,000 or more SNPs in thousands of individuals.


     Existing genotyping technologies do not provide the throughput, automation or economy needed for high throughput SNP analysis. Currently, the two leading techniques for SNP analysis are hybridization microarrays and enzyme detection methods.



     - Hybridization Microarrays. Hybridization microarrays are flat chips which have different DNA fragments, or probes, located in known positions on the chip surface. Microarrays allow many SNPs to be measured at the same time on one DNA sample. This process of measuring multiple SNPs on one sample is called multiplexing. Researchers can only analyze one DNA sample on each microarray. Thus, microarrays offer a high degree of multiplexing but provide low sample throughput.



     - Enzyme Detection. Enzyme detection methods involve mixing a DNA sample with a specific enzyme and a DNA fragment of known sequence called a probe. There is one probe specific for each SNP to be typed, and a signal generated during this reaction indicates the presence of a particular SNP. Researchers can perform these measurements in parallel using the current standard, microwell plates. Microwell plates are rectangular plastic plates which are roughly the size of a human hand and contain a number of small wells, each of which functions as a test tube. One advantage of this approach is that researchers can analyze different DNA samples in parallel on the same microwell plate. It is usually possible, however, to measure only a single SNP in each well. Thus, the overall throughput of enzyme methods is relatively low.



     Neither microarrays nor enzyme methods are ideal for high throughput SNP genotyping, where researchers need both high sample throughput and multiplexing capability, or the ability to measure multiple SNPs for each sample. We believe that new technologies are needed to meet the growing needs of this emerging market segment.


     GENE EXPRESSION ANALYSIS

     Gene expression analysis involves measuring the extent to which specific genes are expressed within a cell. A primary application of this process is differential gene expression analysis, where researchers compare the genes expressed in healthy and diseased samples to identify specific genes involved in a particular disease process. Another common application involves measuring a change in expression of certain genes when researchers add drug candidates to cells. As researchers identify more genes from the genome sequencing projects, we expect the market for expression analysis technologies to grow significantly.


     The current leading technologies for gene expression analysis are the same as those previously described for genotyping. Researchers can use hybridization microarrays to monitor thousands of genes at the same time, but this approach is only feasible for relatively small numbers of samples, because only one DNA sample can be analyzed per individual microarray. Conversely, researchers can apply enzyme detection methods to large sample sets, but with that approach may measure only a single gene in each well of a microwell plate. We believe neither of these approaches is suitable for measuring large numbers of genes over large numbers of DNA samples, as the testing of pharmaceutical drug candidates requires. We believe that a technology that could provide this capability would find rapid acceptance in the marketplace.

PHARMACEUTICAL DRUG SCREENING


     The genomics revolution is providing pharmaceutical researchers with a dramatic increase in the number of potential drug targets. A drug target is a molecule, usually a protein, which plays a role in a disease process and which researchers believe is a target for intervening in the disease process. In their search for new drugs, pharmaceutical researchers test many chemical compounds to determine whether they interact with drug targets. These researchers typically have large collections of chemical compounds to test against potential drug targets. In addition, in recent years pharmaceutical researchers have been vastly expanding the size of compound collections they use to screen against new drug targets. As a result, researchers require new laboratory technologies capable of screening increasingly large compound collections against an increasing number of drug targets in a cost-effective, automated and rapid manner. The market segments related to pharmaceutical drug screening are:



     - Assay Development. During the process of assay development, researchers develop methods for measuring the interaction of chemical compounds with specific drug targets.



     - Primary Screening. Primary screening involves testing entire compound collections against a drug target to identify "hits," or those compounds which exhibit activity against a drug target.



     - Secondary Screening. Secondary screening includes performing follow-up testing to validate hits identified in primary screening and further characterize their feasibility as a drug.


  ASSAY DEVELOPMENT


     To screen a compound collection against a new drug target, a researcher must develop a test, or assay, for measuring whether particular chemical compounds in the library interact with the drug target in a certain manner. The type of assay selected depends on the drug target under investigation and the type of information being sought. Researchers design some assays to measure whether and how tightly a compound binds to a drug target, such as the binding of a drug to a protein. Other assays are designed to measure whether and to what degree a compound reduces the biological activity of a drug target, such as the activity of an enzyme. In other cases, researchers test compound collections against living cells and measure a particular cellular response, such as a change in expression level of one or more genes.



     Current assay development methods are time consuming, taking from weeks to months, and are labor intensive, largely due to the need to measure a particular molecule within a mixture of many different components. In addition, current technologies for performing assays provide only a fraction of the information needed for selecting potential drug candidates. For example, existing technologies only allow researchers to measure a single gene at one time for the purposes of monitoring gene expression. Existing detection methods also typically require preparation of reagents in a highly purified form, which requires additional time and labor.


  PRIMARY SCREENING


     Primary screening involves performing an identical test on each compound in a large collection to identify hits. Based on the size of most compound collections today, primary screening can involve hundreds of thousands of individual measurements against a single drug target. The time, expense and labor required to conduct a primary screen currently limits the number of screens that pharmaceutical researchers perform, and thereby limits their opportunities for discovering new drugs.



     A major element of cost in primary screening comes from the amount of chemical and biochemical reagents, including the drug target, required to perform large numbers of assays. The amount of reagents required is related to the total number of measurements and the volume of each measurement. Because of the high cost and the limited availability of many reagents, researchers have attempted to reduce the total consumption of reagents by reducing the volume of each measurement from hundreds of microliters down to three to five microliters. A microliter is one millionth of a liter. The success of these efforts, however, has been limited by the effects of evaporation on small sample volumes, the sensitivity of existing detection methods and the difficulty of delivering small volumes of reagents to microwell plates with speed and precision. For example, a volume of one microliter can evaporate from an open well in a few minutes, and even a small amount of evaporation reduces the reliability and precision of a measurement. Furthermore, the detection capability of many assay methods becomes less sensitive as the test volume is reduced. Researchers can improve sensitivity by increasing the concentration of reagents. This conflicts, however, with the objective of reducing reagent consumption. Due to these difficulties in reducing assay volumes, we believe that researchers still perform most assays in primary screening in volumes ranging from tens to hundreds of microliters. We believe that a reduction in assay volumes would allow researchers to investigate more drug targets and perform primary screens using larger compound collections.



SECONDARY SCREENING



     Secondary screening involves performing a variety of measurements on each hit identified in a primary screen. While the number of compounds under investigation is smaller than in primary screening, the number and diversity of measurements performed on each compound is much larger. The purpose of these measurements is to verify and further characterize the biological activity of each hit. For example, researchers may test each hit against the drug target at different concentrations to determine its potency. Also, each hit may be tested against multiple enzymes to identify activity against any of these enzymes. Current technologies typically measure only a single data point at a time, such as the activity of one compound on a particular enzyme, limiting the efficiency and economy of secondary screening, as well as the efficiency of overall pharmaceutical research.


THE ACLARA SOLUTION


     We are developing a family of products for genomics and pharmaceutical drug screening based on our advanced, lab-on-a-chip technology. We believe that our designs for microfluidic chips will enable researchers to perform chemical and biological measurements rapidly in a miniaturized, automated format. Our approach employs chips produced from plastic materials, in which electric current is used to move liquids through interconnected channels on the chip surface. Our microfluidics technology enables the accurate measurement, dispensing and mixing of volumes many times smaller than what researchers commonly use. In this manner, we can precisely manipulate a variety of fluids, including those that contain whole cells, cell fragments or magnetizable particles, using computerized controls with no moving parts or valves. As a result, we believe researchers can perform large, complicated experiments faster and with greater accuracy than with existing systems, and at a reduced cost.



     We enhance the power of our microfluidic chips with proprietary reagents, chemicals which are added to a sample to perform a measurement. We believe the combination of our chips and proprietary reagents will provide more information content per measurement, at a higher quality, than currently available technology. We expect that researchers will use our chips and reagents in combination with instruments that we co-develop with our partners. These instruments apply reagents and samples to the chips, control the fluid flow within the chips, make optical measurements during an experiment and utilize specialized software to collect data. For high throughput applications, we are designing chips with multiple networks of microchannels in order to analyze many samples in parallel. We intend to commercially introduce our initial microfluidic product, the Oasis LabCard chip, in late 2000.



     We believe that we are the only microfluidics company with access to the wide range of technology and intellectual property needed to address multiple segments of the genomics market, including DNA sequencing, genotyping and gene expression analysis. Our technology integrates capillary electrophoresis, a high performance analytical technique, with microfluidic technology in either plastic or glass chips. We have developed chips that are capable of analyzing many samples simultaneously, commonly referred to as parallel processing. We are initially focusing on market opportunities where parallel processing is a major advantage. These opportunities include high throughput DNA sequencing and high throughput screening of pharmaceutical drug candidates. We believe that these applications offer the potential for generating recurring revenues from microfluidic LabCard chips and reagents.



  KEY BENEFITS OF OUR PRODUCTS



     - Greater Flexibility in Chip Design and Use. We produce most of our chips using plastic materials and proprietary manufacturing processes. While we are able to produce our chips in glass when desirable, we believe that our plastic chips offer substantial technical, commercial and customer advantages over glass chips in most applications. For example, we can make our chips with a broader range of functionality, size, thickness and format than we believe is possible with glass chips. This design flexibility provides us with significant latitude in developing chips for different applications and performance levels. In addition, we believe that we will be able to manufacture our plastic chips at a significantly lower cost than possible with glass chips. We expect to provide our chips as single-use disposables in most applications. When a chip is used only one time, there is no possibility of carryover of sample or reagents from one measurement to the next. We believe that this avoidance of carryover will be a significant advantage of our single-use chips over multi-use glass chips in applications such as pharmaceutical drug screening.



     - Higher Throughput and Avoidance of Cross-Contamination. We have designed chips called microfluidic array chips, that contain multiple fluidic networks arranged in a grid or array format. Each fluidic network performs a measurement on a different sample simultaneously. This capability, known as parallel processing, provides two major advantages. The first advantage is higher sample throughput, which results from performing measurements on many samples at the same time. We believe that the higher throughput provided by our chips will be a significant benefit in applications such as DNA sequencing and SNP detection. The second advantage is that each measurement is performed in a separate fluidic network, thereby avoiding the potential for cross-contamination of different reactions on the same chip. We believe that avoiding cross-contamination will be a key benefit of our chips in applications such as pharmaceutical drug screening.



     - Greater Information Content. In many applications, our LabCard chips and proprietary reagents enable researchers to perform high content measurements, allowing them to obtain more information from each measurement than is currently possible with microwell plates. For example, we can detect many different SNPs or genes in a single reaction, whereas microwell plates typically allow the detection of only a single SNP or gene in each reaction. Our microfluidic array chips integrate these high content measurements with parallel processing, thereby providing an enhanced combination of high throughput and multiplexing in applications such as gene expression analysis and SNP detection.


     - Faster Analysis. Our LabCard chips allow researchers to perform most measurements faster than with conventional instrument systems. For example, we can determine the sequence of a DNA strand in less than 20 minutes on our LabCard chips. A similar experiment often requires over two hours on a capillary array DNA sequencer. In some applications, our chips allow researchers to perform measurements 100 times faster than with conventional systems. We can separate a mixture of DNA fragments in a genotyping application in less than one minute, for example, compared to two hours on a conventional instrument.

     - Increased Efficiency and Higher Data Quality. Most laboratory analyses involve a number of instruments and require the movement of fluids and reaction components from one instrument to the next. The integrated fluidic circuitry of our chips allows researchers to perform multiple experimental operations in sequence on a chip. This fluidic microcircuitry is made up of interconnected microchannels, through which fluids and other materials are pumped using electric current, monitored and controlled by computer. By reducing the number of human intervention points, our LabCard chips reduce the potential for variability and error and increase the data quality. For example, we are designing microfluidic chips to miniaturize and integrate the multiple sample preparation steps required prior to DNA sequencing.


     - Reduced Reagent Cost. Because our chips perform measurements on very small volumes of material, smaller amounts of sample and reagents are consumed. For example, many of our products are designed to allow measurements in as small as one-thousandth the volume typically used in a microwell plate.


OUR STRATEGY


     We believe that we are the only microfluidics company currently having access to the wide range of technology and intellectual property required to develop microfluidic systems for major segments of the genomics market. We have obtained this access by combining our proprietary technology with that of our strategic partners, in particular, PE Biosystems. Our objective is to be the leading provider of microfluidic chips to large, fast-growing market segments. Key elements of our strategy include:


     - Targeting Our Products Toward High Throughput, High Value
       Applications. We have targeted our products to applications that involve large numbers of tests and where the information sought is of high value to customers. These applications include DNA sequencing, genotyping, gene expression analysis and pharmaceutical drug screening.


     - Partnering With Industry Leaders For Instrument Development, Manufacturing and Commercialization. We intend to leverage the instrumentation, software and chemistry expertise of our partners, such as PE Biosystems and Packard BioScience Company, to accelerate the development of integrated, microfluidics-based systems. We also plan to use the marketing, sales and distribution strengths of our partners to successfully commercialize our products. We plan to focus on our core capabilities, including the development and manufacture of plastic LabCard chips and related assay technology. We believe that strategic relationships with partners who have strong existing market positions and development track records will speed product adoption, maintain high barriers to entry and reduce our research and development risk and capital outlay.


     - Leveraging Our Intellectual Property With That of Our Partners. As of December 31, 1999, we had 15 issued U.S. patents, 36 U.S. patent applications and a total of 76 patents and patent applications owned or licensed. These patents and applications cover patents and applications worldwide that relate to our core microfluidics technology, genetic analysis and biochemical assay methods, instrument system design, chip-to-system interface and plastic-based LabCard chip technology. In addition, some of the primary applications for lab-on-a-chip technology require access to intellectual property owned by other companies. For example, PE Biosystems controls a significant amount of intellectual property related to DNA sequencing and other genomics applications. Our partnership with PE Biosystems enables us to develop products for these applications that benefit from the combined intellectual property of the two companies.



     - Generating Recurring, High Margin Revenue. We intend to sell our chips through our partners, often as part of a dedicated instrument system, and to generate substantial recurring revenue from the sales of LabCard chips and reagents. In most applications for our products, including pharmaceutical drug screening, we are developing single-use disposable LabCard chips. We have made significant investments in developing cost-effective processes for the manufacture of plastic LabCard chips in order to increase our potential margins. Finally, we also expect to receive royalties on the sale of instruments by our partners.



     - Enhancing the Value of LabCard Systems by Integrating Proprietary Reagents. We intend to enhance the value and market position of our LabCard products with proprietary reagents and analysis methods developed by us and by our strategic partners. We believe that our novel reagents and analysis methods enhance the benefits of lab-on-a-chip technology in many applications. In addition, our researchers have demonstrated that we can dehydrate reagents on the LabCard chips and subsequently reconstitute them without loss of efficacy, potentially enabling the sale of chips pre-loaded with reagents. We believe this total solution approach, combining high value reagents with LabCard chips and co-developed instrument systems, will provide additional benefits to customers and result in greater revenue for us.


OUR TECHNOLOGY


     We pioneered the technology for using electric currents to move liquids through interconnected channels on chips. These liquids may contain various materials, including chemical reagents, whole cells, cell fragments or magnetizable particles that researchers manipulate using computerized control with no moving parts or valves. We are a leading developer of plastic chips for lab-on-a-chip applications, and we have developed several processes for producing these plastic chips. The primary elements of our technology platform are described below.


  MICROFLUIDICS


     In a patent application filed in February 1990, one of our co-founders disclosed the fundamental invention of moving fluids through interconnected channels on chips using electric currents. This original microfluidics patent application resulted in a series of issued and pending patent applications, all of which are assigned to us.


     We discovered that using electric currents to move fluids through small channels provides improved precision, greater flexibility and more functionality than other more common approaches, such as pressure. By applying electric currents along channels, we generate two types of flow: electrophoresis and electro-osmosis. Electrophoresis is the movement of charged molecules through the bulk fluid in the channels. Electro-osmosis results in the movement of the bulk fluid itself. Thus, electro-osmosis can act as an electronic pump for moving all of the fluid in a channel. The direction and speed of the flow is determined by the nature of the channel material, the bulk fluid and the magnitude and direction of the electric field.

     We have developed chip designs for performing numerous operations using our proprietary technology for moving fluids through channels with electric currents. These operations include, at microscopic dimensions, mixing different fluids, measuring and dispensing small amounts of a particular fluid into a channel and separating mixtures of different molecules, such as DNA molecules, into separate fractions. We have also developed chip designs for integrating many of these individual operations together in a microfluidic circuit.

     We can manipulate extremely small volumes of liquid with high precision using our microfluidic technology. For example, we can measure and dispense less than a nanoliter, or one-billionth of a liter, with better than 99% precision. We have performed biochemical assays, such as enzyme reactions, in nanoliter volumes with no loss in performance or reproducibility compared to assays performed in test tubes. We can separate mixtures of different molecules into individual components up to 1,000 times faster than with conventional electrophoresis systems, without any loss in performance.

  MICROFLUIDIC ARRAYS


     We have designed chips that contain multiple fluidic networks, where the networks are arranged in a grid, or array, format. Each network in an array performs a measurement on a different sample. In this way, we can perform measurements on many samples at the same time. In addition, our arrays keep each sample separated from the other samples, thereby avoiding cross-contamination.



     We have developed a variety of microfluidic array designs. These designs involve variations in the density of fluidic networks in the array, as well as the functionality and specific layout of channels in each network. This flexibility allows us to design LabCard products for different applications and throughput requirements. For our initial products, we expect a single chip, or microfluidic array, to contain 16 to 96 fluidic networks. We are designing chips with higher densities of fluidic networks for later generation products. The physical dimensions of our chips vary and are designed to optimize the integration of a particular chip with its corresponding instrument. Many of our chips are similar in size to microwell plates, which we believe will accelerate their adoption in the marketplace since many existing laboratory processes are standardized around microwell plates.


     We expect our initial products to use two-dimensional arrays, in which all of the fluidic networks are on one surface. We are also developing three-dimensional microfluidic arrays, where multiple two-dimensional arrays are layered together, with fluid connections between the layers. We expect that these multilayered, three-dimensional arrays will enable us to further increase the number and complexity of operations that we perform on a single chip.

  ADVANCED MATERIALS AND CHIP FABRICATION TECHNOLOGY

     We have developed a substantial base of proprietary technology and expertise for making microfluidic chips in plastic materials. This proprietary technology base includes the specific plastic materials used in our chips, processes we use to make our chips, and processes we use to engineer the surface properties of our chips. While we are able to produce our chips in glass when desirable, in most situations we believe that our plastic chips provide significant technical and commercial advantages over glass chips. For example, we can make our plastic chips in a broader range of sizes and thicknesses than possible with glass chips. We can also make our chips in long rolls of flexible film, which is not possible with glass chips. We believe that the design flexibility afforded by our plastic chips enables us to better address the needs of different applications than would be possible with glass chips. In addition, we believe that we will be able to commercially produce our plastic chips at a significantly lower unit cost than would be possible with glass chips.

     In many applications, our plastic chips will be provided as single-use disposables. This single-use feature will avoid the potential for carryover, which can occur when the same well or chamber is re-used from one assay to the next. We believe that the ability of researchers to avoid carryover using our single-use chips will be important in applications such as pharmaceutical drug screening.


     We have adapted manufacturing techniques from the CD-ROM industry and further developed these methods for making plastic microfluidic chips. The first step in making a plastic chip is generating a master mold. One side of this mold has a surface that contains a pattern of interconnected ridges. The next step, called replication, involves imprinting the pattern of interconnected ridges into a plastic sheet, forming a corresponding pattern of interconnected channels. A single mold can be used to replicate the same channel pattern into plastic thousands of times, with no deviation from the original chip. A cover sheet is then bonded, or laminated, on top of the base sheet containing the channels. This method of production is highly precise and cost effective.



     We are also developing a proprietary, continuous reel process for making plastic chips, which we expect will further reduce costs as our production volumes grow. In this process, the master surface containing the pattern of ridges is a thin, flexible sheet of metal that is wrapped around a circular drum. We then roll a continuous sheet of plastic across this drum to replicate the channel patterns onto the moving plastic sheet. The continuous sheet can then be cut into individual chips or used as a continuous roll.


  CHEMISTRY AND APPLICATIONS


     We believe that we are a leader in developing and demonstrating biological experiments on plastic microfluidic chips. We have miniaturized and integrated a wide variety of experiments on our plastic chips, including DNA sequencing, SNP detection, gene expression analysis, enzyme activity measurements and immunoassays. We believe that this experience provides us with a significant competitive advantage that will enable us to rapidly implement new assays on our plastic chips. We have discovered specific technological approaches for enhancing the performance of assays on plastic chips, and we have applied for patent protection on many of these approaches. We believe that our experience and lead in implementing biological experiments on plastic chips provides us with a significant competitive advantage.



     In addition to using existing reagents with our chips, we have developed several proprietary reagents and methods designed to expand the capability and breadth of our LabCard systems. These include proprietary reagents for monitoring the activity of various enzymes. These reagents enable us to perform a wide variety of different enzyme assays on our LabCard systems for pharmaceutical drug screening. We have also developed a series of reagents called eTAGs, for identifying the presence and quantity of multiple sequences in a sample simultaneously. We have also developed proprietary reagents for DNA sample processing, which allow the simultaneous processing of multiple samples.



     For some applications, we may pre-load reagents onto our chips prior to shipment. We have developed technology for pre-loading, drying and sealing measured amounts of reagents on our chips. We have demonstrated this capability with biologically active reagents, such as enzymes, and have shown that bioactivity is retained when the reagent is used in a final measurement. We believe that this capability will enable us to provide ready-to-use LabCard chips in these applications.


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LABCARD PRODUCTS

     We believe we are the only microfluidics company that has access to the wide range of technology and intellectual property to address multiple segments of the genomics market, including DNA sequencing, genotyping and gene expression analysis. We are developing a family of LabCard microfluidic products based on our proprietary designs and assays and are collaborating with our strategic partners to design instruments to run our LabCard chips. We expect that these LabCard systems will enable large-scale genomics studies to be performed faster, at lower cost and with less manual labor than current technologies. We are currently working with PE Biosystems to jointly develop LabCard systems for DNA sequencing, gene expression analysis and genotyping. PE Biosystems will be responsible for marketing and distributing these LabCard systems.

     We also are developing LabCard systems for use in pharmaceutical drug screening. We are collaborating with PE Biosystems on the development of two systems for pharmaceutical drug screening, the nMAS HTS and UHTS systems, which will utilize our LabCard microfluidic array chips. PE Biosystems will be responsible for commercializing these systems. We expect that these LabCard systems will allow researchers to identify new drug candidates more rapidly and at lower cost than with currently available products.


     We intend to focus our development efforts on our chips and reagents, while capitalizing on our partners' strengths for the development and manufacture of instruments. In addition, our partners will market, sell and distribute the LabCard systems, including the instruments, LabCard chips, reagents and software. The following table identifies products we are currently developing for the genomic analysis and pharmaceutical drug screening markets.



     PRODUCT                             APPLICATION                         MARKETING RIGHTS
     -------                             -----------                         ----------------
GeneMate           SNP detection and gene expression                          PE Biosystems
Microsequencer     DNA sequencing                                             PE Biosystems
Sample Prep        Automated preparation of samples for DNA sequencing        PE Biosystems
Oasis              Nanovolume, homogeneous assays                             Packard
                                                                              BioScience
UHTS               Pharmaceutical drug screening --                           PE Biosystems
                   100,000 measurements per day
nMAS HTS           Pharmaceutical drug screening --                           PE Biosystems
                   20,000 measurements per day


  GENEMATE SYSTEM


     We are co-developing with PE Biosystems a LabCard system known as the GeneMate system, to be used for high throughput gene expression analysis and SNP detection. The GeneMate system consists of an instrument, microfluidic array chips and proprietary reagents, including reagents contributed by us and by PE Biosystems. We expect to use our eTags reagents and the Invader chemistry which PE Biosystems is obtaining through its pending acquisition of Third Wave Technologies. We expect to use these proprietary reagents to conduct an enzyme reaction on each sample, which will generate specific signal molecules for each SNP or gene present in the sample. The signal molecules from each reaction will be analyzed on the array chips. The GeneMate system will process multiple samples in parallel on each microfluidic array chip.



     We are designing the GeneMate system to analyze multiple genes or SNPs on many samples in parallel. We believe there is a large unmet need for a system that combines high sample throughput with the ability to detect multiple genes or SNPs in each sample. Current technologies, based on enzyme methods or hybridization microarrays, do not provide this multiplexing capability. Enzyme detection methods allow only a single SNP or gene to be measured in each well of a microwell plate. Hybridization microarrays allow many SNPs or genes to be measured at once, but only for a single sample. We expect the GeneMate system to include the following key features and benefits:


     - high sample throughput;

     - identification of multiple SNPs or genes per sample; and


     - proprietary reagents.


     We currently expect to begin commercialization of the GeneMate system in 2001.

  MICROSEQUENCER SYSTEM


     We are developing a LabCard system for DNA sequencing, called the Microsequencer system, in collaboration with PE Biosystems. The Microsequencer system will include an instrument, microfluidic chips, software and proprietary reagents. PE Biosystems will develop the instrument and will be responsible for worldwide marketing, sales and distribution of the Microsequencer system, including our LabCard chips.


     We are designing the Microsequencer system to provide major performance advantages over current DNA sequencers, particularly in terms of speed and throughput. For example, our prototype LabCard chips can enable the sequencing of a DNA fragment in 20 minutes. This typically requires over two hours using a conventional capillary array system. PE Biosystems introduced the first automated DNA sequencer in 1987 and has introduced successive generation sequencers approximately every three years. Typically, each next generation system has provided approximately a five-fold increase in throughput compared to its predecessor and has been met with rapid market acceptance. We believe that the Microsequencer system will provide a throughput increase over current DNA sequencers that is comparable to this historical standard. Large scale sequencing projects require hundreds of DNA sequencers running in parallel for months or even years. We expect that the enhanced throughput of our Microsequencer system will significantly reduce the cost and shorten the time of these projects and enable more large scale projects to be undertaken.


     PE Biosystems will commercialize the Microsequencer system. Since introducing the first automated DNA sequencer in 1987, PE Biosystems has maintained a significant share of the market for DNA sequencing systems. In addition to this market leadership, PE Biosystems owns or controls a broad portfolio of intellectual property and technologies related to DNA sequencing including reagents, labeling dyes, detection systems and data analysis software. PE Biosystems will offer proprietary reagent kits and software as part of the Microsequencer system. We currently expect to begin the commercialization of the Microsequencer system in 2001.


  DNA SAMPLE PREPARATION SYSTEM


     We are co-developing with PE Biosystems a LabCard system designed to integrate and automate multiple steps required for preparing DNA samples prior to analysis on the Microsequencer system. Sample processing currently involves a series of discrete operations which researchers perform on disparate instrument systems, such as centrifuges and thermocyclers. In addition to requiring multiple instruments, sample processing currently requires a relatively large volume of sample and reagents, is labor intensive and is prone to human errors. We plan to integrate multiple steps in the sample preparation process onto a single LabCard chip, offering the following benefits:

     - up to 1,000-fold reduction in sample and reagent volumes;

     - reduction in the number of user steps;

     - collapsing the capability of multiple instruments into a single LabCard system; and

     - fewer errors and improved data quality.

  OASIS LABCARD CHIPS

     We are developing Oasis LabCard chips for small volume homogeneous assays in both genomics and pharmaceutical drug screening applications. Our Oasis LabCard chips will be similar in size and format to existing microwell plates. However, we are designing the microfluidic channels in these Oasis chips to enable researchers to conduct assays in volumes as small as one-thousandth the volume allowed by current microwell plates. Oasis chips are the only products we are developing that do not require the development and commercialization of a specialized instrument. The large test volumes required by existing technologies limit the economies of high throughput experimentation, and therefore the amount of this experimentation which is performed today. We are designing Oasis chips to enable researchers to miniaturize assays to a degree previously unattainable, while leveraging their current generation of automation equipment and detection instruments. We believe the key features and benefits of our Oasis chips will be:

     - miniaturization of assays to as small as one-thousandth the volume used in current methods;

     - compatibility with most existing homogeneous assay chemistries in use by pharmaceutical and genomics researchers; and

     - compatibility with existing robotic plate handling and detection equipment.


     We plan to commercialize our first Oasis LabCard chips in late 2000 through our strategic collaboration with Packard BioScience.


  PHARMACEUTICAL DRUG SCREENING -- NMAS HTS AND UHTS SYSTEMS


     We are developing LabCard systems that address various stages of pharmaceutical drug discovery, including assay development, primary screening and secondary screening. We are currently developing two such systems in collaboration with PE Biosystems. We are developing the nMAS HTS system to provide throughput of approximately 20,000 assays per day, while we are designing the UHTS system for the user who needs the higher throughput of 100,000 assays per day.


     We expect that both the nMAS and UHTS systems will employ our single-use plastic chips, thereby avoiding the potential for carryover from one assay to the next. In addition, we are designing these chips using our microfluidic array strategy, where each chip contains an array of fluidic networks and each measurement is performed in a different fluidic network. Our microfluidic array chip designs are intended to avoid the potential for cross-contamination from different samples on the same chip.


     Our nMAS and UHTS LabCard systems use capillary electrophoresis as the detection method. Capillary electrophoresis integrated on microfluidic chips represents a new and powerful detection method for screening chemical compounds against drug targets, and provides numerous benefits over current detection methods. In current methods, the detection system must identify a particular material within a mixture of different materials. With capillary electrophoresis detection, we physically separate the various components present in an assay mixture and then measure the signal from these individual components. The separation step generally adds only a few seconds to the detection time. We expect the benefits of integrated capillary electrophoresis detection to include:


     - ability to monitor the particular material in a reaction free from interfering materials, resulting in increased assay reliability and sensitivity;

     - simplification of assay development and fewer requirements for custom synthesis and purification of reagent; and


     - ability to obtain information on other components in the assay mixture, which is not generally possible with other detection methods, thereby improving precision and information content.



     Based on our experience, we expect that integrated capillary electrophoresis detection may reduce the time required to develop assays for many new targets by weeks or months. In addition, we expect that the reduced need for preparing and purifying specialized reagents can eliminate significant labor and cost from the assay development process. In primary screening, we expect integrated capillary electrophoresis detection to enable increased measurement precision and reliability. In secondary screening, we expect to enable tests yielding greater information content than that provided by current methods, thereby increasing the efficiency of this step in the drug screening process.



     Our LabCard systems for pharmaceutical drug screening will incorporate reagents that are proprietary to PE Biosystems or to us. We expect these reagents to allow the use of our LabCard systems for a wide variety of drug targets. For example, we are developing reagents for many classes of protein targets, including different enzymes and receptors. In addition, we are developing assays for monitoring changes in gene expression within cells that are induced by a chemical from a compound collection. We expect our reagents for gene expression assays to allow monitoring of multiple genes in each assay, a capability not readily allowed by current systems. We anticipate that the reagents under development will provide our customers a broad menu of assays, with greater or higher quality information than typically provided by currently existing reagents and detection methods.


COLLABORATIONS


     We have entered into collaboration agreements with market leaders in various sectors of the life sciences industry. Our objective with these agreements, as well as those we plan to execute with other leading companies, is to increase demand for our product family and to speed the commercialization of our various LabCard products. These collaborations will allow us to focus on the development of our LabCard chips, reagents and analysis methods. The collaborations also allow us to take advantage of the resources and capabilities of our collaborative partners for the co-development, manufacture, marketing, sales and distribution of instrument systems that will use our LabCard chips. While we intend to retain manufacturing rights for our chips in most cases, we plan to outsource the commercial manufacturing of our chips to third party vendors. We believe this strategy may help to reduce the risks and costs associated with commercializing our LabCard products while allowing us to efficiently penetrate our target markets.

  STRATEGIC PARTNERSHIPS

     We have and plan to continue to enter into strategic partnership agreements with industry leaders in various fields or markets to jointly develop new products and instrument systems. We typically seek strategic partners who have expertise in instrument development as well as marketing, sales and distribution capabilities.

     PE Biosystems

     We have entered into collaboration agreements with PE Biosystems for the purpose of co-developing systems which use our LabCard products in the following areas:

     - genomics; and

     - pharmaceutical drug screening.

          GENOMICS. In April 1998, we entered into a collaboration agreement with PE Biosystems to co-develop a DNA sequencer based on our microfluidics technology. The Microsequencer system will incorporate our microfluidic LabCard chips with instrumentation, software and reagents developed by PE Biosystems. Under this agreement we granted PE Biosystems the exclusive worldwide right to market, sell and distribute LabCard chips for jointly developed systems. We will manufacture LabCard chips that PE Biosystems will market, distribute and sell. We will receive a portion of the net sales revenues for the LabCard chips sold. The agreement contemplates future supplemental agreements providing additional terms for specific genomic analysis products. The agreement is for an unspecified period and may be terminated by our mutual written consent. In addition, either of us may terminate the agreement if the other party does not fulfill its obligations under the agreement or becomes insolvent.


          We are in final stages of negotiations with PE Biosystems for a supplemental agreement to develop the GeneMate system for gene expression analysis and high throughput SNP detection. We expect that the general terms of this relationship will be governed by the April 1998 agreement. We anticipate that we will share profits on all LabCard chips sold by PE Biosystems and also will receive royalty payments for GeneMate instruments and reagents sold by PE Biosystems. The termination provisions for the agreement are the same as set forth in the April 1998 agreement.



          We are co-developing with PE Biosystems a LabCard system designed to integrate and automate the steps required for preparing DNA samples prior to analysis on the Microsequencer System. We have not yet finalized the commercial terms for this joint product.



          PHARMACEUTICAL DRUG SCREENING. In March 1999, we entered into a collaboration agreement with PE Biosystems to jointly develop systems for pharmaceutical drug screening employing our microfluidics technology.



          We are developing two systems: the UHTS system, which we are designing to perform 100,000 assays per day, and the nMAS HTS system, which we are designing to perform at least 20,000 assays per day. We are targeting these two systems to broadly address the needs of pharmaceutical companies in their screening and evaluation of potential drugs, including assay development, primary screening, secondary screening and lead optimization. We are developing LabCard microfluidic array chips for the two systems, PE Biosystems is developing the instrumentation, and the parties are jointly responsible for developing reagents.

          Under the agreement, PE Biosystems has the exclusive worldwide right to market and distribute the LabCard products. We will be the exclusive supplier of the microfluidic chips to PE Biosystems and will share with PE Biosystems the net revenue from the LabCard products after recovery of manufacturing costs. We will also receive a royalty on the sale of pharmaceutical drug screening instrument systems designed to use the LabCards. The agreement contemplates that third parties will support the development efforts through technology access partnerships as described below. Unless terminated earlier, the agreement remains in effect until the expiration of the last patent subject to the agreement. As with our other collaboration agreement with PE Biosystems, this agreement may be terminated upon mutual written consent or due to breach or insolvency.


     Packard BioScience Company



     In February 2000, we entered into a collaboration agreement with Packard BioScience Company for the commercialization of our Oasis LabCard chips. Under the agreement, we will work together with Packard BioScience to optimize the performance of our Oasis LabCard chips in combination with automation and detection equipment and with reagents manufactured by Packard BioScience. Packard BioScience has the exclusive rights to market and distribute the Oasis LabCard chips. We will be the exclusive supplier of Oasis LabCard chips to Packard BioScience and will share in the net revenue from Packard BioScience's sales of Oasis LabCard chips and any instruments made specifically by Packard BioScience to be used with Oasis LabCard chips. The agreement may terminated by either party, in its sole discretion and subject to penalties, upon 90 days prior written notice. Unless terminated earlier, the agreement will remain in effect until the expiration of the last patent subject to the agreement.


  TECHNOLOGY ACCESS PARTNERSHIPS

     We enter into technology access partnership programs with the objective of receiving funding for research and development of new products in exchange for early access to prototypes of those products. The first program, described below, was designed for the development of the UHTS system. We are currently negotiating with potential technology access partners for programs related to the nMAS HTS system.

     In February 1997, we entered into a technology access partnership agreement with The R.W. Johnson Pharmaceutical Research Institute, or PRI, a subsidiary of Johnson & Johnson, to develop a microfluidics system for high throughput drug screening. We renegotiated the agreement with PRI to include PE Biosystems effective as of October 1, 1998 as contemplated in our pharmaceutical drug screening agreement with PE Biosystems. Under the partnership PRI provides research funding that we share with PE Biosystems. We received $1.2 million under the partnership in 1999. We are co-developing with PE Biosystems an ultra-high throughput screening system using our LabCard products for PRI's use. The agreement provides that PRI will receive exclusive early access to prototypes of this UHTS system for a period of one year following delivery to PRI. The partnership may be terminated by PRI if there is a breach by us or PE Biosystems that is not cured within 30 days. In addition, PRI may terminate the relationship if we fail to meet contractual milestones.

MARKETING, SALES AND DISTRIBUTION


     In addition to our existing relationships with PE Biosystems and Packard BioScience Company, we intend to identify and establish collaborative development and commercialization relationships with strategic partners for additional applications of our technology. We have no plans in the foreseeable future to establish our own marketing, sales or distribution infrastructure. We intend to seek premier partners that possess strong hardware and software development expertise and manufacturing capabilities, as well as significant intellectual property and commercial presence in their respective markets. We believe this model will allow us to take advantage of our partners' experience and established customer relationships, thereby enhancing the rapid market acceptance of our products, while creating high barriers to entry for our competition and reducing the our risks and working capital requirements.

RESEARCH AND DEVELOPMENT

     We began developing our core technologies related to lab-on-a-chip products in the early 1990s. We continue to advance our core technologies and to pursue research and development related to new product opportunities. We have targeted our primary research and development efforts at the following three areas:

     - LabCard Manufacturing Processes. We have solved many important technological challenges relating to the manufacture of microfluidic chips in plastic and have applied for patent protection on many of these solutions. We continue to pursue advanced capabilities for manufacturing LabCard microfluidic array chips in plastic, with the goals of lowering manufacturing costs and adding new functionality to our LabCard products. For example, we are developing a continuous reel process for LabCard chip manufacturing. We are also developing multi-layered LabCard chips to provide three-dimensional networks of channels, which would enable us to perform more advanced fluidic protocols for a given size of LabCard product.

     - Nucleic Acid Sample Processing. In 1998, we were awarded a grant from the Advanced Technology Program of the National Institutes of Standards and Technology to develop LabCards systems for nucleic acid sample processing. We are designing these LabCards systems to perform standard processes, such as DNA amplification and purification, on many samples in parallel and at small volume. We expect that our sample processing LabCard systems will reduce the cost and increase the reliability of sample preparation in nucleic acid analysis.


     - Cell Microarrays. In October 1999, we entered into a collaboration with Cellomics Inc., a company that develops novel products for cell analysis. This collaboration is focused on the development of the CellChip Cassette, a new format for cell analysis. Under this collaboration, we are integrating our LabCard microfluidic array technology with Cellomics' CellChip technology, in which living cells are placed at different spots, called cell domains, on the surface of a flat chip. The goal of this collaboration is to create an integrated CellChip Cassette in which the fluid environment around each cell domain can be individually controlled. This format would allow different experiments to be performed on each cell domain in parallel. We believe that the initial commercial opportunities for the CellChip Cassette will be in pharmaceutical drug discovery, including primary and secondary screening.


INTELLECTUAL PROPERTY

     We seek patent protection on microfluidic chips, liquid transfer components, reagents and methodologies for their use. As of December 31, 1999, we had 15 issued U.S. patents, 36 U.S. patent applications and a total of 76 patents and patent applications that we own or have licensed. Our policy is to file patent applications and to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. These patents and applications relate to essential areas of our technology, including among others, the following items:

     - microfluidic devices, modifications for improved performance, and their uses;

     - manufacturing methods for producing the microfluidic devices;

     - evaporation control technology;

     - methodologies for sample preparation;

     - fluid transfer devices for transferring microliter and sub-microliter volumes;

     - signal detection systems;

     - methods for detecting single nucleotide polymorphisms, or SNPs; and

     - electrophoretic gels.

Our issued patents have expiration dates from 2009 to 2017.

     We also rely upon trade secrets, know-how, trademarks, copyright protection and continuing technological and licensing opportunities to develop and maintain our competitive position. Our success will depend in part on our ability to obtain patent protection for our products and processes, to preserve our trade secrets, trademarks and copyrights, to operate without infringing the proprietary rights of others, to acquire licenses related to enabling technology or products and to enforce our intellectual property portfolio.

     Our practice is to require our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed by or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties, subject to a right to publish certain information in the scientific literature in certain circumstances and subject to other specific exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual while employed by us will be our exclusive property.

MANUFACTURING

     We have developed in-house processes for the rapid prototyping of our LabCard chips. Collaborative efforts with our suppliers have allowed us to develop scalable production processes for LabCard chip manufacturing. In order to more rapidly develop production prototype LabCard chips and the processes to manufacture them, we are in the process of building out internal pilot manufacturing capability. While we intend to retain manufacturing rights for our microfluidic array chips, we plan to transfer the process technology and outsource commercial scale production to third party vendors. PE Biosystems has agreed to provide the instrumentation, software and reagents for any products commercialized under our agreements, including the Microsequencer system, the GeneMate system and the pharmaceutical drug screening systems.

     We will specify the raw materials to be used in the manufacture of our LabCard products and currently expect that most of our LabCard products will be manufactured from plastic materials. We do not currently depend on any single supplier for the raw materials necessary for the operation of our business, although we may become dependent on a single supplier in the future.

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

COMPETITION


     We believe that we are the leader in applying microfluidics technology to a broad range of applications in genomics and pharmaceutical research. We are aware that other companies, such as Orchid BioSciences and Caliper Technologies, are developing and applying microfluidics technology to certain applications in life science research. In addition, a number of established companies, such as Amersham Pharmacia Biotech and Beckman-Coulter, provide technology and products to the genomics and pharmaceutical research markets. We believe that the principal competitive factors in our markets are product capability, product reliability, customer service, supplier reputation and the sales and marketing strength of the supplier.


     The markets for life science research products are highly competitive. Many of our potential competitors in these markets have substantially greater financial, technical and personnel resources than we do. We cannot assure you that they will not succeed in developing technologies and products that would render our technologies and products or those of our collaborators obsolete and noncompetitive.

EMPLOYEES

     As of December 31, 1999, we had 60 employees, of which 48 are in research and development including pilot manufacturing, and microfabrication, and 12 are in administration and finance. Over half of our research and development staff have Ph.D.s. None of our current employees are covered by collective bargaining agreements, and we consider relations with our employees to be good.

FACILITIES

     We lease approximately 44,000 square feet of office space in Mountain View, California. Most of this space is currently devoted to research and development activities and administration. We are subleasing part of this space for the next six to 18 months, to cover costs while retaining room for expansion. Our lease expires in July 2009.

LEGAL PROCEEDINGS

     On May 12, 1998, the United States Patent and Trademark Office issued U.S. Patent No. 5,750,015, entitled "Method and Device for Moving Molecules by the Application of a Plurality of Electrical Fields." We are the assignee of record of that patent, also called the '015 Patent. Caliper Technologies Corp. manufactures, uses, offers to sell and/or sells microfluidic devices for genetic analysis, drug screening and clinical diagnostics. On March 22, 1999, Caliper filed an action in the Superior Court for the State of California, Santa Clara County, alleging that the law firm of Flehr Hohbach Test Albritton & Herbert, and Bertram Rowland (of counsel to Flehr Hohbach at the time, now our general counsel), who were our patent counsel in 1994 and 1995, had used Caliper's trade secrets in preparing our patent application that resulted in the '015 Patent. Caliper's central allegation is that Rowland, while of counsel to Flehr Hohbach, had performed work for Caliper shortly before the application was filed in early 1996. We believe that the allegations of Caliper's trade secret action lack factual and legal merit and are defending the case vigorously.

     In the normal course of business, we had reviewed statements by Caliper on its website, at conferences and in various industry publications, and had come to the opinion that Caliper infringed the '015 Patent through its LabChip systems. These products were described and/or pictured in various publications, including Caliper's website. We therefore filed an action against Caliper in the Federal District Court for the Northern District of California for patent infringement on April 23, 1999. Caliper has denied infringement of the '015 Patent and has counterclaimed seeking a declaratory judgment that the '015 Patent is invalid and unenforceable. We believe that the '015 Patent is valid and enforceable and intend to prosecute the infringement action vigorously.

     On January 12, 2000, Caliper filed its own patent infringement action against us in the United States District Court for the Northern District of California. In this lawsuit, Caliper alleges that we infringe one or more claims of four different U.S. patents (Nos. 6,010,607, 6,010,608, 5,858,195, and
6,001,229). Each of the patents is assigned to Lockheed Martin Energy Research Corporation in Oak Ridge, Tennessee, but Caliper claims, in each case, to be the exclusive licensee. We believe that we can successfully defend ourselves against this lawsuit, because we do not believe we infringe any claim of any of the patents. If, however, Caliper should prevail on any of its claims, it would likely be entitled to injunctive relief and might also recover monetary damages. In that event, we would be required to obtain a license from Caliper or to redesign our products, neither of which options may be possible.

     All three pieces of litigation are in very early stages, however. No court has made a decision on any substantive issue that could indicate a likely outcome of the litigation, and litigation results are, in any event, unpredictable. If Caliper prevails on its trade secret or patent claims or on some or all of its affirmative defenses of invalidity and unenforceability in the federal action, it could impair our ability to enforce our intellectual property rights, not just against Caliper but against other competitors or others using the technology claimed in the '015 and related patents, which could adversely affect our business. For a more detailed description of the litigation, please see "Risk Factors."


     In March 1999 we repurchased 4,521,000 shares of our Series A preferred stock, at a purchase price of $0.60 per share, from 2C Optics, Inc., our former parent corporation. We have recently received correspondence from an attorney representing a group of minority stockholders of 2C Optics, including David Soane, one of our co-founders. The correspondence alleges that we, and one or more of our directors, including our chairman, Thomas Baruch, violated corporate and securities laws in connection with our repurchase of these shares, and that Mr. Baruch, who was a director of both ACLARA and 2C Optics at the time of the repurchase, violated his fiduciary duties in connection with the transaction. The correspondence further threatens litigation, based on these allegations, seeking rescission of the repurchase transaction, unless we allow each of the attorney's clients to purchase from us, at $0.60 per share, that number of our shares equal to such client's pro rata interest in the repurchased shares, based on such client's ownership of 2C Optics. We believe we have meritorious defenses to these allegations and, should these persons commence litigation against us, we will vigorously pursue these defenses. If litigation is commenced and is decided against us, we may be required to rescind the repurchase transaction, in whole or in part, which could result in substantial dilution to our stockholders.


SCIENTIFIC ADVISORS

     We have established a group of scientists to advise us on scientific, technical and commercialization issues. These advisors comprise leading scientists in the areas of microfluidics, micromachining, analytical science, chemistry and biology. These advisors are:

     - Steven Boxer, Ph.D. Professor of Chemistry and Chair of Biophysics Program at Stanford University.

     - Charles Cantor, Ph.D. Professor of Biomedical Engineering and Biophysics at Boston University, and Member of the National Academy of Sciences.

     - Roger Howe, Ph.D. Professor of Electrical Engineering and Computer Sciences at University of California Berkeley, and Co-Director of the Berkeley Sensor and Actuator Center.

     - Gregory Kovacs, Ph.D. Professor of Electrical Engineering at Stanford University.

     - Eric Kool, Ph.D. Professor of Chemistry at Stanford University.


     - Edwin Ullman, Ph.D. Founder of Syva Company, now owned by Behring Diagnostics, and retired Vice President of Research for Behring Diagnostics.


     - Mark Wrighton, Ph.D. Chancellor of Washington University in St. Louis.

     - Edward Yeung, Ph.D. Professor of Chemistry, Iowa State University.

     We provide our advisors with consulting fees in the form of cash and stock options.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     The following table sets forth certain information as of February 22, 2000, about our executive officers and members of our board of directors, as well as certain other key employees.



                   NAME                     AGE                  POSITION(S)
                   ----                     ---                  -----------
Joseph M. Limber..........................  47    President, Chief Executive Officer and
                                                  Member of Board of Directors
Herbert H. Hooper, Ph.D...................  36    Executive Vice President, Chief Technology
                                                  Officer and Co-Founder
Wendy R. Hitchcock........................  45    Vice President Finance/Administration and
                                                  Chief Financial Officer
Bertram I. Rowland, Ph.D., J.D............  69    Vice President and General Counsel
Ian Gibbons, Ph.D.........................  53    Senior Director, Screening Applications
                                                  Development
Torleif O. Bjornson.......................  38    Senior Director, Engineering
Maureen T. Cronin, Ph.D...................  46    Director, Genomics Applications
Nancy E. Pecota...........................  39    Director, Finance/Accounting
Antonio J. Ricco, Ph.D....................  41    Director, Microfabrication Technology
Sharat Singh, Ph.D........................  40    Director, Advanced Technologies
Dennis J. Slomski.........................  38    Director, Manufacturing and Process
                                                  Development
Thomas R. Baruch, J.D.....................  60    Chairman of the Board of Directors
Jean Deleage, Ph.D........................  59    Member of the Board of Directors
Michael W. Hunkapiller, Ph.D..............  51    Member of the Board of Directors
Eric S. Lander, Ph.D......................  43    Member of the Board of Directors
Andre F. Marion...........................  64    Member of the Board of Directors
David J. Parker...........................  39    Member of the Board of Directors


     Joseph M. Limber joined us in April 1998 as President and Chief Executive Officer and as a director. Prior to joining us, Mr. Limber was President and Chief Operating Officer at PRAECIS Pharmaceuticals, Inc. from 1996 to 1998. Previous to that time, he held positions as Executive Vice President of SEQUUS Pharmaceuticals, Inc. from 1995 to 1996 and Vice President of Marketing and Sales from 1992 to 1995. Mr. Limber also held management positions in marketing and sales with Syntex Corporation from 1987 to 1992 and with Ciba-Geigy Corporation from 1975 to 1987. Mr. Limber holds a B.A. from Duquesne University.

     Herbert H. Hooper, Ph.D., co-founded our company and has served as our Chief Technology Officer since May 1995 and Executive Vice President since 1998. From 1993 through 1995, Dr. Hooper directed the bioanalytical research and development activities at Soane Technologies. Soane BioSciences, the predecessor company to ACLARA, was formed as a spin-off from Soane Technologies in May 1995. From 1990 through 1992, Dr. Hooper worked as a product and business development manager at Air Products and Chemicals. Dr. Hooper holds a B.S. in Chemical Engineering from North Carolina State University and a Ph.D. in Chemical Engineering from the University of California, Berkeley.


     Wendy R. Hitchcock joined us in March 1999 as Vice President Finance/Administration and Chief Financial Officer. Ms. Hitchcock provided strategic financing/corporate development consulting to biomedical technology companies during 1998, including to KeraVision Inc. during its acquisition of Transcend Therapeutics. She was Chief Financial Officer at SyStemix from

1994 through its 1997 acquisition by Novartis. Prior to her tenure at SyStemix, she was Chief Executive Officer of an investment management and venture company in Palo Alto. Ms. Hitchcock has a B.A. from Brown University and an M.B.A. in Finance from the University of California, Los Angeles.

     Bertram I. Rowland, Ph.D., J.D., joined us in January 1999 as Vice President, General Counsel after making numerous contributions to the formation and growth of the biotechnology industry over the last 25 years. Prior to joining us, Mr. Rowland was a patent attorney of counsel to the firm of Flehr, Hohback, Test, Albritton & Herbert from 1991 to 1998 and President of Drug Abuse Sciences, Inc. from 1996 to 1998. In 1974, Dr. Rowland wrote and prosecuted biotechnology's seminal patent, the Cohen-Boyer patent, for cloning DNA. Dr. Rowland has participated in the founding of over ten biotechnology and diagnostic companies, including Biotrack, Calgene, Pharmacopeia and SyStemix, and developed the patent strategies for numerous additional companies, including Syva, Cell Genesys, Molecular Devices, Oculex, Sangstat and Syntro. He has written and prosecuted to issuance several hundred patent applications. Mr. Rowland has a B.S. from the University of California, Los Angeles, a Ph.D. from the University of Washington and a J.D. from George Washington University.

     Ian Gibbons, Ph.D., joined us in August 1998 as Senior Director, Screening Applications Development. He has experience managing product development of point-of-care products used in non-laboratory environments from his tenure as Senior Development Director at First Medical. As the Director, Therapeutic Cell Separation at AmCell from 1995 to 1997, he was responsible for the development of CliniMACS an immunomagnetic cell selection system used to purify hematopoietic stem cell grafts for support of high-dose chemotherapy patients. Dr. Gibbons has a B.A. and a Ph.D. from the University of Cambridge in England. He is the author of 44 scientific papers and 32 patents.

     Torleif O. Bjornson joined us in July 1996 as Director, Engineering, and was named Senior Director, Engineering in 2000. Prior to joining us, he led the product development and engineering efforts at several start-up companies, including Microtecnica from 1993 to 1996, Ribogene, Inc. from 1991 to 1993 and Infinitek, a laboratory robotics-system company sold to Beckman Instruments, Inc., from 1984 to 1991. Mr. Bjornson received a B.S. in Mechanical Engineering and an M.S. in Engineering from Rensselaer Polytechnic Institute.

     Maureen T. Cronin, Ph.D., joined us in December 1999, as Director, Genomics Applications, to manage the development of molecular biology and genomic applications. From 1998 to 1999 Dr. Cronin was Molecular Biology Research Director at Protogene Laboratories. Before joining Protogene, Dr. Cronin was at Affymetrix from 1991 through 1997, where she served as a senior research scientist for DNA microarray technology and as a project manager for sequencing and genotyping in pharmacogenetics programs. Dr. Cronin has a B.S. in Animal Physiology from the University of California, Davis and a Ph.D. in Molecular Pharmacology from the University of California, San Diego.

     Nancy E. Pecota joined us in July 1999 as Director, Finance/Accounting. Prior to joining us, from 1994 to 1999, Ms. Pecota was Corporate Controller for dpiX, Inc. Ms. Pecota has also held financial management positions with Xerox Corporation and Westinghouse Corporation. She received a B.S. from San Jose State University.

     Antonio J. Ricco, Ph.D., joined us in November 1998 as Director, Microfabrication Technology. From 1984 to 1998 Dr. Ricco was a member of the technical staff of Sandia National Laboratories. He has over one hundred publications related to chemical microsensors. In addition, Dr. Ricco serves as a fellow of the Electrochemical Society, a member of the Editorial Advisory Board of Analytical Chemistry, and a member of the Board of Trustees of the Transducers Research Foundation. Dr. Ricco holds a B.S. in Chemistry from the University of California, Berkeley and a Ph.D. in Inorganic Chemistry from M.I.T.

     Sharat Singh, Ph.D., joined us in October 1997 as Director, Advanced Technologies. He served as a Research Fellow at Dade Behring Diagnostics from 1993 to 1997. Dr. Singh holds a Ph.D. in Chemistry from the Indian Institute of Science and completed postdoctoral research in the laboratory of Dr. Ronald Breslow at Columbia University.

     Dennis J. Slomski joined us in March 1999 as Director, Manufacturing and Process Development. Before joining us, he was project engineer/manager, process development for medical diagnostic consumables at the BAYER Corporation from 1986. He received a B.S. in Chemical Engineering and a B.S. in Electrical Engineering from Marquette University.

     Thomas R. Baruch, J.D., joined our board of directors as Chairman in April 1995. Since 1988, he has been General Partner of CMEA Ventures, a venture capital firm. From 1990 to 1996, Mr. Baruch also served as a special partner of New Enterprise Associates. Prior to forming CMEA in 1990, Mr. Baruch was a founder of Microwave Technology, Inc., and served as its President and Chief Executive Officer from 1983 to 1989. Previously, he held senior management and venture investment positions at Exxon Corporation, including President of the Materials Division of Exxon Enterprises, Inc. Mr. Baruch also serves as director of Symyx Technologies, Inc., Netro Corp. and Physiometrix, Inc. Mr. Baruch holds a B.S. from Rensselaer Polytechnic Institute and received a J.D. from Capital University.

     Jean Deleage, Ph.D., joined our board of directors in December 1998. Mr. Deleage is one of the founders of Alta Partners, a venture capital firm, which was formed in January 1996 and is a successor firm of Burr, Egan, Deleage & Co. Mr. Deleage previously was a founder and President of Sofinnova, Inc. in Paris, and in 1976 formed and became president of Sofinnova, San Francisco. Mr. Deleage has been has been on the boards of directors of many private and public companies. He is presently director of Flamel Technologies and several private companies. Mr. Deleage received a Baccalaureate in France, a Masters Degree in Electrical Engineering from Ecole Superieure d'Electricite, and a Ph.D. in Economics from the Sorbonne. He has received the Ordre National du Merite and the Legion of Honor from the French government.

     Michael W. Hunkapiller, Ph.D., joined our board of directors in June 1999. Dr. Hunkapiller became president of PE Biosystems, one of two operating groups within PE Corporation, in 1998. He was elected Senior Vice President of PE Biosystems in 1997 and also became President of its Applied Biosystems Division at that time. He has served as Vice President of PE Corporation and General Manager of PEBio Applied Biosystems since June 1995. Dr. Hunkapiller served in various positions at Applied Biosystems, Inc. from 1983 to 1995. Dr. Hunkapiller received a B.S. in Chemistry from Oklahoma Baptist University and a Ph.D. in Chemical Biology from the California Institute of Technology.


     Eric S. Lander, Ph.D., joined our board of directors in February 2000. From 1993 to the present, Dr. Lander has served as Director of the Whitehead/M.I.T. Center for Genome Research and as a member of the Whitehead Institute for Biomedical Research. From 1989 to the present, Dr. Lander has also held the positions of Associate Professor and Professor in the Department of Biology at M.I.T. In addition, Dr. Lander is a founder and director of Millennium Pharmaceuticals, Inc., a publicly traded company. Dr. Lander received an A.B. in Mathematics from Princeton University and a Ph.D. in Mathematics from Oxford University, which he attended as a Rhodes Scholar.



     Andre F. Marion joined our board of directors in February 2000. Mr. Marion was the President of the Applied Biosystems Division of the Perkin-Elmer Corporation, now known as PE Corp, until his retirement in February 1995. Prior to holding that position Mr. Marion was the Chairman of the Board, Chief Executive Officer and President of Applied Biosystems, Inc. until its merger with Perkin-Elmer in February 1993. Mr. Marion was employed at Hewlett-Packard from 1972 to 1981, when he co-founded Applied Biosystems, Inc. Mr. Marion currently serves as a director of Molecular Devices Corp., Cygnus, Inc., Applied Imaging Corp., Alpha M.O.S., Integrated Biosystems, Inc. and Quantum Dot Corp. and is also an advisor to several private companies. Mr. Marion holds an engineering degree from the French Ecole National Superiors d'Ingenieurs Arts et Metiers in both mechanical and electronic engineering.


     David J. Parker joined our board of directors in April 1995 and is a Partner of Ampersand Ventures. In 1997, he served as Chief Financial Officer and Vice President of Corporate Development of Novel Experimental Technology, or NOVEX, the leading provider of precast electrophoresis systems for protein and DNA separations and now a subsidiary of Invitrogen Corporation. Prior to joining Ampersand in 1994, Mr. Parker was a management consultant at Bain & Company from 1992 to 1994 and at Mercer Management Consulting from 1989 to 1992. Mr. Parker received a B.A. degree from Dartmouth College and an M.B.A. from The Wharton School at the University of Pennsylvania.


BOARD COMPOSITION



     We currently have seven authorized directors. Effective upon the closing of this offering, the terms of office of the directors will be divided into three classes:


     - Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

     - Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

     - Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.


     Class I directors are Messrs. Parker and Baruch. Class II directors are Messrs. Deleage and Mario. Class III directors are Messrs. Hunkapiller and Landers. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof and until their successors are duly elected and qualified. In addition, the authorized number of directors may be changed only by resolution of the board of directors, and the board of directors will be authorized to fill vacant directorship. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. Accordingly, even if a stockholder brings a successful proxy contest, the stockholder could only elect a minority of our board at our one annual meeting. Thus, the classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.


BOARD COMMITTEES


     In December 1999, our board of directors established an audit committee and a compensation committee. The audit committee consists of Messrs. Baruch, Deleage and Parker, all of whom are outside directors. The audit committee recommends engagement of our independent auditors, approves the services performed by such auditors and reviews and evaluates our accounting policies and systems of internal accounting controls. The compensation committee consists of Messrs. Baruch and Hunkapiller, both of whom are outside directors. The compensation committee administers our Amended and Restated 1997 stock option plan and makes recommendations to the board of directors in connection with matters of compensation, including determining the compensation of our executive officers.

COMPENSATION COMMITTEE INTERLOCKS

     Until our compensation committee was formed in December 1999, the full board of directors made all decisions regarding executive compensation. No member of our board of directors or of our compensation committee serves as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     We reimburse our nonemployee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. Our board has the discretion to grant options to new nonemployee directors.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for any liability arising with respect to

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

     - any transaction from which the director derived an improper personal benefit.

     Our certificates of incorporation further provides that we are authorized to indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

     Prior to the closing of the offering, we intend to enter into agreements to indemnify our directors and officers. These agreements, among other things, require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of that person's services as a director or officer of our company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                  -------------
                                                         COMPENSATION FOR 1999       SHARES
                                                         ----------------------    UNDERLYING
              NAME AND PRINCIPAL POSITION                  SALARY       BONUS        OPTIONS
              ---------------------------                ----------   ---------   -------------
Joseph M. Limber.......................................   $240,000     $90,000       382,500
  President and Chief Executive Officer
Herbert H. Hooper, Ph.D. ..............................   $175,000     $43,750       112,500
  Executive Vice President and Chief Technology Officer
Wendy R. Hitchcock.....................................   $133,280     $32,813       210,000
  Vice President, Finance/Administration and
  Chief Financial Officer
Bertram I. Rowland, Ph.D., J.D. .......................   $ 96,440     $22,905       157,500
  Vice President and General Counsel


OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted to each of the officers listed in the Summary Compensation Table during the year ended December 31, 1999.


     The information regarding stock options granted to named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table is based upon options to purchase an aggregate of 1,525,604 shares of common stock that were granted to all employees and consultants as a group, including the named executive officers, in the fiscal year ended December 31, 1999. Generally, we grant options at an exercise price equal to the fair market value of the underlying common stock on the date of grant, as determined by our board of directors, and the options vest over four years from the date of grant. In determining the fair market value of our common stock, our board of directors considers valuations of comparable companies at which we have issued preferred stock, valuation reports and analyses prepared by third parties, the relative rights and preferences of our preferred stock as compared to our common stock, and the lack of liquidity of securities. Once we become a publicly-held company, the fair market value of our stock will equal trading market price.

     The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission based on the deemed value of the common stock used by us for accounting purposes and do not represent our estimate or projection of our future stock prices.


                                                  INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                               --------------------------------------------------------      VALUE AT ASSUMED
                                NUMBER OF     PERCENT OF TOTAL                            ANNUAL RATES OF STOCK
                                SECURITIES        OPTIONS                                    APPRECIATION FOR
                                UNDERLYING       GRANTED TO      EXERCISE                      OPTION TERM
                                 OPTIONS         EMPLOYEES         PRICE     EXPIRATION   ----------------------
            NAME                 GRANTED       IN FISCAL YEAR    PER SHARE      DATE         5%          10%
            ----               ------------   ----------------   ---------   ----------   ---------   ----------
Joseph M. Limber.............    150,000             9.8%          $0.40       3/19/09     $37,734     $ 95,625
                                 232,500            15.2%          $0.63      12/01/09     $92,117     $233,443
Herbert H. Hooper, Ph.D......    112,500             7.4%          $0.40       3/19/09     $28,300     $ 71,718
Wendy R. Hitchcock...........    210,000            13.8%          $0.40       3/29/09     $52,827     $133,874
Bertram I. Rowland, Ph.D.,
  J.D. ......................    157,500            10.3%          $0.40       1/11/09     $39,620     $100,406



1999 OPTION VALUES



     The following table sets forth information concerning option values for the fiscal year ended December 31, 1999 with respect to each of the named executive officers.



     None of the named executive officers exercised any options in the year ended December 31, 1999. The options granted to Messrs. Limber and Hooper and Ms. Hitchcock are immediately exercisable; the unvested shares issued upon exercise are subject to repurchase by us.



     The value of unexercised in-the-money options was calculated by determining the difference between $14.00, the assumed initial public offering price and the exercise price of the option.



                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                            OPTIONS AT                    OPTIONS AT
                                                         DECEMBER 31, 1999             DECEMBER 31, 1999
                                                    ---------------------------   ---------------------------
                       NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       ----                         -----------   -------------   -----------   -------------
Joseph M. Limber..................................    982,500             --      $13,308,525    $       --
Herbert H. Hooper, Ph.D. .........................    262,500             --      $ 3,570,000    $       --
Wendy R. Hitchcock................................    210,000             --      $ 2,856,000    $       --
Bertram I. Rowland, Ph.D., J.D. ..................         --        157,500      $        --    $2,142,000


CHANGE OF CONTROL AGREEMENTS


     We have entered into change of control agreements with Joseph Limber, Herbert Hooper and Wendy Hitchcock. Pursuant to each of these agreements, if the employment relationship is terminated involuntarily other than for cause within 12 months following a change of control, the vesting of all unvested shares held by that person as of the date of termination shall be accelerated such that 100% of the unvested shares will become vested as of that date. This acceleration may have the effect of inhibiting another company from acquiring us. The agreements provide that a termination will be deemed for cause if the board determines in good faith that the termination is caused by the gross negligence or willful misconduct in the employee's job performance that results or is likely to result in substantial and material damage to ACLARA, repeated unexplained or unjustified absence from ACLARA, illegal conduct, fraudulent conduct with respect to ACLARA or conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of ACLARA.

STOCK OPTION PLANS

  1995 STOCK OPTION PLAN.


     The 1995 Stock Option Plan was adopted by our board of directors and approved by our stockholders in May 1995. We reserved 1,487,880 shares of common stock for issuance under the plan. As of December 31, 1999, options to purchase 1,265,096 shares of common stock had been exercised and options to purchase 140,625 shares of common stock with a weighted average exercise price $0.04 per share were outstanding. No additional options will be granted under the plan.



     The plan provides for grants of incentive stock options, as defined in
Section 422 of the Internal Revenue Code of 1986, to our employees, as well as nonstatutory stock options and stock purchase rights to our employees and consultants. The plan authorizes separate administrative bodies with respect to directors, officers who are not directors and employees who are neither directors nor officers. Under the plan, the administrators have the power to determine the terms of the options, including the exercise price of the options, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable on such exercise. The plan, however, limits the number of options and stock purchase rights that may be granted to any employee, in one fiscal year, to no more than 600,000 shares of common stock.


     The term of each option is determined by the specific option agreement. The term of incentive stock options, may not, in any event, exceed ten years from the date of the grant. Moreover, incentive stock options granted to any holder of 10% or more of the combined voting power of all classes of stock may not have a term exceeding five years from the date of the grant. The vesting schedule is determined by the specific option agreement, but generally one-fourth of the shares subject to the option vest on the one-year anniversary of the vesting commencement date and one-forty-eighth of the shares subject to the option vest at the end of every month thereafter.

     For incentive stock options, the option exercise price may not be less than 100% of the fair market value of a share of common stock on the date of the grant; provided, however, that incentive stock options granted to any holder of 10% or more of the combined voting power of all classes of stock must have an exercise price of not less than 110% of the fair market value of a share of common stock on the date of the grant. For nonstatutory stock options, the option exercise price may not be less than the par value of the common stock.

     Upon termination of an optionee's status as our employee or consultant, the optionee may exercise his or her options within the period of time specified in the option grant, to the extent that the options were vested at the time of termination. If no time period was specified in the notice of grant, the option shall remain exercisable for 30 days following the optionee's termination of status as an employee or consultant, or for 90 days in the case of an incentive stock option. Options granted under the plan must generally be exercised within six or 12 months if the optionee's employment ends due to disability, and within 12 months of the optionee's death. Any shares not exercisable or exercised within those time periods reverts to the plan.

     Stock purchase rights may be issued alone, in addition to, or in tandem with other awards granted under the plan. The rights will be evidenced by execution of a restricted stock purchase agreement. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement must be the original price paid by the purchaser. The repurchase option shall lapse at a rate determined by the administrator.

     In the event of a sale of substantially all of our assets, or the merger of our company with or into another corporation, each outstanding option and stock purchase right may be assumed or an equivalent option or right may be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the alternative, the administrator also has the power, but not the obligation, to accelerate the vesting of each outstanding option and other award.


AMENDED AND RESTATED 1997 STOCK PLAN



     The Amended and Restated 1997 Stock Plan was initially adopted by our board of directors in December 1996 and approved by our stockholders in March 1997. A total of 3,526,124 shares of common stock was initially reserved for issuance under the plan. As of December 31, 1999, options to purchase 363,150 shares of common stock had been exercised, and options to purchase 2,750,439 shares of common stock were outstanding under the plan. In February 2000, our board of directors amended and restated the plan, subject to stockholder approval, which we expect to obtain prior to the closing of the offering, to reserve an additional 1,290,000 shares for issuance as well as to provide that, during the term of the plan, on each anniversary of the date of the plan's amendment and restatement by our board of directors, commencing with the first such anniversary, and each anniversary thereafter, the shares of common stock authorized for issuance under the plan shall be increased by 1,125,000.



     The plan provides for grants of incentive stock options to employees, consultants and members of our board of directors, and for grants of nonstatutory stock options and stock purchase rights to our employees, including officers and employee directors, and consultants, including non-employee directors.



     The plan is administered by our board of directors or a committee designated by our board of directors. The plan is currently being administered by the compensation committee of our board of directors. The administrator of the plan may determine the terms of the options and stock purchase rights granted, including the exercise price, the number of shares subject to each option and/or stock purchase right and the exercisability of the option and/or stock purchase right. The administrator of the plan also has the full power to select the individuals to whom options and/or stock purchase rights will be granted, to make any combination of grants to any participants and to determine whether stock acquired pursuant to a stock purchase right is to be subject to our repurchase.



     Options granted to employees and consultants will vest at a rate fixed by the administrator. Under the plan, each independent director who has not previously been granted an option under the plan will receive an initial option to purchase 36,000 shares of common stock at the time of the successful completion of this offering. These options vest over three years at the rate of 1/12 on each quarterly anniversary of the vesting commencement date. At each annual meeting of our stockholders, each outside director will receive an additional option to purchase 12,000 shares of common stock. These options vest over one year, starting at the beginning of the second year anniversary of the vesting commencement date, at the rate of 1/4 on each quarterly anniversary of the vesting commencement date.



     Option exercise prices may not be less than 100% of the fair market value of the common stock on the date of the grant. In the case of an incentive stock option granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all of our classes of stock, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of common stock on the date of grant of such option. Nonstatutory stock options may be granted at exercise prices of not less than the par value of the common stock on the date the option is granted.



     Option terms are determined by the option agreements; however, no incentive stock option may have a term longer than ten years. The maximum term for an option granted to an optionee is five years, if at the time of the grant the optionee owns more than 10% of the total combined voting power of all our classes of stock. No option may be exercised by any person after its term expires.



     In the event of a sale of all or substantially all of our assets, or our merger with or into another corporation, the administrator may provide for the repurchase, replacement or termination of options or stock purchase rights. The administrator also has the discretion to accelerate the vesting of options or stock purchase rights to make them exercisable as to some or all of the underlying shares.



2000 EMPLOYEE STOCK PURCHASE PLAN



     The 2000 Employee Stock Purchase Plan was adopted by the board of directors in February 2000, subject to stockholder approval, which we expect to obtain prior to the closing of the offering. A total of 450,000 shares of common stock has been reserved for issuance under the purchase plan. As of the date of this prospectus, no shares have been issued under the purchase plan.



     The purchase plan, which is intended to qualify under Section 423 of the Code, contains consecutive six-month offering periods. The offering periods generally start on November 1 and May 1 of each year, except for the first offering period, which will commence on the effective date of this offering and will end on October 31, 2000.



     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, no employee may be granted a right to purchase stock under the purchase plan to the extent that, immediately after the grant of the right to purchase stock, the employee would own, or be treated as owning, stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceed $25,000 worth of stock for each calendar year. The purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's base compensation. Base compensation is defined as the participant's gross base compensation, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments.



     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lesser of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period. Participants may end their participation at any time other than the final 10 days of an offering period, and they will be paid their payroll deductions to date without interest. Participation ends automatically upon termination of employment with us.



     Rights to purchase stock granted under the purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the purchase plan. The purchase plan provides that, in the event of our merger with or into another corporation or a sale of substantially all of our assets, each outstanding right to purchase stock may be assumed or substituted for by the successor corporation.



     Our board of directors has the authority to amend or terminate the purchase plan. However, no such action by our board of directors may adversely affect any outstanding rights to purchase stock under the purchase plan, except that our board of directors may terminate an offering period on any exercise date if the board of directors determines that the termination of the purchase plan is in our best interests and the best interests of our stockholders. Notwithstanding anything to the contrary, our board of directors may in its sole discretion amend the purchase plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Since our inception, we have issued, in private placement transactions, shares of preferred stock as follows:


     - an aggregate of 4,521,470 shares of Series A preferred stock at $0.40 per share in May 1995, which we repurchased in March 1999 at a price of $0.60 per share;



     - an aggregate of 3,516,699 shares of Series B preferred stock at $0.40 per share in May 1995;



     - an aggregate of 1,615,385 shares of Series C preferred stock at $0.87 per share in November 1996;



     - an aggregate of 461,538 shares of Series D preferred stock at $1.08 per share in April 1997;



     - an aggregate of 2,500,001 shares of Series E preferred stock at $1.80 per share in March 1998 and April 1998;



     - an aggregate of 10,014,999 shares of Series F preferred stock at $1.80 per share in January, February and March 1999;



     - an aggregate of 1,119,404 shares of Series G preferred stock at $2.68 per share in April 1999; and



     - an aggregate of 1,241,723 shares of Series H preferred stock at $4.03 per share in December 1999.


     Each outstanding share of preferred stock will be converted into one share of common stock upon the closing of this offering. The following table summarizes the shares of preferred stock purchased by officers, directors and principal stockholders and their immediate family members and related entities:


                       SERIES A    SERIES B    SERIES C    SERIES D    SERIES E    SERIES F    SERIES G    SERIES H
                       PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED
      INVESTOR           STOCK       STOCK       STOCK       STOCK       STOCK       STOCK       STOCK       STOCK
      --------         ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
2C Optics, Inc.......  4,521,470

Entities affiliated
  with Alta Partners                      --          --          --          --   2,222,223          --         --

Entities affiliated
  with Ampersand
  Ventures...........         --   2,888,717     580,530          --          --     754,800          --         --

Burrill & Company....         --          --          --          --          --   1,666,667          --         --

Entities affiliated
  with CMEA
  Ventures...........         --     627,983     341,828          --          --     819,974          --         --

Wendy R. Hitchcock...         --          --          --          --          --       7,500          --         --

Johnson & Johnson
  Development
  Corporation........         --          --          --     461,538   1,111,112     589,481          --         --

PE Corporation.......         --          --          --          --   1,388,889          --   1,119,404         --

Bertram I. Rowland,
  Ph.D., J.D.........         --          --      28,847          --          --          --          --         --

Asea Brown Boveri,
  Inc................         --          --          --          --          --          --          --   1,241,723

     Our director Mr. Deleage, is a founder of Alta Partners. Our director, Mr. Parker, is a partner of Ampersand Ventures. Our Chairman of our board of directors, Mr. Baruch, is a partner of CMEA Ventures and is a member of the board of directors of 2C Optics, Inc. Our director, Dr. Hunkapiller, is an executive officer of PE Corporation.



     In March 1999 we repurchased all outstanding shares of Series A preferred stock from 2C Optics at a price of $0.60 per share.



     In private placement transactions completed in December 1997 and February 1998, we issued convertible promissory notes in the aggregate principal amount of $337,000 and $500,000, respectively, as well as warrants to purchase 62,250 shares and 92,457 shares, respectively, of Series D preferred stock at an exercise price of $1.08 per share. The Black-Scholes pricing model was used to determine the fair value of the warrants issued. In September 1998, we issued additional convertible promissory notes in the aggregate principal amount of $1,650,000. The investors in these transactions included the following greater than 5% stockholders and entities affiliated with our directors:



                                                             PRINCIPAL AMOUNT       SERIES D
                         INVESTOR                                OF NOTES        WARRANT SHARES
                         --------                            ----------------    --------------
Entities affiliated with Ampersand Ventures................     $1,010,000           94,152
Entities affiliated with CMEA Ventures.....................        307,528           29,082
Johnson & Johnson Development Corporation..................      1,027,377            5,055



The entire principal amount of and accrued interest on the convertible promissory notes was subsequently paid in full or converted in January 1999 into shares of Series F preferred stock at a conversion price of $1.80 per share.


     We have entered into the following agreements with our executive officers, directors and holders of more than 5% of our voting securities:

AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT.

     We have entered into an agreement with the preferred stockholders described above, pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. Please see "Description of Capital Stock Registration Rights" for a further description of the terms of this agreement.


ISSUANCE OF STOCK OPTIONS



     In May and January 1998, respectively, we granted options to purchase 600,000 and 150,000 shares of common stock, each at an exercise price of $0.40 per share to Mr. Limber, our President and Chief Executive Officer and Dr. Hooper, our Executive Vice President, Chief Technology Officer and Co-Founder, respectively. In January 1999, we granted an option to purchase 157,500 shares of common stock at an exercise price of $0.40 per share to Dr. Rowland, our Vice President and General Counsel. In March 1999, we granted options to purchase 150,000, 112,500 and 210,000 shares of common stock, each at an exercise price of $0.40 per share, to Mr. Limber, Dr. Hooper, and Ms. Hitchcock, our Vice President Finance/ Administration and Chief Financial Officer, respectively. In December 1999, we granted options to purchase 232,500 shares of common stock at an exercise price of $0.63 per share to Mr. Limber.



     In January 2000, we granted options to purchase 112,500, 75,000 and 75,000 shares of common stock, each at an exercise price of $3.33 per share, to Mr. Limber, Dr. Hooper and Ms. Hitchcock. In January 2000, we also granted options to purchase 36,000 shares of common stock to each of our new directors, Mr. Lander and Mr. Marion at an exercise price of $3.33 per share.



CONSULTING AGREEMENT



     Pursuant to a consulting agreement we entered into with Mr. Lander in January 2000, Mr. Lander has agreed to provide services to assist us in developing strategies for applying microfluidics technology to applications in chemical and biological analysis. In connection with this agreement, he was granted an option to purchase 40,500 shares of common stock at an exercise price of $3.33 per share.


JOHNSON & JOHNSON DEVELOPMENT CORPORATION


     In February 1997, we entered into an agreement with PRI, an affiliate of Johnson & Johnson Development Corporation. This agreement was amended and restated in March 1998. In connection with this agreement, PRI paid us research and development fees in the aggregate amount of $1,100,000 and $900,000 in our 1997 and 1998 fiscal years, respectively. Through its affiliate Johnson & Johnson Development Corporation, PRI also purchased shares of our preferred stock for an aggregate purchase price of $2.5 million. This total purchase price represents two separate equity investments. In April 1997, PRI purchased 461,538 shares of our Series D preferred stock at a purchase price of $1.08 per share. In March 1998, PRI made an additional purchase of 1,111,112 shares of our Series E preferred stock at a purchase price of $1.80 per share. This agreement was subsequently superseded in March 1999 by the joint agreement described below. Please see, "Business Collaborations."



OFFICER LOANS



     We have made loans to the following executive officers in order to fund the exercise of a portion of the stock options held by each of them:



                                                                INTEREST RATE     LOAN
                                                     NUMBER      (COMPOUNDED    MATURITY
                 NAME                     AMOUNT    OF SHARES   SEMIANNUALLY)     DATE
                 ----                    --------   ---------   -------------   --------
Joseph Limber..........................  $240,000     600,000        5.8%           3/02
                                         $ 60,000     150,000        5.8%           3/03
                                         $147,250     232,500        5.8%          12/03
Herbert Hooper.........................  $ 60,000     150,000        5.8%           1/02
                                         $  3,250      37,500        4.6%          10/00
Wendy Hitchcock........................  $ 84,000     210,000        5.8%           3/03
                                         $250,000      75,000        5.8%           1/04



     We have the right to repurchase unvested shares if the executive's employment terminates under some circumstances. Each loan was made under a full-recourse promissory note secured by pledge of the purchased shares. The notes are payable at maturity.


     PE CORPORATION


     In April 1998, we entered into an agreement with PE Biosystems, a subsidiary of PE Corporation, to jointly develop genetic analysis systems that use our microfluidics technology. In conjunction with this agreement, PE Corporation purchased 1,388,889 shares of Series E preferred stock at a purchase price of $1.80 per share for an aggregate amount of $2.5 million. Please see, "Business -- Collaborations."

     In March 1999, we entered into another agreement with PE Biosystems to jointly develop systems for pharmaceutical drug screening that use our microfluidics technology. In conjunction with this agreement, PE Corporation purchased 1,119,404 shares of Series G preferred stock at a purchase price of $2.68 per share for an aggregate amount of $3 million. Please see, "Business -- Collaborations."



     PE Biosystems, a subsidiary of PE Corporation and one of our strategic partners, has indicated an interest in purchasing up to $5,000,000 of shares of our common stock in this offering at the initial public offering price.


  JOINT AGREEMENT WITH PRI AND PE BIOSYSTEMS

     In March 1999, we entered into a joint agreement with PRI and PE Biosystems to jointly develop and commercialize a high throughput screening system using our LabCard technology. As mentioned above, this agreement superseded our March 1998 agreement with PRI. Under this agreement, PRI has agreed to fund our joint development efforts with PE Biosystems. Under the terms of a side agreement with PE Biosystems, we received $1.2 million from the 1999 PRI funding for our development efforts under this program. Please see "Business -- Collaborations."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 11, 2000 and as adjusted to reflect the sale of the our common stock offered by this prospectus by


     - each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; and

     - each of our directors;

     - each of the individuals listed in the "Summary Compensation Table" above;

     - all of our directors and officers as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options and warrants held by that person that are currently exercisable or exercisable within 60 days of February 11, 2000 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. The column entitled "Number of Shares Beneficially Owned" excludes the number of shares of common stock subject to options and warrants held by that person that are currently exercisable or that will become exercisable within 60 days of February 11, 2000. The number of shares subject to options or warrants that each beneficial owner has the right to acquire within 60 days of February 11, 2000 are listed separately under the column entitled "Number of Shares Underlying Options and Warrants Beneficially Owned."



     Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 23,874,820 shares of common stock outstanding on February 11, 2000, as well as outstanding warrants for Series D preferred stock, and 32,874,820 shares of common stock outstanding after completion of this offering assuming conversion of all preferred stock into common stock. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o ACLARA BioSciences, Inc., 1288 Pear Avenue, Mountain View, California 94043.



                                                                                     PERCENTAGE OF
                                                              NUMBER OF SHARES     SHARES OUTSTANDING
                                                             UNDERLYING OPTIONS   --------------------
           NAME AND ADDRESS              NUMBER OF SHARES       AND WARRANTS       BEFORE      AFTER
         OF BENEFICIAL OWNER            BENEFICIALLY OWNED   BENEFICIALLY OWNED   OFFERING    OFFERING
         -------------------            ------------------   ------------------   --------    --------
Entities affiliated with Alta
  Partners(1).........................       2,222,223                 --            9.3%        6.8%
  One Embarcadero Center, Suite 4050
  San Francisco, CA 94111
Entities affiliated with Ampersand
  Ventures(2).........................       4,318,199             94,152           18.6%       13.5%
  55 William Street, Suite 240
  Wellesley, MA 02181
Asea Brown Boveri, Inc................       1,241,723                 --            5.1%        3.7%
  19 Clifford Avenue
  Tolland, CT 06804
Burrill & Company.....................       1,666,667                 --            7.0%        5.1%
  120 Montgomery Street, Suite 1370
  San Francisco, CA 94104
Johnson & Johnson Development
  Corporation.........................       2,167,185              5,055            9.1%        6.6%
  One Johnson & Johnson Plaza
  New Brunswick, NJ 08933

                                                                                     PERCENTAGE OF
                                                              NUMBER OF SHARES     SHARES OUTSTANDING
                                                             UNDERLYING OPTIONS   --------------------
           NAME AND ADDRESS              NUMBER OF SHARES       AND WARRANTS       BEFORE      AFTER
         OF BENEFICIAL OWNER            BENEFICIALLY OWNED   BENEFICIALLY OWNED   OFFERING    OFFERING
         -------------------            ------------------   ------------------   --------    --------
PE Corporation........................       2,508,293                 --           10.5%        7.6%
  50 Danbury Road
  Wilton, CT 06897
Entities affiliated with CMEA
  Ventures(3).........................       1,818,866             29,082            7.7%        5.6%
  235 Montgomery Street, Suite 920
  San Francisco, CA 94104
Joseph M. Limber......................         982,500                 --            4.1%        3.0%
Herbert H. Hooper.....................         575,142             18,750            2.6%        1.9%
Wendy R. Hitchcock....................         292,500                 --            1.2%          *
Bertram I. Rowland....................           7,500                 --              *           *
Thomas R. Baruch(4)...................       1,818,866             29,082            7.7%        5.6%
  c/o CMEA Ventures
  235 Montgomery Street, Suite 920
  San Francisco, CA 94104
Jean Deleage(5).......................       2,222,223                 --            9.3%        6.8%
  c/o Alta Partners
  One Embarcadero Center, Suite 4050
  San Francisco, CA 94111
Michael W. Hunkapiller(6).............       2,508,293                 --           10.5%        7.6%
  c/o PE Corporation
  850 Lincoln Centre Drive
  Foster City, CA 94404
Eric S. Lander
  151 Bishop Alley Drive
  Cambridge, MA 02139.................              --                 --              *           *
Andre F. Marion
  556 Kingsley Avenue
  Palo Alto, CA 94301.................              --                 --              *           *
David J. Parker(7)....................       4,318,199             94,152           18.5%       13.4%
  c/o Ampersand Ventures
  55 William Street, Suite 240
  Wellesley, MA 02481
All directors and officers as a group
  (10 persons)........................      12,743,973            141,984           54.0%       39.2%


-------------------------
 *  Represents beneficial ownership of less than 1%


(1) Includes 2,202,743 shares held by Alta California Partners II, L.P. and 19,481 shares held by Alta Embarcadero Partners II, L.P.



(2) Includes 1,310,543 shares and warrants for 28,245 shares held by Laboratory Partners I Limited Partnership, 562,875 shares and warrants for 12,240 shares held by Laboratory Partners Companion Fund Limited Partnership and 2,444,781 shares and warrants for 53,667 shares held by Ampersand Specialty Materials and Chemicals II, L.P.



(3) Includes 1,263,311 shares held by Chemicals & Materials Enterprise Associates, L.P. and 555,555 shares held by CMEA Life Sciences Fund, L.P.



(4) Includes 1,263,311 shares and warrants for 29,082 shares held by Chemicals & Materials Enterprise Associates, L.P. and 555,555 shares held by CMEA Life Sciences Fund, L.P. Mr. Baruch, a general partner of CMEA Ventures, disclaims beneficial ownership of the shares held by the funds affiliated with CMEA Ventures, except to the extent of his pecuniary interests therein.



(5) Includes 2,202,743 shares held by Alta California Partners II, L.P. and 19,481 shares held by Alta Embarcadero Partners II, L.P. Mr. Deleage, a managing partner of Alta Partners, disclaims beneficial ownership of the shares held by funds affiliated with Alta Partners, except to the extent of his pecuniary interests therein.


(6) Includes 2,508,293 shares held by PE Corporation. Mr. Hunkapiller, an executive officer of PE


    Corp., disclaims beneficial ownership of the shares held by PE Corp. except to the extent of his pecuniary interests therein. The number does not include up to $5,000,000 of shares which PE Biosystems, a subsidiary of PE Corp., may purchase in the offering. Assuming PE Biosystems purchases 357,143 shares at an initial public offering price of $14.00 per share, PE Corp. would own 8.7% after the offering.



(7) Includes 1,310,543 shares and warrants for 28,245 shares held by Laboratory Partners I Limited Partnership, 562,875 shares and warrants for 12,240 shares held by Laboratory Partners Companion Fund Limited Partnership and 2,444,781 shares and warrants for 53,667 shares held by Ampersand Specialty Materials and Chemicals II, Limited Partnership. Mr. Parker, a limited partner of Ampersand Ventures, disclaims beneficial ownership of the shares held by Ampersand Ventures, except to the extent of his pecuniary interests therein.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Upon completion of this offering and subject to stockholder approval, our authorized capital stock will consist of 150,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. Immediately after the offering, based on shares outstanding as of December 31, 1999, we estimated there will be approximately 22,172,995 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Assuming that there are no additional option grants after December 31, 1999, a total of 2,891,064 shares of our common stock will be issuable upon exercise of stock options.


COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders and are not entitled to cumulate their votes in the election of directors. All shares of common stock rank equally as to voting and all other matters. Subject to the prior rights of holders of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for payment. Dividends may be paid in cash, property, or shares of common stock. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable for further call or assessment. Outstanding shares common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued fully paid and non-assessable.

PREFERRED STOCK


     Upon the closing of this offering and subject to stockholder approval, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 15,000,000 shares of preferred stock in one or more series. The board of directors will also be authorized to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.


WARRANTS

     As of December 31, 1999 the following warrants for the purchase of our equity securities were outstanding:


     TYPE OF SECURITY      NUMBER OF SHARES   EXERCISE PRICE                EXPIRATION DATE
     ----------------      ----------------   --------------   -----------------------------------------
Common stock..............      45,000            $ 0.67       Later of November 2005 or five years
                                                               following completion of this offering.
Common stock..............      50,025            $ 1.33       Later of February 2007 or five years
                                                               following completion of this offering.
Common stock..............     150,000            $ 1.33       Earlier of December 2003 or the
                                                               occurrence of a corporate reorganization.
Common stock..............     138,890            $ 1.80       May 2006.
Series D preferred
  stock...................     154,557            $ 1.08       Upon completion of this offering.

     Each warrant provides for adjustment of the exercise price and the number of securities issuable upon exercise of the warrant in the event of a reorganization of our capital structure of a stock split. In addition, the exercise price and number of shares issuable upon exercise of the warrants for the purchase of 45,000 and 50,025 shares of common stock will be adjusted if we issue stock at prices below the exercise price of such warrants. Finally, we have granted the holders of the warrants for the purchase of 45,000 and 50,025 shares of common stock rights to register the common stock issuable upon exercise of the warrants.


REGISTRATION RIGHTS


     After the completion of this offering, the holders of 20,624,304 shares of common stock held by purchasers of our preferred stock and 95,025 shares of common stock issuable upon conversion of outstanding warrants will be entitled to rights to register these shares under the Securities Act of 1933. Under the terms of the Amended and Restated Investor Rights Agreement dated December 30, 1999, whenever we propose to file a registration statement under the Securities Act, the holders of registrable securities are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their registrable shares in the registration.



     Additionally, beginning six months following the closing of our initial public offering, the holders any series of registrable securities have the right to require us to file a registration statement on Form S-1 or Form S-2 by us with a written request for registration from the holders of at least 51% of the outstanding shares of any given series, or, in the case of the Series B preferred stock, the holders of at least 40% of the outstanding shares. Each series of registrable shares can require us to register their shares if the market value of those requesting registration is at least $200,000. Further, the holders of each series can also request registration if they sell at least 80% of that series of registrable shares. We may, however, defer the requested registration of shares up to 120 days if our board of directors determines that a registration at the requested time would be detrimental to our company or our stockholders. We will pay expenses for the first demand registration and the first two registrations on Form S-3 for each registrable series, and for the first two incidental registrations for purchasers of Series F preferred stock.


     The agreement provides that in connection with any public offering, each stockholder agrees not to sell or otherwise dispose of any securities without the prior written consent of us or the underwriters for a period up to 180 days. The rights of the holders of registrable shares terminate when all registrable shares have been registered under the Securities Act or sold in reliance on Rule 144 of the Securities Act.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND CHARTER
PROVISIONS

     Delaware Law. In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

     - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     - in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% of more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

     Charter Provisions. Our certificate of incorporation and bylaws include the following provisions that will become effective upon the closing of this offering and that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management:

     - that all stockholder actions upon completion of this offering must be effected at a duly called meeting of holders and not by a consent in writing;

     - that special meetings of the holders may be called only by the chairman of the board of directors, the chief executive officer, or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;


     - that our board of directors can issue up to 15,000,000 shares of preferred stock, as described under "-- Preferred Stock" above;


     - that there will be three classes of directors, approximately one-third of whom would be elected each year, thus requiring any potential acquiror to successfully complete two proxy contests in order to take control of the board of directors; and

     - that advance notice must be given regarding the nomination of candidates for election as directors and the presentation of stockholder proposals.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

NATIONAL MARKET LISTING

     We have applied for listing of our common stock on the Nasdaq Stock Market's National Market under the symbol "ACLA."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices from time to time. For a period of 180 days or more following this offering a large number of shares of our common stock will not be freely tradable due to contractual and legal restrictions as described below. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress the prevailing market price and limit our ability to raise equity capital in the future.


     Upon the closing of this offering and based on shares outstanding as of February 11, 2000, we will have an aggregate of 32,874,820 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates", as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 23,874,820 shares of common stock held by existing stockholders will be deemed restricted securities as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. In accordance with the lock-up agreements described below and subject to the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market at the following times:



NUMBER OF SHARES                               DATE
----------------                               ----
       29,427      After the date of this prospectus
      289,563      90 days from the date of this prospectus
   23,555,830      At various times after 180 days from the date of this
                   prospectus



     In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, which will equal approximately 328,785 shares immediately after this offering or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, the person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.



     Any employee, officer, director, advisor or consultant to ACLARA who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after ACLARA becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.



     Lock-Up Agreements. Our directors, officers and stockholders who hold approximately 23,555,830 shares in the aggregate, have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days from the date of this prospectus. Please see "Underwriting."

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under the 1997 Stock Option Plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

     Registration Rights. Following this offering, some of our stockholders will have registration rights. Please see, "Description of Capital
Stock -- Registration Rights."


     Stock Options. Subsequent to this offering, we intend to file a registration statement under the Securities Act covering approximately 4,631,064 shares of common stock reserved for issuance under our stock option plans. The registration statement is expected to be filed and become effective subsequent to the closing of this offering. Accordingly, shares registered under the registration statements will be available for sale in the open market, beginning 180 days after the effective date of the registration statement of which this prospectus is a part.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Warburg Dillon Read LLC and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:


                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Deutsche Bank Securities Inc................................
Warburg Dillon Read LLC.....................................
U.S. Bancorp Piper Jaffray Inc..............................
                                                              ---------
  Total.....................................................  9,000,000
                                                              =========


     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $     per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $     per share to other dealers.
After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.


     PE Biosystems, one of our strategic partners and a significant stockholder, has indicated an interest in purchasing up to $5,000,000 of shares in this offering. Any sales to PE Biosystems will be made at the initial public offering price concurrent with the public offering and will not be subject to underwriting discounts and commissions.



     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 1,350,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 9,000,000 shares are being offered.

     The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is currently expected to be approximately 7% of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                       TOTAL FEES
                                                     ----------------------------------------------
                                                      WITHOUT EXERCISE OF     WITH FULL EXERCISE OF
                                    FEE PER SHARE    OVER-ALLOTMENT OPTION    OVER-ALLOTMENT OPTION
                                    -------------    ---------------------    ---------------------
Fees paid by ACLARA...............       $                    $                        $


     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $990,000.


     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.


     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 461,000 shares or 5.1%, of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

     - estimates of our business potential.

     The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS


     The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, attorneys at Latham & Watkins beneficially own an aggregate of 7,500 shares of our common stock.


                                    EXPERTS


     The financial statements for ACLARA BioSciences, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and for the period from May 5, 1995 (date of inception) to December 31, 1999, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock. For further information regarding us and our common stock, please refer to the registration statement and exhibits and schedules filed as part of the registration statement. Each statement in this prospectus referring to a contract, agreement or other document filed as an exhibit to the registration statement is qualified in all respects by the filed exhibit.


     You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's website (http://www.sec.gov).

     Upon completion of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each year.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Deficit.........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ACLARA BioSciences, Inc.


     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of ACLARA BioSciences, Inc. (a company in the development stage) at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and for the cumulative period from May 5, 1995 (date of inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

San Jose, California

February 11, 2000



The foregoing report is in the form that will be signed upon the completion of the stock split described in Note 12 to the financial statements.



San Jose, California


February 22, 2000

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS

                                     ASSETS


                                                                                               PRO FORMA
                                                                                             STOCKHOLDERS'
                                                                     DECEMBER 31,               EQUITY
                                                              ---------------------------    DECEMBER 31,
                                                                 1998            1999            1999
                                                              -----------    ------------    -------------
                                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $ 1,746,387    $ 10,249,689
  Short-term investments....................................           --       3,479,250
  Accounts receivable.......................................      207,127         615,343
  Prepaid expenses and other current assets.................      316,958         434,056
                                                              -----------    ------------
        Total current assets................................    2,270,472      14,778,338
Property and equipment, net.................................    1,060,922       5,170,597
Restricted cash.............................................           --         625,000
Other assets, net...........................................       29,966              --
                                                              -----------    ------------
        Total assets........................................  $ 3,361,360    $ 20,573,935
                                                              ===========    ============

                             LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
                                     STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $   378,492    $    412,412
  Accrued payroll and related expenses......................       57,878         114,103
  Accrued expenses..........................................      304,837       1,089,594
  Notes payable to related parties..........................    2,418,592              --
  Current portion of capital lease obligations..............      312,919         286,399
  Current portion of loans payable..........................           --         819,773
  Deferred revenue..........................................      200,000              --
                                                              -----------    ------------
        Total current liabilities...........................    3,672,718       2,722,281
Capital lease obligations, less current portion.............      407,187         283,612
Loans payable, less current portion.........................           --       3,086,916
                                                              -----------    ------------
        Total liabilities...................................    4,079,905       6,092,809
                                                              -----------    ------------
Commitments and Contingencies (Notes 4 and 12)
Mandatorily redeemable convertible preferred stock
  (Liquidation value: $10,634,324 at December 31, 1998 and
    $36,234,442 at December 31, 1999).......................    8,818,543      40,973,050    $         --
                                                              -----------    ------------    ------------
Stockholders' deficit:
  Common stock, $0.001 par value:
    Authorized: 60,000,000 shares;
    Issued and outstanding: 1,593,693 shares at December 31,
      1998; 1,703,246 shares at December 31, 1999 and
      22,172,995 shares pro forma...........................        1,593           1,703          22,173
Additional paid-in capital..................................    1,305,684       2,589,162      43,058,331
Deferred stock-based compensation...........................   (1,385,473)     (6,508,432)     (6,508,432)
Notes receivable for common stock...........................      (44,366)         (6,850)         (6,850)
Accumulated other comprehensive income......................           --           4,413           4,413
Deficit accumulated during the development stage............   (9,414,526)    (22,571,920)    (22,088,509)
                                                              -----------    ------------    ------------
        Total stockholders' deficit.........................   (9,537,088)    (26,491,924)   $ 14,481,126
                                                              -----------    ------------    ============
        Total liabilities, mandatorily redeemable
          convertible stock and stockholders' deficit.......  $ 3,361,360    $ 20,573,935
                                                              ===========    ============


   The accompanying notes are an integral part of these financial statements.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS


                                                                                                CUMULATIVE
                                                                                               PERIOD FROM
                                                                                               MAY 5, 1995
                                                          YEAR ENDED DECEMBER 31,             (INCEPTION) TO
                                                 ------------------------------------------    DECEMBER 31,
                                                    1997           1998            1999            1999
                                                 -----------    -----------    ------------   --------------
REVENUE:
  Grant and collaboration......................  $ 2,230,948    $ 1,353,116    $  2,935,588    $  7,756,444
  License......................................      400,000             --              --         860,000
  Product......................................       18,100             --              --          38,380
                                                 -----------    -----------    ------------    ------------
         Total revenue.........................    2,649,048      1,353,116       2,935,588       8,654,824
                                                 -----------    -----------    ------------    ------------
OPERATING EXPENSES:
  Cost of sales................................       92,404             --              --         182,715
  Research and development.....................    3,742,488      5,423,656       8,986,774      20,544,474
  General and
    administrative.............................      635,406      1,321,953       2,266,289       4,764,360
  Sales and marketing..........................      179,002             --              --         337,583
                                                 -----------    -----------    ------------    ------------
         Total operating expenses..............    4,649,300      6,745,609      11,253,063      25,829,132
                                                 -----------    -----------    ------------    ------------
Loss from operations...........................   (2,000,252)    (5,392,493)     (8,317,475)    (17,174,308)
Interest income................................       51,462         86,805         530,543         739,834
Interest expense...............................      (49,068)      (216,534)       (370,462)       (654,035)
                                                 -----------    -----------    ------------    ------------
Net loss.......................................   (1,997,858)    (5,522,222)     (8,157,394)    (17,088,509)
Dividend related to beneficial conversion
  feature of preferred stock...................           --             --      (5,000,000)     (5,000,000)
Accretion to redemption value and accrued
  dividends on mandatorily redeemable
  convertible preferred stock..................     (300,942)      (488,466)     (5,288,284)     (6,292,459)
                                                 -----------    -----------    ------------    ------------
Net loss attributable to common stockholders...  $(2,298,800)   $(6,010,688)   $(18,445,678)   $(28,380,968)
                                                 ===========    ===========    ============    ============
Net loss per common share, basic and diluted...  $     (4.02)   $     (5.03)   $     (11.85)
                                                 ===========    ===========    ============
Shares used in computing net loss per share,
  basic and diluted............................      572,168      1,195,343       1,556,324
                                                 ===========    ===========    ============
Pro forma net loss per share, basic and diluted
  (unaudited)..................................                                $      (0.64)
                                                                               ============
Shares used in computing pro forma net loss per
  share, basic and diluted (unaudited).........                                  20,546,390
                                                                               ============


     The accompanying notes are an integral part of these financial statements.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

    FOR THE PERIOD FROM MAY 5, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1999


                                                                                          NOTES                        DEFICIT
                                                                                        RECEIVABLE                   ACCUMULATED
                                         COMMON STOCK      ADDITIONAL      DEFERRED        FOR           OTHER        DURING THE
                                      ------------------     PAID-IN     STOCK-BASED      COMMON     COMPREHENSIVE   DEVELOPMENT
                                       SHARES     AMOUNT     CAPITAL     COMPENSATION     STOCK         INCOME          STAGE
                                      ---------   ------   -----------   ------------   ----------   -------------   ------------
Common stock and Series A
 mandatorily redeemable convertible
 preferred stock issued in May 1995
 to parent company for tangible and
 intangible assets and
 liabilities........................          2   $   --   $        --   $        --     $     --       $   --       $         --
Accretion of redeemable convertible
 preferred stock....................         --       --            --            --           --           --            (14,493)

Net loss............................         --       --            --            --           --           --           (454,683)
                                      ---------   ------   -----------   -----------     --------       ------       ------------
Balances, December 31, 1995.........          2       --            --            --           --           --           (469,176)

Stock option exercise...............    586,901      587        22,889            --      (22,696)          --                 --

Accretion of redeemable convertible
 preferred stock....................         --       --       (22,889)           --           --           --           (177,385)

Net loss............................         --       --            --            --           --           --           (956,352)
                                      ---------   ------   -----------   -----------     --------       ------       ------------
Balances, December 31, 1996.........    586,903      587            --            --      (22,696)          --         (1,602,913)

Stock option exercise...............    751,434      751        38,612            --      (21,731)          --                 --

Common stock issued in February 1997
 at $0.13 per share in exchange for
 equipment..........................      9,300        9           797            --           --           --                 --

Accretion of redeemable convertible
 preferred stock....................         --       --       (39,409)           --           --           --           (291,533)

Net loss............................         --       --            --            --           --           --         (1,997,858)
                                      ---------   ------   -----------   -----------     --------       ------       ------------
Balances, December 31, 1997.........  1,347,637    1,347            --            --      (44,427)          --         (3,892,304)

Warrants issued in February 1998....         --       --        84,534            --           --           --                 --

Stock option exercise...............    246,057      246        38,057            --      (22,635)          --                 --

Repayment of notes receivable from
 stockholders.......................         --       --            --            --       22,696           --                 --

Deferred stock-based compensation...         --       --     1,671,559    (1,671,559)          --           --                 --

Amortization of deferred stock-
 based compensation.................         --       --            --       286,086           --           --                 --

Accretion of redeemable convertible
 preferred stock....................         --       --      (488,466)           --           --           --                 --

Net loss............................         --       --            --            --           --           --         (5,522,222)
                                      ---------   ------   -----------   -----------     --------       ------       ------------
Balances, December 31, 1998.........  1,593,694    1,593     1,305,684    (1,385,473)     (44,366)          --         (9,414,526)

Warrants issued in May 1999.........         --       --       445,694            --           --           --                 --

Repurchase of common stock..........         (2)      --            --            --           --           --                 --

Repurchase of Series A mandatorily
 redeemable convertible preferred
 stock and accretion of Series A in
 March 1999.........................         --       --    (2,529,395)           --           --           --                 --

Stock option exercise...............    109,554      110        23,777            --           --           --                 --

Repayment of note receivable from
 stockholders.......................         --       --            --            --       37,516           --                 --

Deferred stock-based compensation...         --       --     6,102,291    (6,102,291)          --           --                 --

Amortization of deferred stock-
 based compensation.................         --       --            --       979,332           --           --                 --

Accretion of redeemable convertible
 preferred stock....................         --       --    (2,758,889)           --           --           --                 --

Beneficial conversion feature
 related to issuance of preferred
 stock..............................         --       --            --            --           --           --         (5,000,000)

Unrealized gain on investments......         --       --            --            --           --        4,413                 --

Net loss............................         --       --            --            --           --           --         (8,157,394)
                                      ---------   ------   -----------   -----------     --------       ------       ------------
Balances, December 31, 1999.........  1,703,246   $1,703   $ 2,589,162   $(6,508,432)    $ (6,850)      $4,413       $(22,571,920)
                                      =========   ======   ===========   ===========     ========       ======       ============


                                         TOTAL
                                      ------------
Common stock and Series A
 mandatorily redeemable convertible
 preferred stock issued in May 1995
 to parent company for tangible and
 intangible assets and
 liabilities........................  $         --
Accretion of redeemable convertible
 preferred stock....................       (14,493)
Net loss............................      (454,683)
                                      ------------
Balances, December 31, 1995.........      (469,176)
Stock option exercise...............           780
Accretion of redeemable convertible
 preferred stock....................      (200,274)
Net loss............................      (956,352)
                                      ------------
Balances, December 31, 1996.........    (1,625,022)
Stock option exercise...............        17,632
Common stock issued in February 1997
 at $0.13 per share in exchange for
 equipment..........................           806
Accretion of redeemable convertible
 preferred stock....................      (330,942)
Net loss............................    (1,997,858)
                                      ------------
Balances, December 31, 1997.........    (3,935,384)
Warrants issued in February 1998....        84,534
Stock option exercise...............        15,668
Repayment of notes receivable from
 stockholders.......................        22,696
Deferred stock-based compensation...            --
Amortization of deferred stock-
 based compensation.................       286,086
Accretion of redeemable convertible
 preferred stock....................      (488,466)
Net loss............................    (5,522,222)
                                      ------------
Balances, December 31, 1998.........    (9,537,088)
Warrants issued in May 1999.........       445,694
Repurchase of common stock..........            --
Repurchase of Series A mandatorily
 redeemable convertible preferred
 stock and accretion of Series A in
 March 1999.........................    (2,529,395)
Stock option exercise...............        23,887
Repayment of note receivable from
 stockholders.......................        37,516
Deferred stock-based compensation...            --
Amortization of deferred stock-
 based compensation.................       979,332
Accretion of redeemable convertible
 preferred stock....................    (2,758,889)
Beneficial conversion feature
 related to issuance of preferred
 stock..............................    (5,000,000)
Unrealized gain on investments......         4,413
Net loss............................    (8,157,394)
                                      ------------
Balances, December 31, 1999.........  $(26,491,924)
                                      ============


   The accompanying notes are an integral part of these financial statements.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS


                                                                                                          CUMULATIVE
                                                                                                         PERIOD FROM
                                                                                                         MAY 5, 1995
                                                                     YEARS ENDED DECEMBER 31,           (INCEPTION) TO
                                                              ---------------------------------------    DECEMBER 31,
                                                                 1997          1998          1999            1999
                                                              -----------   -----------   -----------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,997,858)  $(5,522,222)  $(8,157,394)   $(17,088,509)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      222,126       331,587       583,859       1,242,564
    Amortization of note and long-term debt discount........           --        15,939       142,877         158,816
    Amortization of deferred compensation...................           --       286,086       979,332       1,265,418
    Preferred stock issued for interest expense.............           --            --       127,890         127,890
    Changes in assets and liabilities:
      Accounts receivable...................................     (217,577)      119,624      (408,216)       (615,343)
      Prepaid expenses and other current assets.............       27,456      (283,193)     (117,098)       (434,056)
      Accounts payable......................................       95,001       (58,148)       33,920         412,412
      Accrued payroll and related expenses..................       33,232        (6,635)       56,225         114,103
      Accrued expenses and other liabilities................      (95,166)      289,205       795,330       1,089,594
      Deferred revenue......................................       14,286       (14,286)     (200,000)             --
                                                              -----------   -----------   -----------    ------------
        Net cash used in operating activities...............   (1,918,500)   (4,842,043)   (6,163,275)    (13,727,111)
                                                              -----------   -----------   -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................      (62,302)      (21,481)   (4,424,384)     (4,803,254)
  Restricted cash...........................................           --            --      (625,000)       (625,000)
  Purchase of short-term investments........................           --            --    (7,124,837)     (7,124,837)
  Maturities of short-term investments......................           --            --     3,650,000       3,650,000
  Change in other assets....................................         (100)      (14,434)       29,966           3,310
                                                              -----------   -----------   -----------    ------------
        Net cash used in investing activities...............      (62,402)      (35,915)   (8,494,255)     (8,899,781)
                                                              -----------   -----------   -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under capital lease obligations........     (183,109)     (292,044)     (356,935)       (933,154)
  Proceeds from issuance of notes payable to related
    parties.................................................      337,187     2,150,000            --       2,487,187
  Proceeds from issuance of loans payable...................           --            --     4,364,587       4,364,587
  Repayment of loans payable................................           --            --      (159,369)       (159,369)
  Proceeds from issuance of preferred stock, net of issuance
    costs...................................................      500,000     4,490,665    22,083,128      29,831,133
  Repayment of notes payable to related parties.............           --            --      (119,099)       (119,099)
  Repurchase of Series A preferred stock and one share of
    common stock............................................           --            --    (2,712,883)     (2,712,883)
  Proceeds from notes receivable from stockholders..........           --        22,696        37,516          60,212
  Proceeds from issuance of common stock....................       17,632        15,668        23,887          57,967
                                                              -----------   -----------   -----------    ------------
        Net cash provided by financing activities...........      671,710     6,386,985    23,160,832      32,876,581
                                                              -----------   -----------   -----------    ------------
Net increase (decrease) in cash and cash equivalents........   (1,309,192)    1,509,027     8,503,302      10,249,689
Cash and cash equivalents, beginning of period..............    1,546,552       237,360     1,746,387              --
                                                              -----------   -----------   -----------    ------------
Cash and cash equivalents, end of period....................  $   237,360   $ 1,746,387   $10,249,689    $ 10,249,689
                                                              ===========   ===========   ===========    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for interest................  $    49,068   $    79,867   $   226,112    $    371,488
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
    Additions to property and equipment acquired under
      capital lease obligations.............................  $   491,512   $   354,643   $   206,840    $  1,506,704
    Issuance of notes receivable in exchange for common
      stock.................................................  $    21,731   $    22,635   $        --    $     67,602
    Net assets obtained in exchange for Series A preferred
      stock.................................................  $        --   $        --   $        --    $     36,363
    Equipment obtained in exchange for common stock.........  $       806   $        --   $        --    $        806
    Issuance of warrants in connection with notes payable...  $        --   $    84,534   $   445,694    $    530,228
    Deferred compensation...................................  $        --   $ 1,671,559   $ 6,102,291    $  7,773,850
    Accretion of mandatorily redeemable preferred stock and
      accrued dividends.....................................  $   330,942   $   488,466   $ 5,288,284    $  6,322,459
    Conversion of notes payable into preferred stock........  $        --   $        --   $ 2,495,978    $  2,495,978


   The accompanying notes are an integral part of these financial statements.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

1. FORMATION AND BUSINESS OF THE COMPANY

     ACLARA BioSciences, Inc. (the "Company"), formerly Soane BioSciences, Inc., a Delaware corporation, was incorporated on May 5, 1995 for the purpose of providing miniaturized microfluidic tools for biochemical analysis and synthesis. The Company's technology has applicability in many markets including drug discovery, genomics, life science research and diagnostics. The Company's revenue is currently generated primarily through various grants and contracts with both governmental and private organizations. The Company is in the development stage and since inception has devoted substantially all of its efforts to research and development, raising capital, and recruiting personnel.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


UNAUDITED PRO FORMA INFORMATION



     If the Company's initial public offering as described in Note 12 is consummated, all of the preferred stock outstanding will automatically be converted into common stock. The pro forma mandatorily redeemable convertible preferred stock and stockholders' deficit at December 31, 1999 has been adjusted for the assumed conversion of mandatorily redeemable convertible preferred stock based on the shares of mandatorily redeemable convertible preferred stock outstanding at December 31, 1999.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for leases with similar terms, the carrying value of capital lease obligations approximate fair value.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Cash and cash equivalents are invested in deposits with a major local financial institution. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that this financial institution is financially sound and, accordingly, minimal

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

credit risk exists. The Company's receivables relate to grants and contracts, and accordingly, there is no collateral required for these receivables.


     At December 31, 1998, one government agency accounted for 95% of accounts receivable, respectively. At December 31, 1999, one collaborator and two government agencies accounted for 51%, 24% and 19% of accounts receivable, respectively.



     In 1997, three customers individually accounted for 45%, 24% and 12%, respectively, of the Company's total revenue. In 1998, three customers (collaborative partners) individually accounted for 44% and 22% and 16%, respectively, of the Company's total revenue. In 1999, three customers (collaborative partners) individually accounted for 39%, 36% and 25%, respectively, of the Company's total revenue.


PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, three years for computer equipment and software and five years for machinery, equipment and furniture. Amortization of leasehold improvements and property and equipment acquired under capital lease obligations is computed using a straight-line basis over the shorter of the remaining lease term or the estimated useful life of the related assets, typically five years.

IMPAIRMENT OF LONG-LIVED ASSETS


     The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. ("SFAS") 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.


INCOME TAXES

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

RESEARCH AND DEVELOPMENT COSTS

     Research and development expenditures are charged to operations as incurred.

REVENUE RECOGNITION

     The Company recognizes grant and collaboration revenue based on meeting certain requirements, completing milestones as specified in the grants or collaborations, straight line over the period of certain collaborations or as work is performed and evidenced by time sheets and expense reports for certain grants. Revenue on product sales is generally recognized upon shipment of product to the customer. Revenue on license agreements are recognized on a

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

straight line basis over the life of services to be rendered under the license agreements (see Note 5).

CERTAIN RISKS AND UNCERTAINTIES

     The Company's products and services are concentrated in rapidly changing, highly competitive markets which are characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on the Company's business and operating results.

SEGMENTS

     The Company follows Statement of Financial Accounting Standards No. 131, or SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates in one segment, using one measurement of profitability to manage its business. All long-lived assets are maintained in the United States.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" ("APB No. 25") and complies with the disclosure provisions of Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

     Under APB No. 25, compensation expense is based on the difference, if any on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for and employee stock option or similar equity instrument. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 8.

     The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."


RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. The Company, to

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

date, has not engaged in derivative or hedging activities. The Company will adopt SFAS No. 133, as required, in fiscal year 2000.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company's revenue recognition policy is in compliance with the provisions of SAB 101.


NET LOSS PER SHARE

     Basic earnings per share is calculated based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share would give effect to the dilutive effect of common stock equivalents consisting of stock options and warrants (calculated using the treasury stock method). Potentially dilutive securities have been excluded form the diluted earnings per share computations as they have an antidilutive effect due to the Company's net loss.

     The computation of pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if converted method) from the original date of issuance.

     A reconciliation of shares used in the calculations is as follows:


                                                               YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                         1997           1998            1999
                                                      -----------    -----------    ------------
Basic and diluted:
  Net loss..........................................  $(1,997,858)   $(5,522,222)   $ (8,157,394)
                                                      ===========    ===========    ============
Dividend related to beneficial conversion feature of
  preferred stock...................................           --             --      (5,000,000)
Accretion of mandatorily redeemable preferred
  stock.............................................     (300,942)      (488,466)     (5,288,284)
                                                      -----------    -----------    ------------
Net loss attributable to common stockholders........  $(2,298,800)   $(6,010,688)   $(18,445,678)
                                                      ===========    ===========    ============
Weighted-average shares of common stock
  outstanding.......................................      835,839      1,413,211       1,644,946
Less: weighted-average shares subject to
  repurchase........................................     (263,671)      (217,868)        (88,622)
                                                      -----------    -----------    ------------
Weighted-average shares used in basic and diluted
  net loss per share................................      572,168      1,195,343       1,556,324
                                                      ===========    ===========    ============
Pro forma basic and diluted :
  Net loss..........................................                                $(13,157,394)
                                                                                    ------------
Shares used above
Adjustment to reflect weighted-average effect of
  assumed conversion of preferred stock
  (unaudited).......................................                                  18,990,066
                                                                                    ============
Weighted-average shares used in pro forma basic and
  diluted net loss per share (unaudited)............                                  20,546,390
                                                                                    ============

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The following outstanding options and warrants (prior to the application of the treasury stock method), and convertible preferred stock (on an as-converted basis) were excluded from the computation of diluted net loss per share as they had an antidilutive effect:


                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1997         1998          1999
                                                              ---------    ---------    ----------
Options and warrants......................................      951,839    2,232,521     3,429,536
Convertible preferred stock...............................    10,115,091   12,615,093   20,469,749


3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                                             DECEMBER 31,
                                                       -------------------------
                                                          1998          1999
                                                       ----------    -----------
Machinery and equipment..............................  $1,168,050    $ 1,676,756
Furniture and fixtures...............................      83,174        265,503
Computer equipment and software......................     330,803        620,317
Leasehold improvements...............................     133,287      3,846,272
                                                       ----------    -----------
                                                        1,715,314      6,408,848
Less: accumulated depreciation and amortization......    (654,392)    (1,238,251)
                                                       ----------    -----------
                                                       $1,060,922    $ 5,170,597
                                                       ==========    ===========



     As of December 31, 1998 and 1999, property and equipment includes amounts for machinery and equipment, furniture and fixtures, and computer equipment acquired under capital leases of $1,299,864 and $1,506,704 with related accumulated amortization of approximately $479,000 and $728,000, respectively.



4. COMMITMENTS AND CONTINGENCIES


OPERATING LEASE


     In March 1999, the Company entered into a ten year operating lease for office space. Rent expense for the years ended December 31, 1997, 1998, 1999 and for the cumulative period from May 3, 1995 (date of inception) to December 31, 1999, was $172,905, $173,038, $616,715 and $878,046, respectively. In July 1999 the Company entered into three sublease agreements for periods commencing August 1999 and ending between one to two years later.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     The future annual minimum lease payments and sublease income under the lease as at December 31, 1999 are as follows:



                                                 OPERATING     OPERATING
                                                   LEASE       SUBLEASE
           YEAR ENDING DECEMBER 31,             COMMITMENTS     INCOME
           ------------------------             -----------    ---------
2000..........................................  $ 1,052,622    $(718,100)
2001..........................................    1,089,462     (255,091)
2002..........................................    1,127,598           --
2003..........................................    1,167,066           --
2004 and thereafter...........................    7,182,096           --
                                                -----------    ---------
          Total minimum lease payments........  $11,618,844    $(973,191)
                                                ===========    =========



LEGAL MATTERS



     On March 22, 1999, Caliper Technologies corporation ("Caliper") filed suit in Superior Court of California, naming as defendants Bertram Rowland ("Rowland"), Flehr, Hohbeck, Test, Albritton & Herbert ("Flehr") and the Company. The suit alleges that Rowland and Flehr, as former counsel to Caliper, learned trade secrets of Caliper which were then improperly used by Rowland and Flehr as counsel to the Company, and by the Company, in a patent application by the Company that resulted in an issued patent, and for other unspecified purposes. The suit seeks actual and exemplary damages and equitable relief.



     On April 26, 1999, the Company filed a patent infringement action against Caliper in the U.S. District Court in Northern California alleging infringement of the Company's patent (the "015 patent") which concerns methods and devices for moving molecules by the application of electrical fields.



     See Note 12 for further infringement action since year end.



     At this time management of the Company are unable to predict the final outcome of these matters and the ultimate effect, if any, on the Company's financial condition, cash flows and results of operations.


5. RESEARCH AND DEVELOPMENT COLLABORATIONS AND LICENSE AGREEMENTS


     The Company has entered into several research and development collaborations. Research payments are received based on completion of milestones specified in the contracts or grants.


     In January 1, 1995, the Company entered into a $120,740 research and development subcontract with Molecular Dynamics, Inc. for a nine month period to develop a polymer suitable for microfluidic analysis of DNA. Under this subcontract, the Company granted to Molecular Dynamics the exclusive option for a supply arrangement and a worldwide license to use, prepare for packaging, package, market, sell and distribute the product developed under the subcontract. The Company agreed for a period ending December 31, 1999, not to grant such rights to any third party so long that Molecular Dynamics has the rights to exercise its option or has exercised it.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     In August 1996, the Company and Hitachi entered into a License Agreement under which the Company granted Hitachi certain intellectual property rights in return for an $800,000 license fee and an agreement to fund up to $480,000 of research and development at the Company.

     In February 1997, the Company entered into an agreement with the R.W. Johnson Pharmaceutical Research Institute, a Division of Ortho Pharmaceutical Corporation or "PRI" and the Johnson and Johnson Development Corporation or "J&J". Under this agreement, the Company developed and delivered to PRI a prototype microfluidic system intended to demonstrate the feasibility of the Company's technology for pharmaceutical drug screening.

     In March 1998, the Company entered into an amended and restated agreement with PRI and J&J to develop a prototype microfluidic system having a higher throughput than the prototype developed under the initial agreement. Under these agreements, PRI provided the Company with $1,100,000 and $900,000 in 1997 and 1998, respectively. In addition, J&J made an aggregate $2,500,000 equity investment in the Company (see Note 10 -- Related Party Transactions).


     In April 1998, the Company and PE Biosystems entered into a collaboration agreement under which the Company will jointly develop and, sell to PE Biosystems units of microfluidic electrophoresis devices under a transfer price to be determined by a joint committee. In the event that the Company is unable or unwilling to supply microfluidic devices, the Company will receive a royalty on net sales by PE Biosystems of the microfluidic electrophoresis devices. During 1998 and for the year ended December 31, 1999, the Company has not received any revenue, related to this agreement, from PE Biosystems.


     In March 1999, the Company entered into an agreement with PRI and PE Biosystems, with an effective date of October 1998, which superseded the Company's previous agreements with PRI. Under this agreement, the Company and PE Biosystems agreed to develop and provide to PRI advanced prototype microfluidic systems for pharmaceutical drug screenings. The Company received $1,200,000 in 1999 under this agreement. PE Biosystems and the Company must use reasonable effort to adhere to certain milestones. Under a side agreement between the Company and PE Biosystems, any royalty received from PRI for manufacturing or selling of microfluidic electrophoresis devices will be split between PE Biosystems and the Company. PRI has the right to terminate this agreement on not less than 45 days prior written notice to PE Biosystems and the Company if any milestone is not achieved prior to the end of the 90 day period following the originally scheduled date for the achievement of a milestone.


     In March 1999, the Company and PE Biosystems, entered into a product development collaboration in the field of high throughput screening. The agreement covers a collaboration on technological feasibility studies and on future commercialization of products jointly developed, including manufacturing, marketing, sales and support programs for such collaboration product. The collaboration product will be exclusively marketed, sold and supported by PE Biosystems, who will be responsible for all expenses for marketing, sales and support of such product. As part of this collaboration, the Company will sell to PE Biosystems microfluidic electrophoresis devices. Upon expiration of an exclusive period, the Company will have three months to evaluate any written development proposal from PE Biosystems; in the event that the Company elects not to pursue a new development agreement, fails to notify PE Biosystems of its election to develop and supply such microfluidic electrophoresis devices within the three month period, the development or manufacture of such devices may be performed by PE Biosystems pursuant

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


to a non-exclusive license. If, after a first commercial sale of a microfluidic device, the net sales do not meet or exceed a specified minimum value, the Company's obligation to exclusively supply that particular device will immediately terminate, but PE Biosystems' obligation to exclusively purchase such device will remain in effect. During the year ended December 31, 1999, the Company has not recognized any revenue under this agreement.



     In October 1999, the Company and Cellomics, Inc. ("Cellomics") entered into a three year collaboration for an exclusive alliance to develop, manufacture and market a chip-based screening system for cell analysis. Under this collaboration, Cellomics agreed to provide funding to support the Company's research for the first year of the program. During the development and commercialization phase, the money obtained from third parties shall be divided between Cellomics and the Company to ensure that each party's expenditure of its own money on a jointly approved plan is minimized. No later than the end of the second year of collaboration, the Company will receive from Cellomics the reasonable cost of manufacturing the microfluidic plates jointly developed and a reasonable profit margin for items manufactured and supplied by the Company. The division of any remaining income will be determined by the financial contribution of each party, net of reimbursed portions, the novelty of their contributions, the value of the intellectual property that protects components of the screening systems, the competitive advantages provided by the contributions of the two parties, their respective responsibilities in manufacturing, marketing and supporting other on-going expenditures and other risks. The exact mechanism for the division of any remaining income will be defined as the collaboration proceeds toward commercialization. For the year ended December 31, 1999, the Company has not recognized any revenue under this collaboration.



6. CAPITAL LEASES AND LOANS PAYABLE


     In November 1995 and January 1997, the Company entered into capital lease agreements which provide for up to $1,450,000 of equipment financing through November 2001 and bear interest between 6.64% - 11.32% per year. Eligible equipment includes various computer equipment, office furniture and equipment, and machinery and equipment. Upon the termination of the lease agreements, the Company is required to renew them or purchase the leased equipment at the then existing fair market value but not less than 10% or more than 25% of the original purchase price.


     At December 31, 1999, future minimum lease payments under capital leases are as follows:



                        FISCAL YEAR
                        -----------
2000........................................................  $ 342,193
2001........................................................    256,282
2002........................................................     59,271
                                                              ---------
Total future minimum payments...............................    657,746
                                                              ---------
Less: amount representing interest..........................    (87,735)
                                                              ---------
Present value of minimum lease payments.....................    570,011
Less: current portion.......................................   (286,399)
                                                              ---------
Non-current portion.........................................  $ 283,612
                                                              =========

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     In March 1999, the Company entered into a loan agreement with its landlord to borrow $663,150 for leasehold improvement at an interest rate of 8.5%. The Company received the proceeds of this loan in December 1999. If the Company were to default on the payment of the lease for its facilities, the Company would default on its loan agreement with its landlord.



     In May 1999, the Company entered into a loan agreement with a financial institution to obtain borrowings of up to $5,000,000 in the aggregate, of which no more than $3,000,000 can be used for leasehold improvement and $2,000,000 can be used for the purchase of equipment. In the year ended December 31, 1999, the Company received $721,546 to purchase equipment and $2,959,246 for leasehold improvement. The loans bear interest of 13.4% to 13.6% and are repaid in 42 to 48 monthly installments. If the Company were to default in the payment of principal or interest on any indebtedness of $50,000 or the performance of any agreement related to such loan the Company would default on this loan agreement. In conjunction with this loan agreement, the Company issued a warrant to purchase 138,890 shares of common stock at an exercise price of $1.80 per share. The warrant has a ten year term ending in May 2009. The value of the warrant was calculated using the Black-Scholes pricing model and has been charged to additional paid in capital and will be amortized to interest expense over the life of the loan.



     In December 1999, the Company borrowed $663,150 from its landlord under a ten year promissory note. The note bears interest of 8.5%, with interest to be calculated on the basis of a 30 day month.



                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Notes payable in monthly installments at interest rates
  ranging from 8.5% - 15% maturing from December, 2002 to
  December, 2009............................................   $4,278,101
Less: Current portion.......................................      819,773
Less: discount due to warrants..............................      371,412
                                                               ----------
                                                               $3,086,916
                                                               ==========



     Maturities of long term debt were as follows:



YEAR ENDING DECEMBER 31,
2000........................................................  $  819,773
2001........................................................   1,151,508
2002........................................................   1,342,484
2003........................................................     503,287
2004 and thereafter.........................................     461,049
                                                              ----------
                                                              $4,278,101
                                                              ==========



7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK


MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Under the Company's Certificate of Incorporation, as amended, the Company's convertible redeemable preferred stock is issuable in series. The Company's Board of Directors is authorized to determine the rights, preferences and terms of each series.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     At December 31, 1998, the amounts, terms and liquidation value of Series A, Series B, Series C, Series D and Series E mandatorily redeemable convertible preferred stock were as follows:



                                                              SHARES       PREFERENTIAL
                                 CARRYING       SHARES      ISSUED AND     LIQUIDATION
                                  AMOUNT      AUTHORIZED    OUTSTANDING       VALUE
                                ----------    ----------    -----------    ------------
A.............................  $  280,004     4,521,470     4,521,470     $ 2,377,193
B.............................   1,691,818     3,516,699     3,516,699       1,698,139
C.............................   1,572,803     1,615,385     1,615,385       1,530,718
D.............................     552,092       627,691       461,538         528,274
E.............................   4,721,826     2,500,001     2,500,001       4,500,000
Undesignated..................          --       166,154            --              --
                                ----------    ----------    ----------     -----------
Balances, December 31, 1998...  $8,818,543    12,947,400    12,615,093     $10,634,324
                                ==========    ==========    ==========     ===========



     At December 31, 1999, the amounts, terms and liquidation value of Series A, Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H mandatorily redeemable convertible preferred stock are as follows:



                                                              SHARES       PREFERENTIAL
                                CARRYING        SHARES      ISSUED AND     LIQUIDATION
                                 AMOUNT       AUTHORIZED    OUTSTANDING       VALUE
                               -----------    ----------    -----------    ------------
A............................  $        --            --            --     $        --
B............................    1,750,438     3,516,699     3,516,699       1,810,553
C............................    1,607,018     1,615,385     1,615,385       1,642,667
D............................      590,634       627,691       461,538         608,222
E............................    4,744,984     2,500,001     2,500,001       4,777,001
F............................   19,279,975    10,833,332    10,014,999      19,395,998
F-1..........................           --    10,833,332            --              --
G............................    3,000,001     1,119,403     1,119,404       3,000,001
H............................    5,000,000     1,275,000     1,241,723       5,000,000
Beneficial conversion feature
  on Series H financing......    5,000,000            --            --              --
Undesignated.................           --     1,879,157            --              --
                               -----------    ----------    ----------     -----------
Balances, December 31,
  1999.......................  $40,973,050    34,200,000    20,469,749     $36,234,442
                               ===========    ==========    ==========     ===========


DIVIDENDS


     The holders of shares of Series B, Series C, Series D, Series E, Series F, Series G and Series H preferred stock are entitled to receive dividends, out of any assets legally available prior and in preference to any declaration or payment of dividends on common stock or any other shares of capital stock at the rate of $0.032, $0.069, $0.09, $0.144, $0.144, $0.215 and $0.322 per share per annum, respectively, when and as declared by the Board of Directors. As of December 31, 1999, no dividends have been declared. Commencing on May 8, 1996, October 31, 1997, April 17, 1998, March 24, 1999, January 12, 1999, April 28,
2000 and December 30, 2000, dividends on Series B, Series C, Series D, Series E, Series F, Series G and Series H preferred stock, respectively, shall accrue from day to day whether or not earned or

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


declared and are cumulative. At December 31, 1998 and 1999, preferred dividends accrued and unpaid were $879,811 and $2,434,327 respectively.



     In December 1999, the Company issued 1,241,723 of Series H mandatorily redeemable convertible preferred stock at $4.03 per share for proceeds of $5,000,000. The issuance resulted in a beneficial conversion feature of $5,000,000, calculated in accordance with Emerging Issues Task Force No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features. The beneficial conversion feature is reflected as a preferred dividend in the Statement of Operations for 1999.


LIQUIDATION


     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series F mandatorily redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Series B, Series C, Series D, Series E Series G or Series H mandatorily redeemable convertible preferred stock and common stock, an amount per share equal to the sum of $1.80 plus all accrued and unpaid dividends. The holders of Series B, Series C, Series D, Series E, Series G and Series H preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock, an amount per share equal to the sum of $0.40, $0.87, $1.08, $1.80, $2.68 and $4.03 plus all accrued and unpaid dividends on such shares, respectively.



     After payment has been made to the holders of the Series B, Series C, Series D, Series E, Series F, Series G and Series H mandatorily redeemable convertible preferred stock, the holders of the Series F and common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution to its stockholders.


CONVERSION


     Each share of Series B, Series C, Series D, Series E, Series F, Series G and Series H mandatorily redeemable convertible preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as determined by dividing the applicable original issue price by the conversion price applicable to such share in effect at the date of conversion. Each share of preferred stock shall automatically be converted into shares of common stock immediately upon the closing of a firm commitment underwritten public offering in which the aggregate proceeds raised equal or exceed $15,000,000 and the per share offering price is not less than $5.94 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization). At December 31, 1999, each share of preferred stock can be converted to one share of common stock, subject to adjustments under specific circumstances. The Company has reserved a total of 20,469,749 shares of common stock for issuance upon the conversion of the outstanding mandatorily redeemable convertible preferred stock.


REDEMPTION


     On March 24, 2005 and 2006, each holder of Series B, Series C, Series D, Series E, Series F, Series G and Series H mandatorily redeemable convertible preferred stock will have the right to require the Company to redeem up to 50% and 100% respectively of such shares of

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


preferred stock held by such holder on each of those dates. The redemption price to be paid by the Company upon such redemption's is $0.40 per share of Series B preferred stock, $0.87 per share for Series C preferred stock, $1.08 per share for Series D preferred stock, $1.80 per share of Series E and Series F preferred stock, $2.68 per share of Series G preferred stock and $4.03 per share of Series H preferred stock, plus all accrued but unpaid dividends. The carrying value of redeemable convertible preferred stock is increased by periodic accretions using the interest method so that the carrying amount will equal the redemption amount at the redemption date.



     At December 31, 1999, future minimum accretion to redemption values of mandatorily redeemable convertible preferred stock, which includes preferred dividends, are as follows:



                  YEARS ENDED DECEMBER 31,
                  ------------------------
2000........................................................  $ 2,279,419
2001........................................................    2,453,128
2002........................................................    2,610,841
2003........................................................    2,746,359
2004 and thereafter.........................................    4,887,700
                                                              -----------
                                                              $14,977,447
                                                              ===========


VOTING RIGHTS


     The holder of each share of Series B, Series C, Series D, Series E, Series F, Series G and Series H preferred stock is entitled to one vote for each share of common stock into which such share of the preferred stock is convertible. The Board of Directors of the Company consists of five members. One member of the Board of Directors shall be elected by the holders of record of the Series B preferred stock voting separately as a class. Two members of the Board of Directors shall be elected by the holders of record of the Series F preferred stock, voting separately as a class. One member of the Board of Directors shall be elected by the holders of record of a majority of the outstanding shares of common stock and Series B, Series C, Series D, Series E, Series F, Series G and Series H preferred stock voting together as a single class on an if-converted basis. Lastly, one member of the Board of Directors shall be either the President or the Chief Executive Officer of the Company.


REPURCHASE OF SERIES A MANDATORILY REDEEMABLE PREFERRED STOCK


     The Company has a right of first refusal to repurchase any outstanding shares of common stock or Series A mandatorily redeemable convertible preferred stock held by certain stockholders of the Company in the event the holder of such shares receives and accepts an offer from a third party to purchase the stockholder's Series A mandatorily redeemable convertible stock. In March 1999, the Company repurchased 4,521,470 shares of Series A mandatorily redeemable convertible preferred stock and two shares of common stock from an investor in the Company at $0.60 per share for $2,712,883.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. STOCKHOLDERS' EQUITY

COMMON STOCK


     The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 60,000,000 shares of $0.001 par value common stock. A portion of the shares sold are subject to a right of repurchase by the Company over the vesting period, which is generally over a four year period. At December 31, 1997, 1998 and 1999, 309,879, 125,856 and 51,387 shares of common stock were subject to repurchase, respectively.


WARRANTS


     During 1995, in conjunction with a capital lease agreement, the Company issued warrants to purchase 45,000 shares of its common stock at a price of $0.67 per share. The warrants will expire upon the later of November 15, 2005 or five years subsequent to the closing of an initial public offering of the Company's common stock.



     In December 1996, the Company issued warrants to purchase 150,000 shares of common stock at a price of $1.33 per share to the lessor of the Company's new facility. The warrants will expire upon the earliest of December 6, 2003, the closing of an acquisition of the Company, or five years subsequent to the closing of an initial public offering of the Company's common stock.



     In February 1997, in conjunction with an additional $1,000,000 capital lease agreement, the Company issued warrants to purchase 50,025 shares of common stock at $1.33 per share. The warrants will expire upon the later of February 15, 2007 or five years subsequent to the closing of an initial public offering of the Company's common stock.



     In December 1997 and February 1998, in conjunction with the issuance of $337,187 and $500,000 of promissory notes to related parties, the Company issued warrants to purchase 62,250 and 92,307 shares of Series D preferred stock at $1.08 per share, respectively. The warrants will expire at the earliest of 10 years from the date of issuance, the sale or acquisition of the Company or the effective date of the Company's registration statement.



     In May 1999, in conjunction with the loan agreement described in Note 6, the Company issued warrants to purchase 138,890 shares of common stock at an exercise price of $1.80 per share. The warrant has a ten year term ending in May 2009.



     The value of the warrants was calculated using the Black-Scholes pricing model and have been charged to additional paid in capital and amortized to interest expense or rent expense as appropriate over the life of the notes. Valuation of warrants granted in 1995, 1996 and 1997 was immaterial. The valuation of warrants granted in 1998 was $84,534 and in the period ended December 31, 1999 was $445,694.


STOCK OPTION PLANS


     As of December 31, 1999, the Board of Directors has reserved 5,014,004 shares of common stock under its 1995 and 1997 Stock Plans (the "Plans") for issuance to employees, directors and consultants of the Company.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     Employees can exercise options through the use of a note payable to the Company. These notes are recourse and have no specific terms attached. The shares purchased are held in escrow by the Company until the note has been fully repaid. Interest is charged on the note at federal rates. At December 31, 1999 the balance of notes receivable outstanding was $6,850.


     Under the Plans, options granted under the Plans may be incentive stock options or nonstatutory stock options. Stock purchase rights may also be granted under the Plans. The Board of Directors determines the period over which options become exercisable, but they generally vest at a rate of 25% after completing one year of service and an additional 1/48 of such shares becoming exercisable each month thereafter and options expire ten years from their vesting start dates. The exercise price of incentive stock options shall be no less than 100% of the fair market value per share of the Company's common stock on the grant date as determined by the Company's Board of Directors. The exercise price of nonstatutory stock options shall be no less than par value of the Company's common stock. The term of the options is no longer than five years for incentive options for which the grantee owns greater than 10% of the voting power of all classes of stock and no longer than ten years for all other options.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Activity under the Plans is as follows:


                                                              OUTSTANDING OPTIONS
                                                       ---------------------------------
                                                                                WEIGHTED
                                            SHARES                              AVERAGE
                                          AVAILABLE     NUMBER     AGGREGATE    EXERCISE
                                          FOR GRANT    OF SHARES     PRICE       PRICE
                                          ----------   ---------   ----------   --------
Options reserved at Plan inception......   1,418,501          --   $       --
  Options granted.......................  (1,252,418)  1,252,418       50,097    $0.04
                                          ----------   ---------   ----------    -----
Balances, December 31, 1995.............     166,083   1,252,418       50,097     0.04
  Additional shares reserved............     525,000          --           --
  Options granted.......................    (349,275)    349,275       15,476     0.04
  Options exercised.....................          --    (586,901)     (23,476)    0.04
  Options canceled......................      75,000     (75,000)      (3,000)    0.04
                                          ----------   ---------   ----------    -----
Balances, December 31, 1996.............     416,808     939,792       39,097     0.04
  Additional shares reserved............     750,000          --           --
  Options granted.......................    (588,018)    588,019      101,126     0.17
  Options exercised.....................          --    (751,434)     (39,363)    0.05
  Options canceled......................     131,813    (131,813)      (9,238)    0.07
                                          ----------   ---------   ----------    -----
Balances, December 31, 1997.............     710,603     644,564       91,622     0.14
  Additional shares reserved............   1,500,000          --           --
  Options granted.......................  (1,358,127)  1,358,127      606,971     0.45
  Options exercised.....................          --    (246,057)     (38,303)    0.16
  Options canceled......................     148,695    (148,695)     (47,019)    0.38
                                          ----------   ---------   ----------    -----
Balances, December 31, 1998.............   1,001,171   1,607,939      613,271     0.38
  Additional shares reserved............     820,503          --           --
  Options granted.......................  (1,554,126)  1,554,126      746,105     0.48
  Options exercised.....................          --    (109,554)     (23,887)    0.22
  Options cancelled.....................     161,447    (161,447)     (53,469)    0.33
                                          ----------   ---------   ----------    -----
Balances, December 31, 1999.............     428,995   2,891,064   $1,282,020     0.44
                                          ==========   =========   ==========    =====



     Prior to 1999 there were no significant option grants to consultants. During 1999 there was a grant of 100,000 options to a consultant at an exercise price of $0.63. All of these options were still outstanding at December 31, 1999. The charge to income in 1999 for this grant was $48,533 and deferred compensation as at December 31, 1999 was $1,747,201. The options vest over three years.


     The fair value of each option grant to employees is estimated on the date of grant using the minimum value method with the following weighted average assumptions:


                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1997    1998    1999
                                                                ----    ----    ----
Expected dividend yield.....................................     --      --       --
Risk-free interest rate.....................................    6.2%    5.5%     5.3%
Expected life (in years)....................................    5.0     5.0      5.0

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The expected life is based on the assumption that stock options on average are exercised one year after they are fully vested. The risk free interest rate was calculated in accordance with the grant date and expected life calculated.


     The weighted average estimated fair value of employee stock options granted during 1997, 1998, and 1999 were $0.05, $1.31 and $4.69, respectively.



     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Plans been determined based on the fair value at the date of the awards consistent with the provisions of SFAS No. 123, the impact on the Company's net loss would be as follows:



                                                               YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                         1997           1998            1999
                                                      -----------    -----------    ------------
Net loss attributable to common stockholders:
  As reported.......................................  $(2,298,800)   $(6,010,688)   $(18,445,678)
  Pro forma.........................................   (2,304,949)    (6,278,709)    (19,199,370)
                                                      ===========    ===========    ============
Basic and diluted net loss per common share:
  As reported.......................................  $     (4.02)   $     (5.03)   $     (11.85)
                                                      ===========    ===========    ============
  Pro forma.........................................  $     (4.02)   $     (5.25)   $     (12.34)
                                                      ===========    ===========    ============



     The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:



                                                                            OPTIONS CURRENTLY
                                        OPTIONS OUTSTANDING                    EXERCISABLE
                              ---------------------------------------    -----------------------
                                               WEIGHTED
                                               AVERAGE       WEIGHTED                   WEIGHTED
                                              REMAINING      AVERAGE                    AVERAGE
          EXERCISE              NUMBER       CONTRACTUAL     EXERCISE      OPTIONS      EXERCISE
           PRICES             OUTSTANDING    LIFE (YEARS)     PRICE      EXERCISABLE     PRICE
          --------            -----------    ------------    --------    -----------    --------
$0.04.......................     140,624         6.25         $0.04         124,235      $0.04
$0.09.......................      38,250         6.80         $0.09          32,625      $0.09
$0.11.......................      80,501         7.57         $0.11          49,763      $0.11
$0.40.......................   1,877,063         8.66         $0.40       1,158,873      $0.40
$0.63.......................     754,626         9.30         $0.63         245,252      $0.63
                               ---------         ----                     ---------
                               2,891,064         8.65                     1,610,748
                               =========         ====                     =========



     As of December 31, 1997 and 1998, options to purchase 163,638 and 1,260,636 shares of common stock were exercisable under the Plans, respectively.


DEFERRED STOCK COMPENSATION

     During 1998 and 1999, the Company issued stock options to certain employees under the 1995 and 1997 Plan with exercise prices below the deemed fair value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded deferred stock compensation for the difference between the exercise price of the stock options and the deemed fair value of the Company's common stock at the date of grant. This deferred stock compensation is amortized to expense over the period during which the options or common stock subject to repurchase vest, generally four years, using the straight line method. As of December 31, 1998, the Company has recorded deferred stock compensation related to these options in the total amount of $1,671,599, of which $286,086 has been amortized to expense

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


during 1998. As of December 31, 1999 the Company has recorded deferred stock compensation of $6,102,291 of which $979,332 has been amortized to expense during the period.


9. EMPLOYEE BENEFIT PLAN

     The Company established a 401(k) Plan (the "Plan") to provide tax deferred salary deductions for all eligible employees. Participants may make voluntary contributions to the Plan up to 20% of their compensation, limited by certain Internal Revenue Service restrictions. The Company's matching contribution is discretionary as determined by the Board of Directors. The Company has not contributed to the Plan since its inception.

10. RELATED PARTY TRANSACTIONS


     In May 1995 the Company issued Series A preferred stock to 2C Optics. The Chairman of the Company is a member of the board of directors of 2C Optics. The Series A preferred stock was repurchased by the Company in March 1999 at a price of $0.60 per share.


     During December 1997 and February 1998, the Company issued a total of $837,187 of promissory notes to executives and stockholders. The notes bear interest at 9% per year. Principal and accrued interest are due and payable upon demand by the holder at the earlier of February 15, 1998 or the closing of the sale of preferred stock to institutional investors with aggregate proceeds of at least $500,000. The notes and accrued interest are convertible into shares of the Company's preferred stock in the event of a venture capital financing.

     During September 1998, the Company issued $1,650,000 of promissory notes to executives and stockholders. The notes bear interest at 9% per year. Principal and accrued interest are due and payable upon demand by the holder at the earlier of January 31, 1999 or the closing of the sale of preferred stock with aggregate proceeds of at least $5,000,000. The notes and accrued interest are convertible into shares of the Company's preferred stock in the event of a venture capital financing.


     All of the above promissory notes and accrued interest were converted into $2,495,978 of preferred stock in March 1999 or paid as cash of $119,099. Per the original notes agreements the holder had the right to convert the unpaid principal balance and accrued interest into shares of the Company's Preferred Stock issued in a venture capital financing at the same purchase price and upon the same terms as such shares add to other investors in such venture capital financing. The unpaid notes and accrued interest were converted into Series F preferred stock at the purchase price or $1.80 per share.


     In February 1997, the Company entered into a research collaboration (extended in March 1998) with the R.W. Johnson Pharmaceutical Research Institute, which owns shares of Series D, Series E and Series F mandatorily redeemable convertible preferred stock.


     During 1999, the Company entered into a research collaboration with PE Biosystems, whose parent PE Corporation owns shares of Series E and Series G mandatorily redeemable convertible preferred stock, and the R.W. Johnson Pharmaceutical Research Institute.



     Revenue from the above collaborations totalled $1,200,000, $600,000 and $1,660,000 for the years ended December 31, 1997, 1998 and 1999, respectively.



     In addition in April 1998 the Company entered into a collaboration with PE Biosystems whose parent Corporation is a Series F investor. This agreement is described in Note 5. No revenue has been received or recognized on this collaboration.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES

     The net deferred tax assets comprise:


                                                             DECEMBER 31,
                                                      --------------------------
                                                         1998           1999
                                                      -----------    -----------
Net operating loss carryforwards....................  $ 3,294,000    $ 6,000,000
Tax credit carryforwards............................      542,000        873,000
Other...............................................      (14,000)         8,000
                                                      -----------    -----------
                                                        3,822,000      6,881,000
Less: valuation allowance...........................   (3,822,000)    (6,881,000)
                                                      -----------    -----------
Net deferred tax assets.............................  $        --             --
                                                      ===========    ===========


     Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its net deferred tax assets.


     At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $15,910,000 and $10,119,000, respectively, and federal and state tax credits of approximately $441,000 and $432,000, respectively, available to offset future regular and alternative minimum taxable income. The Company's net operating loss carryforwards and tax credits expire between 2000 and 2015 if not utilized.


     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined by the tax law, utilization of the carryforwards could be restricted.

12. SUBSEQUENT EVENTS (UNAUDITED)

LEGAL MATTERS


     On January 18, 2000, Caliper filed a complaint against the Company in the U.S. District Court of the Northern District of California. The complaint alleges infringement of four U.S. patents.



     Management of the Company is currently unable to predict the final outcome of this matter and the ultimate effect, if any, on the Company's financial condition, cashflows and results of operations.



REGISTRATION



     In January 2000, the Company's board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell its common stock to the public. Upon completion of the Company's initial public offering, all of the outstanding preferred stock will be converted into shares of common stock.



STOCK SPLIT



     On February 17, 2000, the board of directors approved a 3-for-2 forward split of its preferred and common stock. All preferred stock data, common stock data and common stock option plan information in this report has been restated retroactively to reflect the split. The split has been approved by the board of directors but has not yet been approved by the Company's stockholders.

                            ACLARA BIOSCIENCES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


EMPLOYEE STOCK PURCHASE PLAN



     On February 11, 2000, the board of directors adopted the employee stock purchase plan under which 450,000 shares have been reserved and approved for issuance. The 2000 employee stock purchase plan contains successive six-month offering periods and the price of stock purchased under the plan is 85% of the lower of the fair value of the common stock either at the beginning of the period or at the end of the period.



UNASSERTED CLAIM



     The Company has received correspondence from an attorney representing a group of minority stockholders of 2C Optics (the Company's former parent company), including David Soane, one of the Company's co-founders, alleging violations of corporate and securities law by the Company and one or more of its directors with regards to the repurchase by the Company of the Series A preferred stock in March 1999.



     The attorney is threatening litigation to force the Company to sell his clients shares of the Company's stock, at $0.60 per share (the price at which they were repurchased), equal to each clients' pro rated portion of the shares repurchased. No suit has yet been filed.



PACKARD BIOSCIENCE COMPANY



     In February 2000 the Company entered into a collaboration agreement with Packard BioScience Company for the commercialization of the Company's Oasis LabCard chips. Under the agreement, the Company will work together with Packard BioScience to optimize the performance of Oasis LabCard chips in combination with automation and detection equipment and with reagents manufactured by Packard BioScience. Packard BioScience has exclusive rights to market and distribute the Oasis LabCard chips. The Company will be the exclusive supplier of Oasis LabCard chips to Packard BioScience, and will share in the net revenue from Packard BioScience's sales of Oasis LabCard chips and any instruments made specifically by Packard BioScience to be used with Oasis LabCard chips. The agreement may be terminated by either party, in its sole discretion and subject to penalties, upon 90 days prior written notice. Unless terminated earlier, the agreement will remain in effect until the expiration of the last patent subject to the agreement.



CERTIFICATE OF INCORPORATION



     On February 11, 2000 the board of directors approved the filing of an amended and restated certificate of incorporation upon completion of the Company's initial public offering. The amendment will increase the Company's authorized common stock to 150,000,000 and decrease authorized preferred stock to 15,000,000.

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THE PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     6
Special Note Regarding Forward-
  Looking Statements..................    15
Use of Proceeds.......................    16
Dividend Policy.......................    16
Capitalization........................    17
Dilution..............................    18
Selected Financial Data...............    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
Business..............................    24
Management............................    46
Certain Relationships and Related
  Party Transactions..................    56
Principal Stockholders................    60
Description of Capital Stock..........    63
Shares Eligible for Future Sale.......    66
Underwriting..........................    68
Legal Matters.........................    70
Experts...............................    70
Where You Can Find More Information...    71
Index to Financial Statements.........   F-1


DEALER PROSPECTUS DELIVERY OBLIGATIONS:

UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE IN THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
---------------------------------------------------------

LOGO


9,000,000 SHARES


COMMON STOCK
DEUTSCHE BANC ALEX. BROWN
WARBURG DILLON READ LLC
U.S. BANCORP PIPER JAFFRAY
PROSPECTUS

               , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.


                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................  $ 40,986
NASD filing fee.............................................    16,025
Nasdaq National Market listing fee..........................    90,000
Legal fees and expenses.....................................   400,000
Accounting fees and expenses................................   250,000
Printing and engraving......................................   150,000
Blue sky fees and expenses (including legal fees)...........     5,000
Transfer agent fees.........................................    10,000
Miscellaneous...............................................    27,989
                                                              --------
  Total.....................................................  $990,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Restated Certificate of Incorporation in effect as of the date hereof, and our Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     Prior to the closing of the offering, we intend to enter into agreements to indemnify our directors and officers. These agreements, among other things, require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of that person's services as a director or officer of our company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The registrant has sold and issued the following securities since January 1, 1997:


     (1) In February 1997, we issued a warrant to purchase 50,025 shares of our common stock at an exercise price of $1.33 per share to Phoenix Leasing Incorporated.



     (2) On April 17, 1997 we issued and sold an aggregate of 461,538 Series D Redeemable Preferred Stock to Johnson and Johnson Development Corporation for an aggregate purchase price of $500,000.



     (3) From December 1997 to February 1998, we entered into a Note and Warrant Purchase Agreement with Mark A. Medearis, Charles Crocker, Matthew J. Franklin, Johnson and Johnson Development Corporation, Laboratory Partners I, L.P., Laboratory Partners Companion Fund, L.P., Ampersand Specialty Materials and Chemicals II, L.P., Chemicals and Materials Enterprise Associates, L.P., S&A Biotech Investments, LLC, and David Soane. Pursuant to this agreement, we issued warrants to purchase 154,500 shares of our Series D Redeemable Preferred Stock and issued and sold Subordinated Promissory Notes in the aggregate principal amount of $837,187 to the entities listed above.



     (4) From March through April 1998, we issued an aggregate of 2,500,001 shares of Series E Redeemable Preferred Stock to Johnson and Johnson Development Corporation and PE Corporation for an aggregate purchase price of $4,500,000.


     (5) On September 3, 1998, we issued and sold Convertible Subordinated Promissory Notes in the aggregate principal amount of $1,650,000 to Johnson & Johnson Development Corporation, Lab Partners I, L.P., Lab Partners Companion Fund, L.P., Ampersand Specialty Materials and Chemicals II, L.P., Chemicals and Materials Enterprise Associates, L.P.

     (6) From January through March 1999, we issued and sold an aggregate of 10,014,999 shares of Series F Preferred Stock in a private placement to Alta California Partners II, L.P., Alta Embarcadero Partners II, L.P., TECHAMP International, L.P., Singapore Bio-Innovations Pte. Ltd., Johnson & Johnson Development Corporation, Laboratory Partners I, L.P., Laboratory Partners Companion Fund, L.P., Ampersand Specialty Materials and Chemicals II, L.P., Chemicals and Materials Enterprise Associates, L.P., CMEA Life Sciences Fund, L.P., Matthew J. Franklin, Mark Medearis, GIMV, N.V., H. Gill Sawhney, Lion Investments Ltd., Westpool Investment Trust, plc., Weber Family Trust dated 1/6/89, Burrill AgBio Capital Fund, L.P., Wendy R. Hitchcock, and Michael W. Hall for an aggregate purchase price of $18,027,000. $2.5 million of this price was paid for by the conversion of outstanding Convertible Subordinated Promissory Notes we previously issued on December 15, 1997, February 6, 1998, and September 3, 1998 to Johnson and Johnson Development Corporation, Laboratory Partners I, L.P., Laboratory Partners Companion Fund, L.P., Ampersand Specialty Materials and Chemicals II, Limited Partnership, Chemicals and Materials Enterprise Associates, L.P., Matthew Franklin, and Mark A. Medearis. At this time, we also paid the entire principal amount and interest accrued on Subordinated Promissory Notes previously issued to David Soane, Charles Crocker, and S&A Biotech Investments, LLC.



     (7) On April 29, 1999, we issued and sold an aggregate of 1,119,404 shares of Series G Redeemable Preferred Stock to PE Corporation for an aggregate purchase price of $3,000,000.



     (8) On May 28, 1999, we issued a warrant to purchase 138,890 shares of our common stock at an exercise price of $1.80 per share to TBCC Funding Trust in connection with a Master Loan and Security Agreement between Transamerica Business Credit Corporation and us.



     (9) On December 30, 1999, we issued and sold an aggregate of 1,241,723 shares of Series H Redeemable Preferred Stock to Asea Brown Boveri Inc. for an aggregate purchase price of $5,000,000.


     The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees and consultants, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about ACLARA BioSciences, Inc. or had adequate access, through their relationships with ACLARA BioSciences, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS.


     NUMBER                            DESCRIPTION
     ------                            -----------
      **1.1    Form of Underwriting Agreement
        3.1    Restated Certificate of Incorporation of ACLARA BioSciences,
               Inc. in effect as of January 20, 2000
        3.2    Bylaws of ACLARA BioSciences, Inc., as currently in effect
      **3.3    Form of Amended and Restated Certificate of Incorporation to
               be filed after the closing of the offering made under this registration statement
      **3.4    Form of Amended and Restated Bylaws of ACLARA BioSciences,
               Inc., to be in effect after the closing of the offering made under this registration statement
       *3.5    Certificate of Amendment of the Amended and Restated
               Certificate of Incorporation, filed February 16, 2000
      **4.1    Specimen Common Stock certificate
       *5.1    Form Opinion of Latham & Watkins
       10.1    Form of Indemnification Agreement between ACLARA and each of our directors and officers
       10.2    1995 Stock Option Plan
    ++*10.3    Amended and Restated ACLARA BioSciences, Inc. 1997 Stock
               Option
       10.4    Amended and Restated Investors' Rights Agreement, dated as of December 30, 1999
       10.5    Change of Control Agreement by and between Joseph M. Limber and ACLARA BioSciences, Inc., effective as of January 19,
               2000
       10.6    Change of Control Agreement by and between Herbert H. Hooper and ACLARA BioSciences, Inc., effective as of January 19,
               2000
       10.7    Change of Control Agreement by and between Wendy R.
               Hitchcock and ACLARA BioSciences, Inc., effective as of
               January 19, 2000
       10.8    Lease Agreement between ACLARA BioSciences, Inc. and The
               Pear Avenue Group, dated March 1, 1999
       10.9    Master Equipment Lease between Phoenix Leasing and Soane
               BioSciences, Inc., dated as of November 15, 1995
      +10.10   Agreement for an Exclusive Alliance to Develop, Manufacture
               and Market a Chip-Based Screening System for Cell Analysis
               between Cellomics, Inc. and ACLARA BioSciences, Inc, dated as of October 26, 1999
      +10.11   Collaboration Agreement between ACLARA BioSciences, Inc. and
               The Perkin-Elmer Corporation, dated as of March 19, 1999
      +10.12   Side Agreement between ACLARA BioSciences, Inc. and The
               Perkin-Elmer Corporation, dated as of March 19, 1999
      +10.13   Custom Instrument Development and Commercialization
               Agreement between the The R.W. Johnson Pharmaceutical
               Research Initiative, The Perkin-Elmer Corporation and ACLARA
               BioSciences, Inc., signed in March 1999
      +10.14   Collaboration Agreement between Soane BioSciences, Inc. and
               The Perkin-Elmer Corporation, dated as of April 25, 1998
       10.15   Master Loan and Security Agreement by and between ACLARA
               BioSciences, Inc. and Transamerica Business Credit
               Corporation, dated as of May 27, 1999
      *10.16   ACLARA BioSciences, Inc. Employee Stock Purchase Plan
    +**10.17   Agreement between Packard BioScience Company and ACLARA
               BioSciences, dated as of February 21, 2000
      *10.18   Consulting Agreement with Dr. Eric Lander dated as of
               January 15, 2000

     NUMBER                            DESCRIPTION
     ------                            -----------
      *23.1    Consent of PricewaterhouseCoopers LLP
      *23.2    Consent of Latham & Watkins (included in Exhibit 5.1)
       23.3    Consent of Director-Elect
       24.1    Powers of Attorney (See Signature Page on Page II-6)
       27.1    Financial Data Schedule


-------------------------

 * Filed herewith.



** To be supplied by amendment.


 + Confidential treatment has been requested for portions of this agreement.


++ Replaces previously filed exhibit.


(b) FINANCIAL STATEMENT SCHEDULES.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mountain View, State of California, on this 22 day of February, 2000.


                                          ACLARA BioSciences, Inc.


                                          By:     /s/ JOSEPH M. LIMBER

                                            ------------------------------------
                                              Name: Joseph M. Limber
                                              Title: President and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Joseph
M. Limber and Wendy R. Hitchcock, and each of them individually, as attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of the individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as her or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or each of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
/s/ ERIC S. LANDER                                     Director                     February 22, 2000
-----------------------------------------------------
Eric S. Lander

/s/ ANDRE F. MARION                                    Director                     February 22, 2000
-----------------------------------------------------
Andre F. Marion

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated:



                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
/s/ JOSEPH M. LIMBER                                   President, Chief Executive   February 22, 2000
-----------------------------------------------------  Officer and Director
Joseph M. Limber                                       (Principal Executive
                                                       Officer)

/s/ WENDY R. HITCHCOCK                                 Chief Financial Officer      February 22, 2000
-----------------------------------------------------  (Principal Financial and
Wendy R. Hitchcock                                     Accounting Officer)

*                                                      Director                     February 22, 2000
-----------------------------------------------------
Thomas R. Baruch

*                                                      Director                     February 22, 2000
-----------------------------------------------------
Jean Deleage

*                                                      Director                     February 22, 2000
-----------------------------------------------------
Michael W. Hunkapiller

/s/ ERIC S. LANDER                                     Director                     February 22, 2000
-----------------------------------------------------
Eric S. Lander

/s/ ANDRE F. MARION                                    Director                     February 22, 2000
-----------------------------------------------------
Andre F. Marion

*                                                      Director                     February 22, 2000
-----------------------------------------------------
David J. Parker

                          *By: /s/ WENDY R. HITCHCOCK
         --------------------------------------------
                 Wendy R. Hitchcock
                  Attorney-in-Fact

                                 EXHIBIT INDEX


     NUMBER                            DESCRIPTION
     ------                            -----------
      **1.1    Form of Underwriting Agreement
        3.1    Restated Certificate of Incorporation of ACLARA BioSciences,
               Inc. as currently in effect
        3.2    Bylaws of ACLARA BioSciences, Inc., as currently in effect
      **3.3    Form of Amended and Restated Certificate of Incorporation to
               be filed after the closing of the offering made under this registration statement
      **3.4    Form of Amended and Restated Bylaws of ACLARA BioSciences,
               Inc., to be in effect after the closing of the offering made under this registration statement
       *3.5    Certificate of Amendment of the Amended and Restated
               Certificate of Incorporation, filed February 16, 2000
      **4.1    Specimen Common Stock certificate
       *5.1    Form Opinion of Latham & Watkins
       10.1    Form of Indemnification Agreement between ACLARA and each of our directors and officers
       10.2    1995 Stock Option Plan
    *++10.3    Amended and Restated ACLARA BioSciences, Inc. 1997 Stock
               Option Plan
       10.4    Amended and Restated Investors' Rights Agreement, dated as of December 30, 1999
       10.5    Change of Control Agreement by and between Joseph M. Limber and ACLARA BioSciences, Inc., effective as of January 19,
               2000
       10.6    Change of Control Agreement by and between Herbert H. Hooper and ACLARA BioSciences, Inc., effective as of January 19,
               2000
       10.7    Change of Control Agreement by and between Wendy R.
               Hitchcock and ACLARA BioSciences, Inc., effective as of
               January 19, 2000
       10.8    Lease Agreement between ACLARA BioSciences, Inc. and The
               Pear Avenue Group, dated March 1, 1999
       10.9    Master Equipment Lease between Phoenix Leasing and Soane
               BioSciences, Inc., dated as of November 15, 1995
      +10.10   Agreement for an Exclusive Alliance to Develop, Manufacture
               and Market a Chip-Based Screening System for Cell Analysis
               between Cellomics, Inc. and ACLARA BioSciences, Inc, dated as of October 26, 1999
      +10.11   Collaboration Agreement between ACLARA BioSciences, Inc. and
               The Perkin-Elmer Corporation, dated as of March 19, 1999
      +10.12   Side Agreement between ACLARA BioSciences, Inc. and The
               Perkin-Elmer Corporation, dated as of March 19, 1999
      +10.13   Custom Instrument Development and Commercialization
               Agreement between the The R.W. Johnson Pharmaceutical
               Research Initiative, The Perkin-Elmer Corporation and ACLARA
               BioSciences, Inc., signed in March 1999
      +10.14   Collaboration Agreement between Soane BioSciences, Inc. and
               The Perkin-Elmer Corporation, dated as of April 25, 1998
       10.15   Master Loan and Security Agreement by and between ACLARA
               BioSciences, Inc. and Transamerica Business Credit
               Corporation, dated as of May 27, 1999
      *10.16   ACLARA BioSciences, Inc. Employee Stock Purchase Plan
    +**10.17   Agreement between Packard BioScience Company and ACLARA
               BioSciences, dated as of February 21, 2000
      *10.18   Consulting Agreement with Dr. Eric Lander dated as of
               January 15, 2000
      *23.1    Consent of PricewaterhouseCoopers LLP
      *23.2    Consent of Latham & Watkins (included in Exhibit 5.1)
       23.3    Consent of Director-Elect
       24.1    Powers of Attorney (See Signature Page on Page II-6)
       27.1    Financial Data Schedule


-------------------------

 * Filed herewith.



** To be supplied by amendment.


 + Confidential treatment has been requested for portions of this agreement.


++ Replaces previously filed exhibit.